As filed with the Securities and Exchange Commission on December 22, 2017
Registration No. 333-220735
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________________
AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________________________________________________________________________
Sensata Technologies Holding plc
(Exact name of registrant as specified in its charter)
____________________________________________________________________________________

United Kingdom	98-1386780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Sensata Technologies Holding plc
Interface House, Interface Business Park
Bincknoll Lane
Royal Wootton Bassett
Swindon SN4 8SY
United Kingdom
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________________________________________________________
Corporation Service Company
2711 Centerville Road
Wilmington, Delaware 19808
Telephone: (866) 403-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________________________________________________________
Copies of all communications, including communications sent to agent for service, should be sent to:
Steven Reynolds
Vice President, General Counsel
Sensata Technologies Holding N.V.
529 Pleasant Street
Attleboro, Massachusetts 02703
Telephone: (508) 236-3800
____________________________________________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);
:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Ordinary Shares, €0.01 nominal value per share (1)	178,562,449	$47.39	$8,462,074,458.11	$980,754.43

(1)
Ordinary Shares, par value €0.01 per share, of Sensata Technologies Holding plc, a public limited company, incorporated under the laws of England and Wales (“Sensata-UK”), to be issued in connection with the merger described in this registration statement (the “Merger”).

(2)
Represents the maximum number of Ordinary Shares expected to be issued by the registrant to the shareholders of Sensata Technologies Holding N.V. (“Sensata-Netherlands”), a Dutch company in connection with the Merger.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (f) under the Securities Act of 1933, as amended (the “Securities Act”), based upon a market value of $47.39 for each share of registered stock of Sensata-Netherlands, which is the average high and low sale price of the ordinary shares of Sensata-Netherlands, as reported on the New York Stock Exchange on September 25, 2017. In connection with the Merger, each registered share of Sensata-Netherlands will be converted into the right to receive one Ordinary Share of Sensata-UK.

(4)	Previously paid
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may change. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where such an offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 22, 2017
Dear Shareholders:
You are cordially invited to an Extraordinary Meeting of Shareholders (the “Extraordinary Meeting”) of Sensata Technologies Holding N.V. (“Sensata-Netherlands”), to be held on                 , 2018, at                 , at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands. Only shareholders of record at the close of business on                 , 2017 are entitled to receive notice of and to vote at the Extraordinary Meeting or any adjournment or postponement thereof. Details of the business to be presented at the Extraordinary Meeting can be found in the accompanying Notice of Extraordinary Meeting of Shareholders and proxy statement/prospectus.
The board of directors of Sensata-Netherlands (the “Sensata-Netherlands Board”) has unanimously approved a plan to change our parent company’s location of incorporation from the Netherlands to the United Kingdom (the “UK”). To effect this change at the Extraordinary Meeting, you will be asked to approve the cross-border merger between Sensata-Netherlands and Sensata Technologies Holding plc (“Sensata-UK”), a newly formed, public limited company incorporated under the laws of England and Wales, with Sensata-Netherlands being the disappearing entity and Sensata-UK being the surviving entity (the “Merger”), pursuant to the common draft terms of the cross-border legal merger (the “Merger Proposal”), a copy of which is attached to this proxy statement/prospectus as Annex A. If approved by our shareholders, the Merger would result in Sensata-UK becoming the publicly-traded parent of the subsidiary companies that are currently controlled by Sensata-Netherlands and would result in your holding ordinary shares in Sensata-UK (the “Ordinary Shares”) rather than in Sensata-Netherlands.
After the Merger, as we describe in the proxy statement/prospectus, your rights under the laws of England and Wales as a holder of Ordinary Shares will differ from your current rights under Dutch law as a holder of Sensata-Netherlands ordinary shares. In addition, Sensata-UK’s articles of association (the “Sensata-UK Articles”) differ in some respects from Sensata-Netherlands’ articles of association (the “Sensata-Netherlands Articles”), as further described in the proxy statement/prospectus.
The Merger will not affect the number of ordinary shares you hold or your relative economic ownership interest. Sensata-UK, together with its subsidiaries, will continue to conduct our business in substantially the same manner as is currently being conducted by Sensata-Netherlands and its subsidiaries. We expect the Ordinary Shares to be listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “ST,” the same symbol under which your ordinary shares of Sensata-Netherlands are currently listed and traded. We will remain subject to the U.S. Securities and Exchange Commission (the “SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. generally accepted accounting principles (“GAAP”). We will also continue to have annual meetings of shareholders for the election of directors and annual shareholder advisory votes on executive compensation as required by SEC rules. Furthermore, we will comply with additional reporting and governance requirements of the laws of England and Wales.
Under Dutch tax law, certain holders of ordinary shares in Sensata-Netherlands that are subject to tax in the Netherlands and realize a capital gain in connection with the Merger will generally recognize a taxable gain or loss on the exchange of such shares for Ordinary Shares in the Merger. However, such shareholders may possibly apply roll-over relief as a result of which such gain will not be recognized for Dutch tax purposes. Under U.S. federal income tax law, holders of ordinary shares of Sensata-Netherlands generally will not recognize gain or loss on the exchange of such shares for shares of Sensata-UK in the Merger. Please see “Material Tax Considerations Relating to the Merger” for further information. We urge you to consult your own tax advisor regarding your particular tax consequences.
We currently anticipate that the Merger will become effective in the first quarter of 2018, although we may postpone or abandon the Merger at any point prior to its completion, including after obtaining shareholder approval.
The proxy statement/prospectus provides you with detailed information regarding the Merger. We encourage you to read this entire proxy statement/prospectus carefully. In particular, before voting you should carefully consider “Risk Factors Related to the Merger,” beginning on page 28 for a discussion of risks related to the Merger.
The Sensata-Netherlands Board has determined that the Merger is advisable and in the best interests of Sensata-Netherlands and its shareholders and, as a result, has unanimously approved the Merger Proposal. The Sensata-Netherlands Board recommends that you vote “FOR” the Merger and also recommends that you vote “FOR” each other proposal described in this proxy statement/prospectus.
Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Extraordinary Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Extraordinary Meeting, you may withdraw any previously submitted proxy and vote in person.
Sincerely,

Paul Edgerley
Chairman of the Board

Neither the SEC nor the UK’s Financial Conduct Authority (the “FCA”) has approved or disapproved of the securities to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the EU Prospectus Directive, the EU Prospectus Regulation, and (or) the FCA’s Prospectus Rules.

This proxy statement/prospectus is dated                  , 2017, and is being first sent or made available to shareholders of Sensata-Netherlands along with a form of proxy card or voting instruction card on or about             , 2017.

NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS
                 ,2017
TO THE SHAREHOLDERS OF SENSATA TECHNOLOGIES HOLDING N.V.:
Notice is hereby given that Sensata Technologies Holding N.V. (“Sensata-Netherlands”) will hold an Extraordinary Meeting of Shareholders (the “Extraordinary Meeting”) on                  , 2018, at                 , at the offices of Loyens & Loeff N.V., located at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands for the following purposes:

1.
To approve the amendment of the articles of association of Sensata-Netherlands (the “Sensata-Netherlands Articles”) in connection with the proposed Merger, as defined herein, and authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles.

2.
To approve the cross-border merger between Sensata-Netherlands and Sensata Technologies Holding plc (“Sensata-UK”), a newly-formed public limited company incorporated under the laws of England and Wales, with Sensata-Netherlands being the disappearing entity and Sensata-UK being the surviving entity (the “Merger”), pursuant to the common draft terms of the cross-border legal merger (the “Merger Proposal”), a copy of which is attached to this proxy statement/prospectus as Annex A.

3.	To transact such other business as may properly come before the Extraordinary Meeting or any adjournments thereof.
The Sensata-Netherlands Board recommends that you vote FOR proposals (1) and (2) above.
Important Notice Regarding the Availability of Proxy Materials for the Extraordinary Meeting of Shareholders to be held on                  , 2018: Our Notice of Extraordinary Meeting of Shareholders and Proxy Statement/Prospectus are available at http://investors.sensata.com.
Copies of the agenda for the Extraordinary Meeting and related documents may be obtained free of charge at our offices in Hengelo, the Netherlands and Attleboro, Massachusetts by shareholders and other persons entitled to attend the Extraordinary Meeting and their representatives as of the date hereof until the close of the Extraordinary Meeting. Copies of these documents are also available on our website (www.sensata.com ) or by contacting us at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com.
The Sensata-Netherlands Board has fixed the close of business on                        , 2017 as the record date for the Extraordinary Meeting. Only holders of ordinary shares of Sensata-Netherlands, according to American Stock Transfer & Trust Company or our shareholders’ register in the Netherlands, as of that time, or such shareholders’ proxies, are entitled to receive notice of, and to attend, address, and vote at, the Extraordinary Meeting and any adjournments thereof. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Extraordinary Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the Extraordinary Meeting is            .
There are                  legally issued ordinary shares under Dutch law, which, as of the record date, includes                  legally issued ordinary shares that we have repurchased but that have not been legally retired and                  legally issued ordinary shares that have been forfeited but not yet legally retired.
In accordance with the Sensata-Netherlands Articles, if you wish to attend the Extraordinary Meeting, you must notify the Sensata-Netherlands Board of your intention no later than                 , 2017, by submitting your name and number of shares beneficially owned to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc.,

Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or to investors@sensata.com. All of the ordinary shares of Sensata-Netherlands traded on the NYSE are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the “DTC”). If you own ordinary shares of Sensata-Netherlands through a broker, the holder of those shares in the book entry system of the DTC is Cede & Co. as the broker’s nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in the book entry system of the DTC. If you own your ordinary shares through a broker and you wish to attend the Extraordinary Meeting, you must provide us with appropriate evidence of ownership of and authority to vote the shares no later than                 , 2017. Access to the Extraordinary Meeting is permitted only after verification of personal identification.
If you do not plan to attend the Extraordinary Meeting, please complete, date, and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
****

By Order of the Board,

Paul Edgerley
Chairman of the Board

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus incorporates documents by reference which contain important business and financial information about us that is not included in or delivered with this proxy statement/prospectus and which documents are described under “Incorporation of Certain Information by Reference,” and “Where You Can Find More Information.” These documents are available to any shareholder, including any beneficial owner, free of charge upon request directed to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attn: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703. To ensure timely delivery of these documents, any request should be made no later than 10 business days prior to the Extraordinary Meeting. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in this proxy statement/prospectus.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date this proxy statement/prospectus. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document.
Neither Sensata-Netherlands nor Sensata-UK is making an offer of the securities in any country, state, province, or territory where such offer is not permitted. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the EU Prospectus Directive, the EU Prospectus Regulation, or the FCA’s Prospectus Rules.

Sensata Technologies Holding N.V.
Jan Tinbergenstraat 80, 7559 SP Hengelo
The Netherlands
31-74-357-8000

PROXY STATEMENT
FOR
EXTRAORDINARY MEETING OF SHAREHOLDERS

To Be Held on                 , 2018

GENERAL INFORMATION ABOUT THE MERGER AND THE EXTRAORDINARY MEETING
The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed Merger (as defined herein) and the Extraordinary Meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes, and documents referred to or incorporated by reference in this proxy statement/prospectus for more information. For instructions on obtaining the documents incorporated by reference, refer to “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
Why am I receiving this proxy statement/prospectus?
We are seeking your approval at the Extraordinary Meeting of a proposal that would result in a corporate reorganization of Sensata Technologies Holding N.V. (“Sensata-Netherlands”), our current public holding company, and its subsidiary companies in order to change our parent company’s location of incorporation from the Netherlands to the United Kingdom (the “UK”). The corporate reorganization, which will be effected by the Merger, requires shareholder approval, which is why you are receiving this proxy statement/prospectus.
What is the Merger?
In order to effect the corporate reorganization of Sensata-Netherlands and its subsidiary companies, Sensata-Netherlands will merge into Sensata Technologies Holding plc (“Sensata-UK”), with Sensata-UK surviving the merger (the “Merger”). Upon completion of the Merger, you will receive, as consideration, one ordinary share of Sensata-UK (an “Ordinary Share”) in exchange for each ordinary share of Sensata-Netherlands you hold immediately prior to the Merger, and all of the assets and liabilities of Sensata-Netherlands shall transfer by universal succession of title to Sensata-UK. Following the Merger, Sensata-UK will continue to conduct the same business through its subsidiary companies as Sensata-Netherlands conducted prior to the Merger.
Who are the parties to the Merger?
The parties to the Merger, which are described in this proxy statement/prospectus, are Sensata-Netherlands, our current public holding company, and Sensata-UK, a newly-formed, public limited company incorporated under the laws of England and Wales.
Why do you want to have your publicly traded parent incorporated in the UK?
In reaching its decision to approve the Merger Proposal and recommend the Merger for your approval, the Sensata-Netherlands board of directors (the “Sensata-Netherlands Board”) identified the following potential material benefits of having our publicly-traded parent incorporated under the laws of England and Wales:

•	The Merger will allow us to be incorporated in a jurisdiction in which we have significant operations. Our acquisitions of Schrader Electronics on October 14, 2014 and the CST sensing businesses on

December 1, 2015 significantly increased our presence in the UK. For example, immediately prior to the Schrader acquisition we had 255 employees in the Netherlands and 19 in the UK, while today, we have 260 employees in the Netherlands and 1,515 employees in the UK.

•
The UK is generally thought by investors to be a shareholder-friendly corporate governance environment. For example, in a recent, well publicized transaction, a NYSE-listed Dutch company utilized a form of Dutch foundation, or Stichting, which is not available under the laws of England and Wales, to thwart an unsolicited takeover offer that many shareholders believed was in their interest. In addition, the law of England and Wales has other features that we believe will be perceived by investors to be more shareholder friendly, such as permitting shareholder derivative actions and providing for a faster process and lower required ownership threshold for shareholders to initiate a general meeting.

•
Our strategy is to deploy capital in a manner that creates the greatest value for our shareholders. To achieve this we continuously assess various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for shareholders. As a company incorporated in England and Wales, we believe we will increase our flexibility and effectiveness in allocating and deploying capital as a result of the additional flexibility under the law of England and Wales for us to engage in share buy backs, as, unlike the Netherlands, the UK does not levy withholding tax in respect of share buybacks. In addition, unlike a company organized under Dutch law, under the law of England and Wales, we will also generally not be subject to tax on any dividends we may receive on securities that we hold. While we have never declared or paid cash dividends on our ordinary shares and do not currently intend to declare a cash dividend in the foreseeable future, we anticipate that (i) UK non-resident taxpayer rules for dividend and capital gains income derived from Sensata-UK and (ii) the absence of dividend withholding tax under the law of England and Wales could reduce the administrative and financial burden for us and our shareholders.

•
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from a shareholders' and international banking perspective.

•
We will no longer be required to have at least 50% of our shareholders resident in the United States or the Netherlands to obtain tax treaty benefits under the US/Netherlands Tax Treaty and US/Ireland Tax Treaty, and will therefore no longer be required to regularly analyze the ultimate beneficial owners of our stock. Additionally, as a Dutch company, we do not qualify for the publicly traded test of Article 26(2)(c)(i) under the US and Netherlands Tax Treaty, but instead rely on the tax residency of our shareholders in order to qualify for treaty benefits in certain jurisdictions, including Ireland. Currently, if the ownership tests under the US/Netherlands Tax Treaty and US/Ireland Tax Treaty were not met, interest payments made by U.S. entities within our consolidated group would be subject to withholding tax at a rate of 30%. Based on the annual interest due by U.S. entities in our consolidated group during our most recently completed tax year, the potential withholding tax to which we would have been subject absent the benefits available under these treaties would have been approximately $47 million. After the Merger, we believe that we will satisfy the publicly traded test under the US and UK Tax Treaty and will therefore be able to rely on the public entities ownership test and not the ultimate shareholders test to qualify for the treaty benefits in those jurisdictions. While we do not expect that this will result in a change in the type or amount of tax treaty benefits available to us, we believe that it will streamline and simplify the process by which we demonstrate our eligibility for these benefits.

Refer to “Summary of the Merger — Reasons for the Merger,” included elsewhere in this proxy statement/prospectus, for additional information. We cannot assure you that the anticipated benefits of the Merger will be realized. In addition to the potential benefits described above, the Merger will expose you and us to risks. Refer to “Risk Factors Relating to the Merger” and “Cautionary Statements Regarding Forward-Looking Statements,” included elsewhere in this proxy statement/prospectus, for a description of certain risks associated with the Merger.

Will the company relocate its headquarters to the UK?
Our principal executive offices will remain in Attleboro, Massachusetts.
Will the Merger affect your current or future operations?
While changing our parent company’s location of incorporation is expected to position us to capture the benefits described above, we believe that the Merger should otherwise have no material impact on how we conduct our day-to-day operations. Where we conduct our future operations will depend on a variety of factors including the worldwide demand for our products and the overall needs of our customers, independent of our legal domicile. Refer to “Risk Factors Relating to the Merger” and “Cautionary Statements Regarding Forward-Looking Statements,” included elsewhere in this proxy statement/prospectus, for a discussion of various ways in which the Merger could have an adverse effect on us.
Will the Merger dilute my economic interest?
The Merger will not dilute your economic interest in the Sensata group. Immediately after the completion of the Merger, Sensata-UK will own, directly or indirectly, all of the subsidiaries currently owned by Sensata-Netherlands. Further, you will own the same number of Ordinary Shares as the number of shares you owned of Sensata-Netherlands. Finally, the number of Ordinary Shares in issue will be the same as the number of ordinary shares of Sensata-Netherlands in issue immediately before consummation of the Merger, subject to the effects of the Merger described under “Proposal 2 — Approval of the Merger.”
Will the Merger result in any changes to my rights as a shareholder?
Your rights as a shareholder of Sensata-Netherlands are governed by Dutch law and Sensata-Netherlands’ articles of association (the “Sensata-Netherlands Articles”). After the Merger, you will become a shareholder of Sensata-UK and your rights will be governed by the laws of England and Wales and Sensata-UK’s articles of association (the “Sensata-UK Articles”). The legal system governing companies organized under the laws of England and Wales differs from the legal system governing companies organized under Dutch law. Refer to “Comparison of Rights of Shareholders,” included elsewhere in this proxy statement/prospectus, for a summary of differences of shareholder rights resulting from the Merger.
What are the major actions that have been performed or will be performed to effect the Merger?
We have taken or will take the actions listed below to effect the Merger:

•	Sensata-UK was incorporated under the laws of England and Wales as a public limited company for the sole purpose of engaging in the Merger;

•	Shareholders vote on the Merger at the Extraordinary Meeting;

•
If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with The Companies (Cross-Border Mergers) Regulations 2007 (the “UK Regulations”).

•
Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.

As a result of the Merger:

•	all assets and liabilities of Sensata-Netherlands shall transfer by universal succession of title to Sensata-UK;

•	Sensata-Netherlands will cease to exist;

•
each shareholder will receive, as consideration for the Merger, one Ordinary Share in Sensata-UK in exchange for each ordinary share in Sensata-Netherlands held immediately prior to the effective time of the Merger (excluding treasury shares held by Sensata-Netherlands), except to the extent that any such shareholder exercises his, her or its withdrawal rights;

•	each share of Sensata-Netherlands will be canceled and will cease to exist; and

•	Sensata-UK will assume all rights and obligations of Sensata-Netherlands (including under employee equity-based plans of Sensata-Netherlands) by operation of law.
Will the Merger have an impact on your operating expenses or effective tax rate, going forward?
We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger to have a material effect on our worldwide effective tax rate.
Is the Merger taxable to me?
Subject to the qualifications and assumptions described in this proxy statement/prospectus, under U.S. federal income tax law, U.S. holders of ordinary shares of Sensata-Netherlands will not recognize gain or loss upon the exchange of Sensata-Netherlands ordinary shares for Ordinary Shares pursuant to the Merger. Please see “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations” for further information.
As is discussed below under “Material Tax Considerations Relating to the Merger — Dutch Tax Considerations,” under Dutch tax law, holders of shares in Sensata-Netherlands will not be subject to Dutch dividend withholding tax as a result of the Merger if and to the extent that the aggregate amount of any cash compensation received by the holders of such shares in connection with the exercise of withdrawal rights does not exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Certain holders of shares in Sensata-Netherlands that are subject to tax in the Netherlands as a resident or non-resident taxpayer and realize a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, certain shareholders receiving shares in Sensata-UK in exchange for all their shares in Sensata-Netherlands in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognized for Dutch tax purposes.
As is discussed below under “Material Tax Considerations Relating to the Merger - UK Tax Considerations,” for UK tax purposes, holders of shares of Sensata-Netherlands who are not resident in the UK for UK tax purposes will not be subject to UK corporation tax or capital gains tax as a result of the Merger unless they carry on a trade in the UK through a permanent establishment (where the shareholder is a company) or a trade, profession or vocation in the UK through a branch or agency (where the shareholder is not a company) and has used, held or acquired such shares for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate). Individual shareholders who may be treated as being temporarily non-resident for UK tax purposes should however have regard to the further details described in “Material Tax Considerations Relating to the Merger — UK Tax Considerations.”
Please refer to “Material Tax Considerations Relating to the Merger” for a description of the material U.S. federal income tax and certain Dutch and UK tax consequences of the Merger to Sensata-Netherlands and its shareholders. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you.
Has the U.S. Internal Revenue Service, Dutch Tax Authority, or H.M. Revenue & Customs issued a ruling on the Merger?
No ruling has been obtained from the U.S. Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger.
We have received a ruling from the Dutch Tax Authority (de Belastingdienst) confirming, based on our representations, among other things, that: (1) the participation exemption applies to the benefits stemming from the shareholding in Sensata Technologies Intermediate Holding B.V. that will be realized as a result of the Merger; (2) the Merger is not a taxable event for dividend withholding tax purposes and will as such not result in an obligation to withhold Dutch dividend withholding tax; (3) Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that cash compensation received by holders in connection with the exercise of their withdrawal rights exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes; and (4) the Merger does not have Dutch VAT implications.
No ruling has been obtained from H.M. Revenue & Customs regarding the UK tax consequences of the Merger.
Is the Merger a taxable transaction for either Sensata-Netherlands or Sensata-UK?
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-Netherlands paying Dutch corporate income tax.
Sensata-UK will be within the scope of UK corporation tax following the Merger. However, based on current UK tax law and practice, Sensata-UK does not expect it will be subject to material levels of UK tax.
What types of information and reports will Sensata-UK make available following the Merger?
After the effective time of the Merger, we will remain subject to U.S. Securities and Exchange Commission (“SEC”) reporting requirements. Accordingly, and in order to comply with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will continue to make publicly available consolidated financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and reported in U.S. dollars. In addition, we will remain subject to the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable corporate governance rules of The New York Stock Exchange (the “NYSE”). These requirements include, for example, independence requirements for board committee composition, annual certification requirements, and auditor independence rules. After the effective time of the Merger we must also comply with additional reporting requirements of the laws of England and Wales.
What are the closing conditions to the Merger?
The Merger cannot be completed without satisfying certain conditions, the most important of which is that shareholders must approve the adoption of the Merger Proposal at the Extraordinary Meeting. In addition, there are other conditions, which we expect to complete on a timely basis, such as the requirement to obtain authorization for listing the Ordinary Shares on the NYSE and receipt of certain legal opinions. Refer to “Summary of the Merger — Merger Conditions,” included elsewhere in this proxy statement/prospectus, for additional information.
When do you expect the Merger to be completed?
We intend to complete the Merger as quickly as possible. If the Merger is approved by the requisite vote of our shareholders and other conditions to closing are satisfied, we will request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with. In addition, we will request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with The Companies (Cross-Border Mergers) Regulations 2007 (the “UK Regulations”). Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The completion of the Merger is subject to the satisfaction or waiver of all of the conditions to the Merger. The Sensata-Netherlands Board may also resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger. Refer to “Summary of the Merger — Merger Conditions,” included elsewhere in this proxy statement/prospectus for additional information.
What will I receive for my Sensata-Netherlands ordinary shares?
You will receive, as consideration for the Merger, one Ordinary Share of Sensata-UK in exchange for each share of Sensata-Netherlands you hold immediately prior to the effective time of the Merger.
Do I have to take any action to exchange my Sensata-Netherlands ordinary shares and receive the Ordinary Shares that I become entitled to receive as a result of the Merger?
All of the shares of Sensata-Netherlands traded on the NYSE are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the “DTC”). If you own shares of Sensata-Netherlands through a broker, the registered holder of those shares in the book entry system of the DTC is Cede & Co. as the broker’s nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in the book entry system of the DTC.
Beneficial owners of shares held in street name through a bank, broker, or other nominee will not be required to take any action.
What happens to Sensata-Netherlands’ equity-based awards at the effective time of the Merger?
In connection with the Merger, Sensata-UK will assume, and become the plan sponsor of, each employee benefit and compensation plan, arrangement, and agreement that is currently sponsored, maintained, or contributed to by Sensata-Netherlands (including each equity and incentive plan and any awards outstanding thereunder at the effective time of the Merger) (the “Assumed Plans”).
At the effective time of the Merger and pursuant to the terms of the Merger Proposal, each outstanding option to acquire ordinary shares of Sensata-Netherlands and each other equity-based award issued by Sensata-Netherlands that is in issue immediately prior to the effective time of the Merger will be converted, as applicable, into an option to acquire or an award covering the same number of Ordinary Shares, which option or award will have the same terms and conditions as the option or other equity-based award from which it was converted (including, in the case of options, the same exercise price).
Why will a reduction of capital be undertaken following the Merger?
Under the laws of England and Wales, Sensata-UK will be able to declare future dividends, make distributions or repurchase shares only out of “distributable reserves” on its statutory balance sheet. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will however give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-Netherlands pursuant to the Merger exceeds the nominal value of the Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve by issuing a non-voting bonus share to MaplesFS UK Group Services Limited (“MaplesFS”), to hold in trust for the benefit of the holders of Ordinary Shares. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves.
Can I trade Sensata-Netherlands shares between the date of this proxy statement/prospectus and the effective time of the Merger?
Ordinary shares of Sensata-Netherlands will continue trading on the NYSE through the last trading day prior to the date of completion of the Merger. Please note, however, that, if you vote against the Merger, you cannot trade your ordinary shares in Sensata-Netherlands if you would like to exercise your withdrawal right.
After the Merger is complete, where can I trade Ordinary Shares?
We expect the Ordinary Shares to be listed and traded on the NYSE under the symbol “ST,” the same symbol under which your ordinary shares of Sensata-Netherlands are currently listed and traded.
Are Sensata-Netherlands shareholders able to exercise withdrawal rights?
If the Merger is approved by the shareholders, any shareholder of Sensata-Netherlands that voted against the Merger has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation in accordance with the Dutch Civil Code (“DCC”) within one month after the Extraordinary Meeting. A withdrawing shareholder can make use of the withdrawal right only in respect of ordinary shares in Sensata-Netherlands that such shareholder (i) held at the record date of the Extraordinary Meeting and for which the shareholder voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the ordinary shares in Sensata-Netherlands for which it duly exercised its withdrawal right, and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect. Refer to “Proposal 2 — Approval of the Merger,” included elsewhere in this proxy statement/prospectus, for additional information.
What will I need in order to attend the Extraordinary Meeting?
In accordance with the Sensata-Netherlands Articles, shareholders must inform us in writing of their intention to attend the Extraordinary Meeting. Such notice should be sent to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 or investors@sensata.com. If you own your ordinary shares through a broker and you wish to attend the Extraordinary Meeting, you must also provide us with appropriate evidence of ownership of and authority to vote the shares no later than            , 2017. Access to the Extraordinary Meeting is permitted only after verification of personal identification.
What am I voting on?
You are being asked to vote on the following proposals at the Extraordinary Meeting:

1.
To approve the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger and authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles.

2.	To approve the Merger.
Who is entitled to vote?
Only shareholders of record of the ordinary shares of Sensata-Netherlands at the close of business on           , 2017, according to American Stock Transfer & Trust Company LLC, our registrar and transfer agent, or our shareholders’ register in the Netherlands, or such shareholders’ proxies, will be entitled to attend and vote at the

Extraordinary Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Extraordinary Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the Extraordinary Meeting is                 .
Is there a quorum requirement for the Extraordinary Meeting?
There is no quorum requirement under the Sensata-Netherlands Articles or Dutch law for the Extraordinary Meeting.
How many votes are required to approve the proposal?
The affirmative vote of a majority (greater than 50%) of the votes cast in person or by proxy at the Extraordinary Meeting and entitled to vote on the proposal is required to approve the amendment of the Sensata-Netherlands Articles in connection with the Merger.
In addition, to be validly approved, the Merger requires the affirmative vote of a majority of the votes cast in person or by proxy at the Extraordinary Meeting and entitled to vote if at least 50% of the issued share capital is represented (either in person or by proxy) at the meeting. If less than 50% of the issued share capital is represented at the Extraordinary Meeting, a majority of two-thirds of the votes cast is required.
Ordinary shares abstaining from voting will count as ordinary shares present at the Extraordinary Meeting but will not count for the purpose of determining the number of votes cast.
Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares that it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain “non-routine” proposals. Both Proposal 1 (regarding the amendment of the Sensata-Netherlands Articles in connection with the Merger) and Proposal 2 (regarding the approval of the Merger) are “non-routine” proposals. If you do not instruct your broker how to vote with respect to that proposal, your broker will not vote with respect to that proposal and your shares will be recorded as broker non-votes. Broker non-votes will not count as ordinary shares present at the Extraordinary Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are ordinarily shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
How many votes do I have?
Each Sensata-Netherlands ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy card or on a ballot voted in person at the Extraordinary Meeting. Ordinary shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the ordinary shares are broker non-votes.
How does the Sensata-Netherlands Board recommend that I vote?
The Sensata-Netherlands Board recommends that you vote your shares:

•
FOR the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger and the authorization of any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles.

•	FOR the approval of the Merger.
How do I vote my shares without attending the Extraordinary Meeting?
If you are unable to attend the Extraordinary Meeting, you can vote by proxy. There are two ways to vote by proxy, which are:

•	By internet — you can vote by internet by going to the website www.proxyvote.com and following the instructions on our proxy card; or

•	By mail — you can vote by mail by completing, signing, dating, and mailing our enclosed proxy card.
By giving us your proxy, you are authorizing the individuals named on the proxy card, the proxies, to vote your ordinary shares in the manner you indicate. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on each of the proposals.
If you vote by proxy without indicating your instructions, your shares will be voted:

•
For the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger and the authorization of any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to affect the aforementioned amendment of the Sensata-Netherlands Articles; and

•	For the approval of the Merger.
May I vote at the Extraordinary Meeting rather than by proxy?
You can vote at the Extraordinary Meeting in person or by proxy. However, we recommend that you vote by proxy even if you plan to attend the Extraordinary Meeting. You can always attend the Extraordinary Meeting and revoke your proxy by voting in person.
What does it mean if I receive more than one set of proxy materials on or about the same time?
It generally means that you hold shares registered in more than one account. To ensure that all your shares are voted, please complete, sign, date, and mail each proxy card or, if you vote by internet, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
A shareholder may revoke a proxy at any time prior to its exercise by (i) giving to our Vice President, Investor Relations a written notice of revocation of the proxy’s authority, (ii) submitting a duly completed proxy bearing a later date, or (iii) attending the Extraordinary Meeting and voting in person. Your attendance at the Extraordinary Meeting alone will not revoke your proxy.
How are votes counted?
Each Sensata-Netherlands ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the Extraordinary Meeting. Ordinary shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the ordinary shares are broker non-votes.
Who will count the votes?
Broadridge Financial Solutions Inc. will be appointed as the Inspector of Election to tabulate votes.
Could other matters be decided at the Extraordinary Meeting?
As of the date of this proxy statement/prospectus, we are not aware of any matters to be raised at the Extraordinary Meeting other than those referred to in this proxy statement/prospectus.
If other matters are properly presented at the Extraordinary Meeting for consideration and you are a shareholder of record and have submitted a proxy card, then the persons named in your proxy card will have the discretion to vote on those matters for you.
Who is soliciting my proxy?

Proxies are being solicited by the Sensata-Netherlands Board.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, internet and facsimile transmission. In addition, we have hired                 to assist in soliciting proxies. We expect to pay approximately $                 plus reasonable out-of-pocket expenses for these services.
Is my vote confidential?
Proxy cards and voting tabulations that identify individual shareholders are mailed or returned directly to the Inspectors of Election and handled in a manner that protects your voting privacy. Your vote will not be disclosed except:

•	as needed to permit the Inspector of Election to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Sensata-Netherlands Board.
In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.
Company Information and Mailing Address
Sensata Technologies Holding N.V. is a Dutch public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. Sensata Technologies Holding plc is a public limited company, incorporated under the laws of England and Wales.
Our ordinary shares trade, and we expect they will continue to trade after the Merger, in U.S. dollars on the NYSE under the symbol “ST.” Our principal executive offices in the United States are located at 529 Pleasant Street, Attleboro, Massachusetts 02703. Our telephone number at that address is 1 (508) 236-3800. Our website address is www.sensata.com. Information on our website is not incorporated into this proxy statement/prospectus.
The terms “Company,” “Sensata,” “we,” “our” or “us,” as used herein, refer to Sensata Technologies Holding N.V., prior to the effective time of the Merger, and to Sensata Technologies Holding plc after the effective time of the Merger, or unless otherwise stated or indicated by context.

SUMMARY OF THE MERGER

Parties to the Merger
The parties to the Merger described in this proxy statement/prospectus are Sensata-Netherlands and Sensata-UK.
Sensata-Netherlands is our current public holding company and is incorporated under the laws of the Netherlands. Through its subsidiary companies, Sensata-Netherlands engages in the development, manufacture, and sale of sensors and controls. Sensata-Netherlands and its subsidiaries produce a wide range of sensors and controls for applications such as pressure sensors in automotive systems, heavy vehicle and off-road, as well as industrial systems; thermal circuit breakers in aircraft; and bimetal current and temperature control devices in electric motors. The origins of Sensata-Netherlands and its subsidiaries trace back to entities that have been engaged in the sensors and controls business since 1916.
Sensata-UK is a newly formed, public limited company incorporated under the laws of England and Wales. Sensata-UK has minimal assets and no liabilities, and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Merger.
The Merger
In accordance with the terms of the Merger Proposal, Sensata-Netherlands, our current public holding company, will merge into Sensata-UK, a newly-formed public limited company incorporated under the laws of England and Wales, with Sensata-UK surviving the Merger. The Merger will also result in (i) the issuance of one Ordinary Share of Sensata-UK as merger consideration in exchange for each ordinary share in Sensata-Netherlands held immediately prior to the effective time of the Merger and (ii) the assets and liabilities of Sensata-Netherlands being transferred by universal succession of title to Sensata-UK. Upon the Merger becoming effective ordinary shares of Sensata-Netherlands will be canceled and cease to exist and each holder of ordinary shares of Sensata-Netherlands will cease to have any rights with respect to such ordinary shares in Sensata-Netherlands.
Reasons for the Merger
In reaching its decision to approve the Merger Proposal and recommend the Merger for your approval, the Sensata-Netherlands Board identified the following potential material benefits of having our publicly-traded parent incorporated under the laws of England and Wales:

•
The Merger will allow us to be incorporated in a jurisdiction in which we have significant operations. Our acquisitions of Schrader Electronics on October 14, 2014 and the CST sensing businesses on December 1, 2015 significantly increased our presence in the UK. For example, immediately prior to the Schrader acquisition we had 255 employees in the Netherlands and 19 in the UK, while today, we have 260 employees in the Netherlands and 1,515 employees in the UK.

•
The UK is generally thought by investors to be a shareholder-friendly corporate governance environment. For example, in a recent, well publicized transaction, a NYSE-listed Dutch company utilized a form of Dutch foundation, or Stichting, which is not available under the laws of England and Wales, to thwart an unsolicited takeover offer that many shareholders believed was in their interest. In addition, the law of England and Wales has other features that we believe will be perceived by investors to be more shareholder friendly, such as permitting shareholder derivative actions and providing for a faster process and lower required ownership threshold for shareholders to initiate a general meeting.

•
Our strategy is to deploy capital in a manner that creates the greatest value for our shareholders. To achieve this we continuously assess various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for shareholders. As a company incorporated in England and Wales, we believe we will increase our flexibility and effectiveness in allocating and deploying capital as a result of the additional flexibility under the law of England and Wales for us to engage in share buy backs, as, unlike the Netherlands, the UK does not levy withholding tax in respect of share buybacks. In addition, unlike a company organized under Dutch law, under the law of England and Wales, we will also generally not be subject to tax on any dividends we may receive on securities that we hold. While we have never declared or paid cash dividends on our ordinary shares and do not currently intend to declare a cash dividend in the foreseeable future, we anticipate that (i) UK non-resident taxpayer rules for dividend and capital gains income derived from Sensata-UK and (ii) the absence of dividend withholding tax under the law of England and Wales could reduce the administrative and financial burden for us and our shareholders.

•
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from a shareholders' and international banking perspective.

•
We will no longer be required to have at least 50% of our shareholders resident in the United States or the Netherlands to obtain tax treaty benefits under the US/Netherlands Tax Treaty and US/Ireland Tax Treaty, and will therefore no longer be required to regularly analyze the ultimate beneficial owners of our stock. Additionally, as a Dutch company, we do not qualify for the publicly traded test of Article 26(2)(c)(i) under the US and Netherlands Tax Treaty, but instead rely on the tax residency of our shareholders in order to qualify for treaty benefits in certain jurisdictions, including Ireland. Currently, if the ownership tests under the US/Netherlands Tax Treaty and US/Ireland Tax Treaty were not met, interest payments made by U.S. entities within our consolidated group would be subject to withholding tax at a rate of 30%. Based on the annual interest due by U.S. entities in our consolidated group during our most recently completed tax year, the potential withholding tax to which we would have been subject absent the benefits available under these treaties would have been approximately $47 million. After the Merger, we believe that we will satisfy the publicly traded test under the US and UK Tax Treaty and will therefore be able to rely on the public entities ownership test and not the ultimate shareholders test to qualify for the treaty benefits in those jurisdictions. While we do not expect that this will result in a change in the type or amount of tax treaty benefits available to us, we believe that it will streamline and simplify the process by which we demonstrate our eligibility for these benefits

Though we expect the Merger to provide us with the benefits described above, the Merger will expose Sensata-Netherlands and its shareholders to some risks. The Sensata-Netherlands Board was cognizant of and considered a variety of risks or potential risks, including the possibility of uncertainty created by the Merger and the change in our legal domicile, the fact that we expect to incur costs to complete the Merger, the fact that English corporate law imposes different obligations on us and other risks discussed under “Risk Factors Relating to the Merger.” After completing its review of the expected benefits and the potential advantages of the Merger, the Sensata-Netherlands Board unanimously approved the Merger Proposal, and has recommended that shareholders vote for the Merger. Nevertheless, we cannot assure you that the anticipated benefits of the Merger will be realized.
Merger Conditions
If the Merger is approved by the Extraordinary Meeting of Sensata-Netherlands, the completion of the Merger will remain subject to the satisfaction or, at our discretion, waiver to the extent permitted by applicable law of the following conditions:

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no decree, injunction or stop order with respect thereto shall be in effect;

•	the Ordinary Shares are authorized for listing on the NYSE, subject to official notice of issuance;

•	the Ordinary Shares have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

•	the resolutions to amend the Sensata-Netherlands Articles have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•	the terms of the Merger Proposal have been approved at a court-convened shareholders’ meeting of Sensata-UK in accordance with the UK Regulations;

•	the resolutions approving and giving effect to the Merger have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•
the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Senior Notes due 2023 (the “4.875% Notes”), the 5.625% Senior Notes due 2024 (the “5.625% Notes”), and the 5.00% Senior Notes due 2025 (the “5.000% Notes”) issued by Sensata Technologies B.V., an indirect, wholly owned subsidiary of Sensata-Netherlands (“Sensata BV”), (b) the holders of the 6.250% Senior Notes due 2026 (the “6.250% Notes,” and together with the 4.875% Notes, the 5.625% Notes and the 5.000% Notes, the “Notes”) issued by Sensata Technologies UK Financing Co. plc, an indirect, wholly owned subsidiary of Sensata-Netherlands (“Sensata Technologies UK,” and together with Sensata BV, the “Issuers”), and (c) the lenders under the Credit Agreement dated as of May 12, 2011 by and among Sensata BV and certain of its affiliates, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders thereunder, as amended from time to time (the “Credit Agreement”);

•
a declaration shall have been received from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the DCC or, in case of any opposition pursuant to the DCC, a declaration that such opposition was withdrawn or discharged;

•
the aggregate number of ordinary shares in Sensata-Netherlands for which a withdrawal application has been made shall represent less than 1% of the issued and outstanding share capital in Sensata-Netherlands at the expiry of the withdrawal period;

•
a Dutch civil law notary selected by Sensata-Netherlands shall have issued the pre-merger compliance certificate and delivered it to Sensata-Netherlands, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies;

•	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger in accordance with the UK Regulations;

•
the issuance of an order by the UK High Court approving the completion of the Merger pursuant to the UK Regulations, following the joint application of Sensata-Netherlands and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described above;

•	any statutory, court or official prohibition to complete the Merger shall have expired or been terminated;

•	no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or UK governmental entity; and

•
no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-Netherlands to be lower than the paid-up share capital increased with the aggregate amount of cash compensation due to withdrawing shareholders who have exercised their withdrawal right with respect to the Merger.
The Sensata-Netherlands Board does not intend to waive (where capable of waiver) any of these or any other conditions unless it determines that the Merger is in the best interest of Sensata-Netherlands and its shareholders despite the conditions not being satisfied in whole or in part. Notwithstanding the foregoing, the Sensata-Netherlands Board may resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger, including for the reasons described under “Risk Factors,” included elsewhere in this proxy statement/prospectus.
In addition, the expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.
Effective Time
If the Merger is approved by the requisite vote of our shareholders and other conditions to implement the Merger are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.
Capital Reduction (see page 36)
Under the laws of England and Wales, Sensata-UK will be able to declare and pay future dividends, make distributions, or repurchase shares only out of “distributable reserves” on its statutory balance sheet. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as distributable reserves. However, the Merger will result in a “merger reserve” on the balance sheet of Sensata-UK in an amount equal to the excess of the net book value of the net assets transferred to Sensata-UK from Sensata-Netherlands, pursuant to the Merger, compared to the nominal value of the Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve by issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves.
Regulatory Matters
We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various provisions of Dutch law and the laws of England and Wales.
Material Tax Considerations Relating to the Merger (see page 41)
U.S. Federal Income Taxes. Subject to the qualifications and assumptions described in this proxy statement/prospectus under the heading “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations,” the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the tax consequences to U.S. holders of Sensata-Netherlands ordinary shares will be as follows:

•	a U.S. holder will not recognize gain or loss upon the exchange of Sensata-Netherlands ordinary shares for Ordinary Shares pursuant to the Merger;

•
a U.S. holder’s aggregate tax basis for the Ordinary Shares received in the Merger will equal the U.S. holder’s aggregate tax basis in the Sensata-Netherlands ordinary shares surrendered in the Merger; and

•	the holding period of the Ordinary Shares received by a U.S. holder in the Merger will include the holding period of the Sensata-Netherlands ordinary shares surrendered in exchange therefor.

If a U.S. holder receives cash (rather than Ordinary Shares) in exchange for such holder’s Sensata-Netherlands ordinary shares as a result of the U.S. holder’s exercise of appraisal or withdrawal rights or as a result of a squeeze-out of minority shareholders, then such U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s tax basis in the Sensata-Netherlands ordinary shares exchanged therefor.
Dutch Taxes. As is discussed below under “Material Tax Considerations Relating to the Merger — Dutch Tax Considerations,” under Dutch tax law, holders of ordinary shares in Sensata-Netherlands will not be subject to Dutch dividend withholding tax as a result of the Merger, if and to the extent that the aggregate amount of any cash compensation received by the holders of such shares in connection with the exercise of withdrawal rights does not exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Certain holders of ordinary shares in Sensata-Netherlands that are subject to tax in the Netherlands and realize a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, shareholders receiving shares in Sensata-UK in exchange for all their ordinary shares in Sensata-Netherlands in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognized for Dutch tax purposes.
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-Netherlands paying Dutch corporate income tax.
UK Taxes. Stamp duty and/or stamp duty reserve tax ("SDRT") are imposed in the UK on certain transfers of securities (which include shares in companies incorporated in the UK) at a rate of 0.5% of the consideration paid for the transfer. Certain transfers of shares to depositaries or into clearance systems are charged a higher rate of 1.5%. Transfers of interests in shares within a depositary or clearance system, and from a depositary to a clearance system, are generally exempt from stamp duty and SDRT.
Transfers of Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. We are not aware that any such election has been made by DTC.
Other Tax Considerations. For shareholders of Sensata-Netherlands who are citizens or residents of, or otherwise subject to taxation in, a country other than the United States, the Netherlands or the UK, the tax treatment of the Merger will depend on the applicable tax laws in such country.
Please refer to “Material Tax Considerations Relating to the Merger” for a description of the material U.S. federal income tax and material Dutch and UK tax consequences of the Merger to Sensata-Netherlands and its shareholders. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation.
Rights of Shareholders (see page 57)
Many of the principal attributes of Sensata-Netherlands’ ordinary shares and Sensata-UK’s ordinary shares will be similar. However, if the Merger is consummated, your future rights as a holder of Ordinary Shares (of Sensata-UK) will differ from your current rights as a holder of ordinary shares of Sensata-Netherlands. The Sensata-UK Articles will differ from the Sensata-Netherlands Articles mostly to the extent that the laws of England and Wales differ from Dutch law. Other than as required by the laws of England and Wales or Dutch law, we believe that the rights of shareholders under the Sensata-UK Articles are comparable to those under the Sensata-Netherlands Articles.

Exchange of Shares
Your ownership of Ordinary Shares will be recorded in book entry form by your bank, broker, or other nominee if you are currently a beneficial holder of ordinary shares of Sensata-Netherlands in “street name,” with no need for any additional action on your part.
If you are a registered uncertificated holder, following the effective time of the Merger, Ordinary Shares will be delivered to American Stock Transfer & Trust Company, LLC, the exchange agent for the Merger, for delivery to you, or in “street name” through DTC, upon return of the deed of transfer. See “Proposals Relating to the Merger — Exchange of Shares; Delivery of Shares to Former Record Holders” for further information.
Stock Exchange Listing
It is a condition to the completion of the Merger that the Ordinary Shares will be authorized for listing and trading on the NYSE, subject to official notice of issuance and satisfaction of other standard conditions. We will submit an application to the NYSE and expect that, immediately following the effective time of the Merger, the Ordinary Shares of Sensata-UK will be listed and traded on the NYSE under the symbol “ST,” which is the same symbol under which shares of Sensata-Netherlands are currently listed and traded.
Withdrawal Rights
If shareholders approve the adoption of the Merger Proposal, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation in accordance with the DCC within one month following the Extraordinary Meeting. A shareholder who elects to file such a request can make use of such right only in respect of the ordinary shares of Sensata-Netherlands that such shareholder held at the record date of the Extraordinary Meeting and for which such shareholder (i) voted against adoption of the Merger Proposal and (ii) still holds at the time of submitting its request for compensation and at the effective time of the Merger. Upon the Merger taking effect, such shareholder will not receive Ordinary Shares. Instead, such shareholder will receive cash compensation (net of any dividend withholding tax that is required to be withheld by Dutch law) for the ordinary shares of Sensata-Netherlands for which it duly exercised its withdrawal rights, and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect.
In anticipation of the Merger, the Sensata-Netherlands Board proposes to amend the Sensata-Netherlands Articles to include a criterion under which the amount of compensation to withdrawing shareholders who elect to exercise their withdrawal right can be established objectively. The criterion is such that, if possible, the amount of compensation corresponds to the value of the ordinary shares in Sensata-Netherlands at the effective time of the Merger, so that the shareholders of Sensata-Netherlands are treated equally as much as possible, regardless of whether they voted in favor of or against the Merger.
The amount of compensation per share in Sensata-Netherlands for which withdrawal rights have been exercised shall be determined on the basis of the average closing price per share provided on a daily basis by the NYSE over a period of the last twenty (20) trading days immediately prior to the date the Merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes.
Consent Solicitation
The receipt of any and all requisite consents and approvals from the holders of the Notes and the lenders under the Credit Agreement is a condition to the completion of the Merger.
In connection with the Merger, on October 10, 2017, Sensata BV and Sensata Technologies UK completed consent solicitations and received the requisite consents with respect to (a) the 4.875% Notes, the 5.625% Notes, and the 5.000% Notes; and (b) the 6.250% Notes in relation to certain amendments (the “Notes Amendments”) under the respective indentures governing the Notes. The Notes Amendments will amend the definition of the term “Change of Control” in each indenture so that, among other things, the Merger, will not constitute a “Change of Control” under the indentures. The Notes Amendments will become operative only upon the Issuers’ payment of consent fees in the amount of approximately $3.5 million. If the consent fees with respect to the relevant Notes has not been paid on or prior to the earlier of (i) the date of the consummation of the Merger and (ii) March 29, 2018, the Notes Amendments with respect to the related indenture will not become operative. The Issuers are not obligated to make the Notes Amendments operative by paying such consent fees.
In addition, on November 7, 2017, Sensata BV and certain of its affiliates entered into an amendment to the Credit Agreement, which, among other things, clarified certain definitions in the Credit Agreement relating to the Merger.
Accounting Treatment of the Merger under U.S. GAAP
The Merger is considered a common control transaction under U.S. GAAP. Because transactions among entities under common control do not result in a change in control at the ultimate parent company level, the ultimate parent company’s consolidated financial statements will not be affected by a common control transaction outside of transaction and advisory-related costs as well as any payments made with respect to withdrawal rights. If any withdrawal rights are exercised as a result of the Merger, the consideration paid for Sensata-Netherlands shares, including any incremental directly attributable costs, will be recorded as a deduction from shareholders’ equity.
As of the date of this proxy statement/prospectus, Sensata-Netherlands holds treasury shares. Such treasury shares will cease to exist as part of the Merger, which will have the effect of decreasing the total number of Ordinary Shares issued after the Merger as compared to the number of Ordinary Shares of Sensata-Netherlands issued before the Merger. All treasury shares will be cancelled and the cumulative historical value will be included within additional paid-in capital.
Market Price and Dividend Information
On September 28, 2017, the last full trading day before the public announcement of the proposed Merger, the closing sales price of Sensata-Netherlands’ shares as reported by the NYSE was $47.46 per share. On                 , 2017, the most recent practicable date before the date of this proxy statement/prospectus, the closing price of our ordinary shares as reported by the NYSE was $                 per share.

SELECTED HISTORICAL FINANCIAL DATA
The following tables set forth selected historical consolidated financial data for Sensata-Netherlands.
The selected consolidated statements of operations and other financial data for the nine months ended September 30, 2017 and 2016 and the selected consolidated balance sheet data as of September 30, 2017 have been derived from Sensata-Netherlands’ unaudited historical consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The selected consolidated statements of operations and other financial data for the years ended December 31, 2016, 2015, and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from the audited consolidated financial statements contained in Sensata-Netherlands’ Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this proxy statement/prospectus.
The selected consolidated statements of operations and other financial data for the years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013, and 2012 have been derived from Sensata-Netherlands’ audited financial statements not included or incorporated by reference in this proxy statement/prospectus.

(Amounts in thousands, except per share data)	For the nine months ended September 30,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statements of Operations Data:
Net revenue	$2,466,199	$2,413,892	$3,202,288	$2,974,961	$2,409,803	$1,980,732	$1,913,910
Operating costs and expenses:
Cost of revenue	1,601,190	1,574,763	2,084,261	1,977,799	1,567,334	1,256,249	1,257,547
Research and development	97,032	95,240	126,665	123,666	82,178	57,950	52,072
Selling, general and administrative	227,256	224,637	293,587	271,361	220,105	163,145	141,894
Amortization of intangible assets	121,578	151,572	201,498	186,632	146,704	134,387	144,777
Restructuring and special charges	18,768	3,167	4,113	21,919	21,893	5,520	40,152
Total operating costs and expenses	2,065,824	2,049,379	2,710,124	2,581,377	2,038,214	1,617,251	1,636,442
Profit from operations	400,375	364,513	492,164	393,584	371,589	363,481	277,468
Interest expense, net	(120,578)	(125,201)	(165,818)	(137,626)	(106,104)	(93,915)	(99,222)
Other, net	7,190	4,892	(4,901)	(50,329)	(12,059)	(35,629)	(5,581)
Income before taxes	286,987	244,204	321,445	205,629	253,426	233,937	172,665
Provision for/(benefit from) income taxes	47,759	48,297	59,011	(142,067)	(30,323)	45,812	(4,816)
Net income	$239,228	$195,907	$262,434	$347,696	$283,749	$188,125	$177,481

Net income per share — basic	$1.40	$1.15	$1.54	$2.05	$1.67	$1.07	$1.00
Net income per share — diluted	$1.39	$1.14	$1.53	$2.03	$1.65	$1.05	$0.98

Weighted-average ordinary shares outstanding — basic	171,116	170,656	170,709	169,977	170,113	176,091	177,473
Weighted-average ordinary shares outstanding — diluted	172,023	171,359	171,460	171,513	172,217	179,024	181,623

($ in thousands)	For the nine months ended September 30,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Other Financial Data:
Net cash provided by/(used in):
Operating activities	$372,279	$396,351	$521,525	$533,131	$382,568	$395,838	$397,313
Investing activities	(97,674)	(139,145)	(174,778)	(1,166,369)	(1,430,065)	(87,650)	(62,501)
Financing activities	(13,061)	(299,582)	(337,582)	764,172	940,930	(403,831)	(13,400)
Capital expenditures	(103,536)	(94,584)	(130,217)	(177,196)	(144,211)	(82,784)	(54,786)

	As of September 30,	As of December 31,
	2017	2016	2015	2014	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$612,972	$351,428	$342,263	$211,329	$317,896	$413,539
Working capital	1,103,337	758,189	412,748	441,258	537,139	616,317
Total assets	6,537,937	6,240,976	6,298,910	5,087,507	3,479,692	3,626,272
Total debt, capital lease and other financing obligations	3,267,850	3,273,594	3,600,991	2,812,734	1,704,834	1,802,536
Total shareholders’ equity	2,182,525	1,942,007	1,668,576	1,302,892	1,141,588	1,222,294

Summary Pro Forma Financial Information
Pro forma financial statements for Sensata-UK are not presented in this proxy statement/prospectus because no significant pro forma adjustments are required to be made to the historical audited consolidated financial statements of Sensata-Netherlands for the year ended December 31, 2016.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, including any documents incorporated by reference herein, includes certain “forward-looking statements” within the meaning of the Securities Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements also relate to our future prospects, developments, and business strategies. These forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “forecast,” “continue,” “intend,” “plan,” and similar terms or phrases, or the negative of such terminology, including references to assumptions. However, these terms are not the exclusive means of identifying such statements.
Forward-looking statements contained herein, or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us, and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict, and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurances that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.
We believe that the following important factors, together with those described in “Risk Factors Relating to the Merger,” included elsewhere in this proxy statement/prospectus, could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	the adoption of the Merger Proposal may not be approved by our shareholders;

•	the Sensata-Netherlands Board may choose to postpone or abandon the Merger at any time prior to completion, including after shareholder approval;

•
changes in U.S., Dutch or English laws, including tax laws, that could effectively preclude us from completing the Merger, reduce or eliminate the benefits expected to be achieved from the Merger, or otherwise adversely affect our business;

•	any negative publicity resulting from the proposed Merger having an adverse effect on our business;

•
an SEC stop order or other action or any other decree, order, or injunction preventing the registration statement of which this proxy statement/prospectus is a part from becoming or remaining effective or preventing us from holding the Extraordinary Meeting or completing the Merger;

•	an inability to satisfy all of the conditions to closing set forth in the Merger Proposal;

•	an inability to realize expected benefits from the Merger or the occurrence or difficulties in connection with the Merger;

•	costs related to the Merger, which could be greater than expected;

•	adverse conditions in the automotive industry have had, and may in the future have, adverse effects on our business;

•	competitive pressures could require us to lower our prices or result in reduced demand for our products;

•
integration of acquired companies, including the acquisition of August Cayman Company, Inc. (“Schrader”) and certain subsidiaries of Custom Sensors & Technologies Ltd. In the U.S., the UK, and France, as well as certain assets in China (collectively, “CST”), and any future acquisitions, joint ventures, and (or) dispositions, may require significant resources and (or) result in significant unanticipated losses, costs, or liabilities, and we may not realize all of the anticipated operating synergies and cost savings from acquisitions;

•
risks associated with our non-U.S. operations, including compliance with export control regulations, foreign currency risks, and the potential for changes in socio-economic conditions and (or) monetary and fiscal policies, including as a result of the impending exit of the UK from the European Union;

•	we may incur material losses and costs as a result of intellectual property, product liability, warranty, and recall claims that may be brought against us;

•
taxing authorities could challenge our historical and future tax positions or our allocation of taxable income among our subsidiaries, or tax laws to which we are subject could change in a manner adverse to us;

•	labor disruptions or increased labor costs could adversely affect our business;

•
our level of indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations or comply with the covenants contained in the credit agreements; and

•	risks associated with security breaches and other disruptions to our information technology infrastructure.
Moreover, U.S. or foreign governments or taxing authorities may attempt to enact new statutory or regulatory provisions that could adversely affect Sensata-UK’s tax status as a non-U.S. corporation or otherwise adversely affect Sensata-UK’s anticipated global tax position following the Merger. Retroactive actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive applications to Sensata-UK or the Merger.
You are cautioned not to place undue reliance on forward-looking statements contained in this document, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

RISK FACTORS RELATING TO THE MERGER
In considering whether to vote in favor of the proposal to approve the Merger, you should consider carefully the following risks and investment considerations in addition to the other information contained in this proxy statement/prospectus. As set forth below, we have identified material factors you should consider before making a decision on whether to vote in favor of the proposal to approve the Merger, and we have identified materials risks that could cause our actual plans or results to differ materially from those included in forward-looking statements contained or incorporated by reference in this proxy statement/prospectus. You should consider these risks when deciding how to vote. In addition, you should also review the risk factors and cautionary statements regarding forward-looking statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent reports filed with the SEC pursuant to the Exchange Act, as these filings discuss risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus.
The anticipated benefits of the Merger may not be realized.
We may not realize the benefits we anticipate from the Merger. Our failure to realize those benefits could have an adverse effect on our business, results of operations or financial condition.
Your rights as a shareholder will change as a result of the Merger.
The consummation of the Merger will change the governing law that applies to our shareholders from Dutch law (which applies to the ordinary shares of Sensata-Netherlands) to the laws of England and Wales (which apply to the Ordinary Shares). Many of the principal attributes of Sensata-Netherlands’ ordinary shares and the Ordinary Shares will be similar. However, if the Merger is consummated, your future rights as a shareholder under English corporate law will differ from your current rights as a shareholder under Dutch corporate law. In addition, the Sensata-UK Articles will differ from the Sensata-Netherlands Articles. See “Comparison of Rights of Shareholders.”
We will be subject to various UK taxes as a result of the Merger.
Sensata-UK will be within the scope of UK corporation tax following the Merger. However, based on current UK tax law and practice, Sensata-UK does not expect it will be subject to material levels of UK tax. In particular, Sensata-UK expects that the application of the UK’s “controlled foreign company” rules (under which, in some circumstances, low-taxed profits of foreign companies that are regarded as being controlled by a UK company may be taxed in the UK) should not result in Sensata-UK being subject to material levels of UK tax. Sensata-UK also expects that it should be able to repatriate cash to Sensata-UK from the rest of the Sensata group in a UK-tax efficient manner.
We will remain subject to changes in law and other factors after the Merger that may not allow us to maintain a worldwide effective corporate tax rate that is competitive in our industry.
While we believe that the Merger should not affect our ability to maintain a worldwide effective corporate tax rate that is competitive in our industry, we cannot give any assurance as to what our effective tax rate will be after the Merger. Also, the tax laws of the United States, the UK, the Netherlands and other jurisdictions could change in the future, and such changes could cause a material change in our worldwide effective corporate tax rate. In particular, legislative action could be taken by the United States, the European Union or the UK which could override tax treaties upon which we expect to rely and adversely affect our effective tax rate. As a result, our actual effective tax rate may be materially different from our expectation.
We may choose to abandon the Merger.
The Sensata-Netherlands Board may resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger.

The laws of England and Wales will require that we meet certain additional financial requirements before we declare dividends and repurchase shares following the Merger, and we have never declared a cash dividend and do not currently intend to declare a cash dividend in the foreseeable future.
As a public company, we have never declared or paid cash dividends on our ordinary shares and do not currently intend to declare a cash dividend in the foreseeable future. Our ability to declare and pay future dividends or repurchase shares will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual restrictions, other factors deemed relevant by the Sensata-Netherlands Board and restrictions imposed by the laws of England and Wales.
Under the laws of England and Wales, Sensata-UK will be able to declare dividends, make distributions or repurchase shares only out of distributable reserves on our statutory balance sheet. Distributable reserves are a company’s accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will, however, result in a “merger reserve” on the statutory balance sheet of Sensata-UK in an amount approximately equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-Netherlands pursuant to the Merger exceeds the nominal value of the Ordinary Shares issued pursuant to the Merger. We intend to create distributable reserves at Sensata-UK by capitalizing the merger reserve through issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves which may be utilized by Sensata-UK following the capital reduction. Subject to the availability of the UK High Court, we expect to receive such approval up to ten business days after the completion of the Merger. If that approval is not received however, Sensata-UK will not have sufficient distributable reserves to declare and pay dividends for the foreseeable future and Sensata-UK would be required to undertake other efforts to allow it to declare dividends or repurchase shares following the Merger. These efforts may include certain intra-group reorganizations which are generally established alternatives for the creation of distributable reserves in an English public limited company, but which we believe to be less advantageous than a court-approved reduction of capital. Sensata-UK does not currently intend to declare or pay dividends on the Ordinary Shares.
If the Ordinary Shares are not eligible for deposit and clearing within the facilities of DTC, then transactions in our securities may be disrupted.
The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.
Upon the consummation of the Merger, the Ordinary Shares will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for any stamp duty and/or SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for our Ordinary Shares. We expect these actions, among others, will result in DTC agreeing to accept the Ordinary Shares for deposit and clearing within its facilities upon consummation of the Merger.
DTC is not obligated to accept the Ordinary Shares for deposit and clearing within its facilities at the closing and, even if DTC does initially accept the Ordinary Shares, it will generally have discretion to cease to act as a depository and clearing agency for the Ordinary Shares. If DTC determined prior to the consummation of the Merger that the Ordinary Shares are not eligible for clearance within the DTC system, then we would not expect to complete the transactions contemplated by this proxy statement/prospectus in their current form. However, if DTC determined at any time after the consummation of the Merger that the Ordinary Shares were not eligible for continued deposit and clearance within its facilities, then we believe the Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the Ordinary Shares would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Ordinary Shares.

If the issuance of Ordinary Shares by Sensata-UK into DTC as part of the Merger is subject to SDRT, we may be required to indemnify DTC for the assessed amount, which could be significant.
We do not anticipate that the issuance of Ordinary Shares by Sensata-UK into DTC as part of the Merger will be subject to SDRT. While previously an SDRT charge at a rate of 1.5% of the value of the Ordinary Shares would have arisen from such a transaction, following decisions by the Court of Justice of the European Union (then the European Court of Justice) and the First-Tier Tribunal, the charge to SDRT is no longer payable when new shares are issued into a depositary receipt service or clearance service, such as DTC, when that issuance forms an integral part of the raising of capital. The published practice of Her Majesty’s Revenue & Customs (“HMRC”) states that HMRC will not seek to apply an SDRT charge in such circumstances. However, if HMRC were to determine that the issuance of the Ordinary Shares does not form an integral part of the raising of capital or is otherwise not subject to its published practices, it may seek to impose SDRT on the issuance of Ordinary Shares by Sensata-UK into DTC as part of the Merger. If that were to occur, we would be required under the terms of our expected arrangements with DTC to indemnify DTC for the assessed amount. Based on the reported closing price on the New York Stock Exchange of $       per Sensata-Netherland ordinary share on                , we expect that the aggregate amount we could be required to pay to DTC, in the event that SDRT were assessed, would be approximately $             .

PROPOSALS RELATING TO THE MERGER
The following includes a summary of the material provisions of the Merger Proposal, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Proposal and the Sensata-UK Articles in their entirety. In the event of any discrepancy between the terms of the Merger Proposal and the following summary, the Merger Proposal will prevail.
Introduction
The Sensata-Netherlands Board has unanimously approved the Merger Proposal and recommends that you approve the Merger of Sensata-Netherlands into Sensata-UK. The Merger will result in Sensata-UK becoming the publicly-traded parent of the Sensata group and thereby effectively change the place of incorporation of our publicly-traded parent company from the Netherlands to England and Wales.
The Merger you are being asked to approve at the meeting would result in Sensata-Netherlands merging with and into Sensata-UK, with Sensata-UK surviving the Merger and Sensata-Netherlands being the disappearing entity. The Merger will also result in the shares you hold in Sensata-Netherlands being exchanged for Ordinary Shares, and all of the assets and liabilities of Sensata-Netherlands being transferred to Sensata-UK.
After the Merger, you will continue to own an interest in a parent company that will continue to conduct, through its subsidiaries, the same businesses as conducted by Sensata-Netherlands before the Merger. In addition, the Merger will not dilute your economic interest in the Sensata group. The number of Ordinary Shares you will own immediately after the Merger will be the same as the number of shares you owned in Sensata-Netherlands immediately prior to the Merger, except to the extent you exercise your withdrawal rights. Further, the number of Ordinary Shares will be the same as the number of ordinary shares of Sensata-Netherlands in issue immediately before consummation of the Merger, except that:

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In connection with its formation as an English public limited company and as required by the laws of England and Wales, Sensata-UK has in issue one initial ordinary share of €1.00 (“Initial Subscriber Share”) and 57,100 non-voting redeemable shares of €1.00 each (the “Non-Voting Redeemable Shares”), all of which are held by the sole shareholder of Sensata-UK, MaplesFS. The Non-Voting Redeemable Shares will be issued without voting rights or entitlement to any dividends or distributions and will, together with the Initial Subscriber Share, be cancelled as part of the subsequent capital reduction as set out in “Capital Reduction” below. Accordingly, neither the Initial Ordinary Share nor the Non-Voting Redeemable Shares will cause any dilution of your economic interests in the Sensata group or result in the holders of those shares receiving any consideration on account of their holdings thereof.

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If the shareholders approve the Merger, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation with Sensata-Netherlands in accordance with the DCC within one month after the Extraordinary Meeting. A withdrawing shareholder can make use of the withdrawal right only in respect of the shares in Sensata-Netherlands that such shareholder (i) held at the record date of the Extraordinary Meeting and voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the ordinary shares in Sensata-Netherlands for which he, she or it duly exercised his, her or its withdrawal right and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect. See “Withdrawal Rights” for more information.

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As of the date of this proxy statement/prospectus, Sensata-Netherlands holds treasury shares. Such treasury shares will cease to exist as part of the Merger, which will have the effect of decreasing the total number of Ordinary Shares issued after the Merger as compared to the number of ordinary shares of Sensata-Netherlands issued before the Merger.

As of             , 2017, the last practicable date before the date of this proxy statement/prospectus, there were             ordinary shares of Sensata-Netherlands in issue. For a description of the Ordinary Shares, see “Description of Ordinary Shares.”
If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
Parties to the Merger
Sensata-Netherlands. Sensata Netherlands is our current public holding company incorporated under the laws of the Netherlands, with its official seat in Hengelo, the Netherlands. Sensata-Netherlands is a global industrial technology company that through its subsidiary companies engages in the development, manufacture and sale of sensors and controls. We produce a wide range of sensors and controls for applications such as pressure sensors in automotive systems, thermal circuit breakers in aircraft, and bimetal current and temperature control devices in electric motors. We can trace our origins back to entities that have been engaged in the sensors and controls business since 1916. We are a global business, with significant operations around the world.
Our sensors are customized devices that translate a physical phenomenon, such as pressure or position, into electronic signals that microprocessors or computer-based control systems can act upon. Our controls are customized devices embedded within systems to protect them from excessive heat or current. Underlying these sensors and controls are core technology platforms-thermal and magnetic-hydraulic circuit protection, micro electromechanical systems, ceramic capacitance, and monosilicon strain gage-that we leverage across multiple products and applications, enabling us to optimize our research, development, and engineering investments and achieve economies of scale.
Sensata-UK. Sensata-UK is a new company incorporated under the laws of England and Wales as a public limited company. Sensata-UK has minimal assets and no liabilities and has not engaged in any business or other activities other than in connection with its formation and the Merger. The one Initial Subscriber Share and 57,100 Non-Voting Redeemable Shares, which constitute all of the issued shares of Sensata-UK, are held by MaplesFS. As a result of the Merger, Sensata-UK will become the parent holding company of the Sensata group.
Our principal executive offices in the United States are currently located at 529 Pleasant Street, Attleboro, Massachusetts 02703. Our telephone number at that address is 1 (508) 236-3800.
Background and Reasons for the Merger
In reaching its decision to approve the Merger Proposal and recommend the Merger for your approval, the Sensata-Netherlands board of directors (the “Sensata-Netherlands Board”) identified the following potential material benefits of having our publicly-traded parent incorporated under the laws of England and Wales:

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The Merger will allow us to be incorporated in a jurisdiction in which we have significant operations. Our acquisitions of Schrader Electronics on October 14, 2014 and the CST sensing businesses on December 1, 2015 significantly increased our presence in the UK. For example, immediately prior to the Schrader acquisition we had 255 employees in the Netherlands and 19 in the UK, while today, we have 260 employees in the Netherlands and 1,515 employees in the UK.

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The UK is generally thought by investors to be a shareholder-friendly corporate governance environment. For example, in a recent, well publicized transaction, a NYSE-listed Dutch company utilized a form of Dutch foundation, or Stichting, which is not available under the laws of England and

Wales, to thwart an unsolicited takeover offer that many shareholders believed was in their interest. In addition, the law of England and Wales has other features that we believe will be perceived by investors to be more shareholder friendly, such as permitting shareholder derivative actions and providing for a faster process and lower required ownership threshold for shareholders to initiate a general meeting.

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Our strategy is to deploy capital in a manner that creates the greatest value for our shareholders. To achieve this we continuously assess various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for shareholders. As a company incorporated in England and Wales, we believe we will increase our flexibility and effectiveness in allocating and deploying capital as a result of the additional flexibility under the law of England and Wales for us to engage in share buy backs, as, unlike the Netherlands, the UK does not levy withholding tax in respect of share buybacks. In addition, unlike a company organized under Dutch law, under the law of England and Wales, we will also generally not be subject to tax on any dividends we may receive on securities that we hold. While we have never declared or paid cash dividends on our ordinary shares and do not currently intend to declare a cash dividend in the foreseeable future, we anticipate that (i) UK non-resident taxpayer rules for dividend and capital gains income derived from Sensata-UK and (ii) the absence of dividend withholding tax under the law of England and Wales could reduce the administrative and financial burden for us and our shareholders.

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The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from a shareholders' and international banking perspective.

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We will no longer be required to have at least 50% of our shareholders resident in the United States or the Netherlands to obtain tax treaty benefits under the US/Netherlands Tax Treaty and US/Ireland Tax Treaty, and will therefore no longer be required to regularly analyze the ultimate beneficial owners of our stock. Additionally, as a Dutch company, we do not qualify for the publicly traded test of Article 26(2)(c)(i) under the US and Netherlands Tax Treaty, but instead rely on the tax residency of our shareholders in order to qualify for treaty benefits in certain jurisdictions, including Ireland. Currently, if the ownership tests under the US/Netherlands Tax Treaty and US/Ireland Tax Treaty were not met, interest payments made by U.S. entities within our consolidated group would be subject to withholding tax at a rate of 30%. Based on the annual interest due by U.S. entities in our consolidated group during our most recently completed tax year, the potential withholding tax to which we would have been subject absent the benefits available under these treaties would have been approximately $47 million. After the Merger, we believe that we will satisfy the publicly traded test under the US and UK Tax Treaty and will therefore be able to rely on the public entities ownership test and not the ultimate shareholders test to qualify for the treaty benefits in those jurisdictions. While we do not expect that this will result in a change in the type or amount of tax treaty benefits available to us, we believe that it will streamline and simplify the process by which we demonstrate our eligibility for these benefits.

Though we expect the Merger to provide us with the benefits described above, the Merger will expose Sensata-Netherlands and its shareholders to some risks. The Sensata-Netherlands Board was cognizant of and considered a variety of risks or potential risks, including the possibility of uncertainty created by the Merger and the change in our legal domicile, the fact that we expect to incur costs to complete the Merger, the fact that English corporate law imposes different obligations on us and other risks discussed under “Risk Factors Relating to the Merger.” After completing its review of the expected benefits and the potential advantages of the Merger, the Sensata-Netherlands Board unanimously approved the Merger Proposal, and has recommended that shareholders vote for the Merger. Nevertheless, we cannot assure you that the anticipated benefits of the Merger will be realized.
The Merger
There are several principal steps to effect the Merger:

•	Sensata-UK was incorporated under the laws of England and Wales as a public limited company for the sole purpose of engaging in the Merger.

•	Shareholders vote on the Merger at the Extraordinary Meeting.

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If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations.

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Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.

As a result of the Merger:

•	all assets and liabilities of Sensata-Netherlands shall transfer by universal succession of title to Sensata-UK;

•	Sensata-Netherlands will cease to exist;

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each shareholder will receive, as consideration for the Merger, one Ordinary Share in exchange for each ordinary share in Sensata-Netherlands held immediately prior to the effective time of the Merger (excluding treasury shares held by Sensata-Netherlands), except to the extent that any such shareholder exercises his, her or its withdrawal rights;

•	each share of Sensata-Netherlands will be cancelled and will cease to exist; and

•	Sensata-UK will have assumed all rights and obligations of Sensata-Netherlands (including under the employee benefit plans of Sensata-Netherlands) by operation of law.
Merger Procedure
The Merger Proposal and Reports on the Merger
The Sensata-Netherlands Board and the board of directors of Sensata-UK (the “Sensata-UK Board”) have unanimously approved the Merger Proposal, which sets out the terms and conditions of the cross-border merger between Sensata-UK and Sensata-Netherlands in accordance with the EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under the DCC and for English law purposes by the UK Regulations, with Sensata-Netherlands being the disappearing entity and Sensata-UK being the surviving entity. A copy of the Merger Proposal is attached to and is part of this proxy statement/prospectus as Annex A. The Merger Proposal (together with the relevant annexes) will be filed for the UK Regulations purposes with the UK registrar of companies not less than two months before the date of a court-convened shareholders’ meeting and will be communicated to the public in the UK through a notice by the UK registrar of companies in the London Gazette at least one month before the date of such court-convened shareholders meeting. For Dutch law purposes, the Merger Proposal (together with the relevant annexes) is to be filed with the Dutch Trade Register and at the offices of Sensata-Netherlands and Sensata-UK, and communicated to the public in the Netherlands through a notice in a nationally distributed newspaper and a notice in the Dutch State Gazette (Staatscourant).
Simultaneously with the approval of the Merger Proposal, the Sensata-Netherlands Board and the Sensata-UK Board unanimously approved a joint report prepared in accordance with the UK Regulations and the DCC.

A copy of the Merger Proposal and the joint report of the directors of Sensata-UK and Sensata-Netherlands will be available (i) at the offices of Sensata-Netherlands at Jan Tinbergenstraat 80, 7559 SP Hengelo, The Netherlands as from the moment the Merger Proposal is filed and (ii) at the registered office of Sensata-UK at Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, SN4 8SY, UK one month before the court-convened shareholders’ meeting of Sensata-UK.
Implementation of the Merger
If the Merger is approved by the requisite vote of our shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
Merger Consideration
The exchange ratio to be applied in the Merger will be 1:1. As a result, upon the Merger taking effect, by virtue of such Merger and without any further action on the part of Sensata-UK or any shareholder, each shareholder in Sensata-Netherlands will receive one Ordinary Share for each share in the capital of Sensata-Netherlands he, she or it holds, except to the extent that any such shareholder exercises his, her or its withdrawal rights.
Description and Consequences of the Merger
Upon the Merger taking effect, (i) Sensata-Netherlands as disappearing entity will merge into Sensata-UK as surviving entity, (ii) each shareholder in Sensata-Netherlands, other than the withdrawing shareholders, will receive by operation of law one Ordinary Share for each ordinary share in Sensata-Netherlands held by such shareholder immediately prior to the Merger taking effect, (iii) Sensata-UK will have acquired all assets and liabilities of Sensata-Netherlands by operation of law, and (iv) Sensata-Netherlands will cease to exist.
Any trades in the ordinary shares in Sensata-Netherlands made in the two business days preceding the Merger will, as a result of the Merger taking effect and the ordinary shares in Sensata-Netherlands ceasing to exist prior to the settlement of such trades, be settled after the Merger by the delivery of Ordinary Shares.
Additional Agreements
Pursuant to the Merger Proposal, Sensata-Netherlands and Sensata-UK have agreed, among other things, that each outstanding option to acquire ordinary shares of Sensata-Netherlands and each other equity-based award issued by Sensata-Netherlands that is outstanding immediately prior to the effective time of the Merger will be converted, as applicable, into an option to acquire or an award covering the same number of Ordinary Shares, which option or award will have the same terms and conditions as the option or award from which it was converted (including, in the case of options, the same exercise price).
Merger Conditions
If the Merger is approved by the Extraordinary Meeting of Sensata-Netherlands, the completion of the Merger will remain subject to the satisfaction or, at our discretion, waiver to the extent permitted by applicable law of the following conditions:

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no decree, injunction or stop order with respect thereto shall be in effect;

•	the Ordinary Shares are authorized for listing on the NYSE, subject to official notice of issuance;

•	the Ordinary Shares have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

•	the resolutions to amend the Sensata-Netherlands Articles have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•	the resolutions to approve and give effect to the Merger have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

•	the terms of the Merger Proposal have been approved at a court-convened shareholders’ meeting of Sensata-UK in accordance with the UK Regulations;

•	the resolutions approving and giving effect to the Merger have been approved and adopted by the Extraordinary Meeting of Sensata-Netherlands;

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the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Notes, the 5.625% Notes, and the 5.000% Notes, (b) the holders of the 6.250% Notes, and (c) the lenders under the Credit Agreement;

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a declaration shall have been received from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the DCC or, in case of any opposition pursuant to the DCC, a declaration that such opposition was withdrawn or discharged;

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the aggregate number of ordinary shares in Sensata-Netherlands for which a withdrawal application has been made shall represent less than 1% of the issued and outstanding share capital in Sensata-Netherlands at the expiry of the withdrawal period;

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a Dutch civil law notary selected by Sensata-Netherlands shall have issued the pre-merger compliance certificate and delivered it to Sensata-Netherlands, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies;

•	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger in accordance with the UK Regulations;

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the issuance of an order by the UK High Court approving the completion of the Merger pursuant to the UK Regulations, following the joint application of Sensata-Netherlands and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described above;

•	any statutory, court or official prohibition to complete the Merger shall have expired or been terminated;

•	no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or UK governmental entity; and

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no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-Netherlands to be lower than the paid-up share capital increased with the aggregate amount of cash compensation due to withdrawing shareholders who have exercised their withdrawal right with respect to the Merger.

Effective Time
If the Merger is approved by the requisite vote of our shareholders and the other conditions to implement the Merger are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the UK

High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.
Termination
The completion of the Merger is subject to the satisfaction or waiver of all of the conditions to the Merger. The Sensata-Netherlands Board may also resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger. Please see “Summary — Merger Conditions” for more information.
Capital Reduction
Under the laws of England and Wales, Sensata-UK will be able to declare future dividends, make distributions or repurchase shares only out of “distributable reserves” on its statutory balance sheet. Immediately after the Merger, as a newly formed public limited company, Sensata-UK will not have any distributable reserves because, under the laws of England and Wales, the reserves previously held by Sensata-Netherlands will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will however give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-Netherlands pursuant to the Merger exceeds the nominal value of the Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve by issuing a non-voting bonus share to MaplesFS. The non-voting bonus share will be issued with a nominal value equal to the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share thereby creating distributable reserves.
The current shareholder of Sensata-UK (which is MaplesFS) passed a resolution to approve the proposed reduction of capital of Sensata-UK at a general meeting of Sensata-UK held on October 5, 2017. If the Merger is completed, we will seek to obtain the approval of the UK High Court to the capital reduction as soon as practicable following the Merger. Subject to the availability of the UK High Court, we expect to receive the approval of the UK High Court up to ten business days after the completion of the Merger.
Interests of Directors and Executive Officers in the Merger
No change of control payments or additional compensation, including relocation costs and expenses, will be payable to our directors and executive officers in connection with the Merger.
Martha Sullivan, our chief executive officer, and Jeffrey Cote, our executive vice president, Sensing Solutions and chief operating officer, are the initial directors of Sensata-UK. Neither Ms. Sullivan nor Mr. Cote will be entitled to receive any additional compensation or consideration on account of her or his position as a director of Sensata-UK.
Regulatory Matters
We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws and various provisions of Dutch law and English corporate law.
Management of Sensata-UK
Ms. Sullivan and Mr. Cote have been appointed as the initial directors of Sensata-UK. At the effective time of the Merger, Mr. Cote will step down as a director of Sensata-UK, and the other directors of Sensata-Netherlands will be appointed as the directors of Sensata-UK. At the effective time of the Merger, the officers of Sensata N.V. will become the officers of Sensata UK.
If the Merger is completed, the members of the Sensata-UK Board will hold office until the end of the next annual general meeting whereby they will retire unless they are reappointed during the meeting.
Recommendation and Required Affirmative Vote
To be validly approved, the Merger requires a resolution of the general meeting of shareholders of Sensata-Netherlands approving the Merger Proposal with a simple majority (greater than 50%) of votes cast if at least 50% of the issued share capital is represented (either in person or by proxy) at the meeting. If less than 50% of the issued share capital is represented, the approval of at least two-thirds of the votes cast is required.
The Sensata-Netherlands Board has unanimously approved the Merger Proposal and recommends that shareholders vote “FOR” the Merger.
Market Price and Dividend Information
On September 28, 2017, the last trading day before the public announcement of the Merger Proposal, the closing price of the Sensata-Netherlands shares on the NYSE was $47.46 per share. On             , 2017, the last practicable date before the date of this proxy statement/prospectus, the closing price of the Sensata-Netherlands shares was $                  per share.
As a public company, Sensata-Netherlands has never declared or paid any dividends on its ordinary shares and does not currently intend to declare a cash dividend in the foreseeable future. Our ability to declare and pay future dividends or repurchase shares will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual restrictions, other factors deemed relevant by the Sensata-Netherlands Board and restrictions imposed by the laws of England and Wales.
As discussed above in “Capital Reduction,” following completion of the Merger, Sensata-UK will undertake a court-approved capital reduction to create distributable reserves to enable Sensata-UK to declare and pay future dividends or conduct share repurchases following the capital reduction.
Comparison of Rights of Holders of Sensata-Netherlands Ordinary Shares with Holders of Sensata-UK Ordinary Shares
The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Dutch law to English Law. The legal system governing corporations incorporated under the laws of England and Wales differs from the legal system governing corporations organized under Dutch law. As a result, we are unable to adopt governing documents for Sensata-UK that are identical to the governing documents for Sensata-Netherlands. We summarize the differences between the governing documents for Sensata-Netherlands and Sensata-UK, and the changes in your rights as a shareholder resulting from the Merger, under “Comparison of Rights of Shareholders.” We believe that these changes either (i) are required by the laws of England and Wales or otherwise result from differences between the corporate laws of England and Wales and the corporate laws of the Netherlands, or (ii) relate to the change of the place of incorporation of the publicly traded parent of the Sensata group from the Netherlands to England and Wales.
The Sensata-UK Articles will differ from the Sensata-Netherlands Articles mostly to the extent that English corporate law differs from Dutch corporate law. Other than as required by the laws of England and Wales or Dutch law, we believe that the rights of shareholders under the Sensata-UK Articles are comparable to those under the Sensata-Netherlands Articles. Under the English Companies Act of 2006 (the “English Companies Act”), the financial liability of a shareholder of Sensata-UK is limited to the amount, if any, unpaid on the shares held by such shareholder. Once shares are credited as fully paid up, there is no further financial liability on the part of shareholders. Ordinary Shares issued pursuant to the Merger will be credited as fully paid up on issuance.
The characteristics of and the differences between Sensata-Netherlands shares and the Ordinary Shares are summarized under “Description of Ordinary Shares” and “Comparison of Rights of Shareholders.”

Withdrawal Rights
If the Extraordinary Meeting approves the Merger, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation in accordance with the DCC within one month after the Extraordinary Meeting. A withdrawing shareholder can make use of the withdrawal right only in respect of the shares in Sensata-Netherlands that such shareholder (i) held at the record date of the Extraordinary Meeting and for which such shareholder voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the shares in Sensata-Netherlands for which it duly exercised its withdrawal right and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect.
In anticipation of the Merger, the Sensata-Netherlands Board proposes to amend the Sensata-Netherlands Articles to include a criterion under which the amount of compensation to withdrawing shareholders who elect to exercise their withdrawal right can be established objectively. The criterion is such that, if possible, the amount of compensation corresponds to the value of the ordinary shares in Sensata-Netherlands at the effective time of the Merger, so that the shareholders of Sensata-Netherlands are treated equally as much as possible, regardless of whether they voted in favor of or against the Merger.
The amount of compensation per share in Sensata-Netherlands for which withdrawal rights have been exercised shall be determined on the basis of the average closing price per share provided on a daily basis by the NYSE over a period of the last twenty (20) trading days immediately prior to the date the Merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. For more information about the potential tax consequences associated with the exercise of withdrawal rights, see “Material Tax Considerations Relating to the Merger–Dutch Tax Considerations–Tax Consequences of the Merger–Withholding tax.”
If you are a shareholder of record and would like to exercise your withdrawal rights, please fill out the withdrawal application attached to the Merger Proposal, included as Annex A to this proxy statement/prospectus, and deliver it to:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
Attn: Corporate Secretary
529 Pleasant Street
Attleboro, MA 02703
United States of America
If you hold your shares in “street name” please contact your broker, bank, trustee or other nominee if you want to exercise your withdrawal rights.
Exchange of Shares; Delivery of Shares to Former Record Holders
The exchange of Sensata-Netherlands shares into Ordinary Shares will occur automatically at the effective time of the Merger. We expect that American Stock Transfer & Trust Company, LLC, will be appointed to serve as the exchange agent for the Merger. The exchange agent will, as soon as reasonably practicable after the effective time of the Merger, exchange Sensata-Netherlands shares for Sensata-UK’s ordinary shares to be received in the Merger pursuant to the terms of the Merger Proposal, following the receipt of a properly executed deed of transfer, where applicable.

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If you are currently a beneficial holder of Sensata-Netherlands shares (i.e., your shares are held in “street name”), your ownership of Ordinary Shares will be recorded in book entry form by your bank, broker or other nominee on the effective date of the Merger without the need for any further action on your part.

•
If you currently hold Sensata-Netherlands shares as a registered uncertificated record holder (not as a beneficial owner holding in “street name”), your shares will initially be delivered to the exchange agent and you will be sent a deed of transfer, which is to be used to surrender your Sensata-Netherlands shares in exchange for Ordinary Shares.

After the effective time of the Merger, each share of Sensata-Netherlands will no longer exist, and each book-entry share for registered holders that previously represented ordinary shares of Sensata-Netherlands will represent only the right to receive new Ordinary Shares.
American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, will serve as the address at which the share register for Sensata-Netherlands shares can be inspected prior to the effective time of the Merger. After the effective time of the Merger, American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219 will be appointed to act as Sensata-UK’s U.S. transfer agent as required under the rules of the NYSE.
Exchange of Shares for Registered Holders. If you currently hold Sensata-Netherlands shares as a registered uncertificated record holder, as soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail a deed of transfer to you. The deed of transfer will be accompanied by instructions for surrendering your shares in exchange for Ordinary Shares. The deed of transfer will also specify that delivery will be effected only upon adherence to the procedures set forth in the deed of transfer. Any such holder who wishes to transfer his, her or its shares from the custody of the exchange agent to another bank or broker will not be charged any fees to do so by the exchange agent or Sensata-UK.
Until holders of registered uncertificated shares have adhered to the procedures set forth in the deed of transfer, those holders will not be able to transfer their shares or receive dividends or distributions with a record date after the effective time of the Merger. Until Sensata-Netherlands registered uncertificated shares are surrendered for exchange, any dividends or other distributions of Sensata-UK declared after the effective time of the Merger with respect to Ordinary Shares will be paid to the exchange agent for the benefit of the registered holder. Sensata-UK will pay to former Sensata-Netherlands shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Sensata-Netherlands registered uncertificated shares. Holders of registered uncertificated shares will, however, be able to vote such shares through the exchange agent acting as their proxy prior to returning a properly completed deed of transfer.
No Liability for Securities. Any portion of the securities deposited with the exchange agent that remain undistributed to the former holders of Sensata-Netherlands shareholders at the twelve month anniversary of the effective time of the Merger will be delivered to Sensata-UK, as the surviving corporation, upon demand, or to its designee, and any former holder of Sensata-Netherlands registered uncertificated shares who has not theretofore properly adhered to the procedures set forth in the deed of transfer shall thereafter look only to Sensata-UK, as the surviving corporation, for payment of any consideration due to it hereunder.
Share Compensation Plans
In connection with the Merger, Sensata-UK will assume, and thereby become liable for, all of the Assumed Plans. Each outstanding option to acquire shares of Sensata-Netherlands and each other award issued by Sensata-Netherlands under an Assumed Plan that is outstanding immediately prior to the effective time of the Merger will be converted, as applicable, into an option to acquire or an award covering the same number of Ordinary Shares, which option or award will have the same terms and conditions as the option or award from which it was converted (including, in the case of options, the same exercise price).
Stock Exchange Listing
Sensata-Netherlands’ shares are currently listed on the NYSE. We intend to make an application so that, immediately following the effective time of the Merger, the Ordinary Shares will be listed and traded in U.S. dollars on the NYSE under the symbol “ST,” the same symbol under which the Sensata-Netherlands shares are currently listed. There is currently no established public trading market for the Ordinary Shares. We do not intend to seek an additional listing on the London Stock Exchange.

Consent Solicitation
The receipt of any and all requisite consents and approvals from the holders of the Notes and the lenders under the Credit Agreement is a condition to the completion of the Merger.
In connection with the Merger, on October 10, 2017, Sensata BV and Sensata Technologies UK completed consent solicitations and received the requisite consents with respect to (a) the 4.875% Notes, the 5.625% Notes, and the 5.000% Notes; and (b) the 6.250% Notes in relation to certain amendments (the “Notes Amendments”) under the respective indentures governing the Notes. The Notes Amendments will amend the definition of the term “Change of Control” in each indenture so that, among other things, the Merger, will not constitute a “Change of Control” under the indentures. The Notes Amendments will become operative only upon the Issuers’ payment of consent fees in the amount of approximately $3.5 million. If the consent fees with respect to the relevant Notes has not been paid on or prior to the earlier of (i) the date of the consummation of the Merger and (ii) March 29, 2018, the Notes Amendments with respect to the related indenture will not become operative. The Issuers are not obligated to make the Notes Amendments operative by paying such consent fees.
In addition, on November 7, 2017, Sensata BV and certain of its affiliates entered into an amendment to the Credit Agreement, which, among other things, clarified certain definitions in the Credit Agreement relating to the Merger.
Accounting Treatment of the Merger under U.S. GAAP
The Merger is considered a common control transaction under U.S. GAAP. Because transactions among entities under common control do not result in a change in control at the ultimate parent company level, the ultimate parent company’s consolidated financial statements will not be affected by a common control transaction outside of transaction and advisory-related costs as well as any payments made with respect to withdrawal rights. If any withdrawal rights are exercised as a result of the Merger, the consideration paid for Sensata-Netherlands shares, including any incremental directly attributable costs, will be recorded as a deduction from shareholders’ equity.
As of the date of this proxy statement/prospectus, Sensata-Netherlands holds treasury shares. Such treasury shares will cease to exist as part of the Merger, which will have the effect of decreasing the total number of Ordinary Shares issued after the Merger as compared to the number of ordinary shares of Sensata-Netherlands issued before the Merger. All treasury shares will be cancelled and the cumulative historical value will be included within additional paid-in capital.
Impact of Merger on Operating Costs and Effective Tax Rates
We expect to incur a total of approximately $9 million in transaction costs in connection with the Merger, not including any amounts paid in connection with our proposed consent solicitations to amend certain terms of the Notes and the Credit Agreement. The substantial majority of these costs will be incurred regardless of whether the Merger is completed and prior to your vote on the proposal. If all eligible holders of Notes and lenders under our Credit Agreement elect to provide their consent in the proposed consent solicitations we expect that the total amount of consent fees that we will have to pay would be approximately $12 million. The payment of these consent fees will be contingent upon the consummation of the Merger.
We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger to materially affect our worldwide effective corporate tax rate.
We believe that the cost of doing business in the UK is generally comparable to the cost of doing business in the Netherlands.

MATERIAL TAX CONSIDERATIONS RELATING TO THE MERGER
The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger. The information presented under the caption “Dutch Tax Considerations” is a discussion of the material Dutch tax consequences (1) to shareholders of the Merger and of ownership and disposition of the Ordinary Shares received in the Merger and (2) to Sensata-Netherlands of the Merger. The information presented under the caption “UK Tax Considerations” is a discussion of the material UK income tax, corporation tax and stamp duties consequences of the Merger applicable to shareholders who exchange their Sensata-Netherlands ordinary shares for Ordinary Shares in the Merger.
You should consult your own tax advisor regarding the applicable tax consequences to you of the Merger and of ownership and disposition of the Ordinary Shares under the laws of the United States (federal, state and local), the UK, the Netherlands, and any other applicable jurisdiction.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary represents the opinion of counsel to Sensata-Netherlands, Foley Hoag LLP, as to the material U.S. federal income tax consequences of the Merger applicable to U.S. holders (as defined below) who exchange their Sensata-Netherlands ordinary shares for Ordinary Shares in the Merger. This opinion is subject to the limitations, exceptions, assumptions and conditions set forth in this discussion and in counsel’s opinion filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part. The summary below is based upon the provisions of the Internal Revenue Code of 1986, as amended (referred to herein as the Code), and U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, each as in effect as of the date of this proxy statement/prospectus. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to U.S. holders described herein.
This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of each U.S. holder. In addition, it does not address consequences relevant to any U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a person who is not a U.S. holder, as defined below;

•	a dealer in securities or currencies;

•	a financial institution, regulated investment company, a real estate investment trust, insurance company or bank;

•	a tax-exempt organization;

•
a person who holds Sensata-Netherlands ordinary shares as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of ordinary shares of Sensata-Netherlands and one or more other positions;

•
a person holding Sensata-Netherlands ordinary shares who received such ordinary shares through the exercise of compensatory stock options, through a tax-qualified retirement plan or otherwise as compensation;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate;

•	a partnership, disregarded entity, S corporation or other pass-through entity (including hybrid entities);

•	a person whose “functional currency” is not the U.S. dollar;

•	a person who does not hold their Sensata-Netherlands ordinary shares as a “capital asset” within the meaning of Section 1221 of the Code; or

•	a person who acquired Sensata-Netherlands ordinary shares pursuant to the exercise of warrants or conversion rights under convertible instruments.

As used in this proxy statement/prospectus, the term “U.S. holder” means a beneficial owner of Sensata-Netherlands ordinary shares that, for U.S. federal income tax purposes, is (or is treated as):

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it either (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Sensata-Netherlands ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Sensata-Netherlands ordinary shares or any other person excluded from this summary, you should consult your tax advisors regarding the tax consequences of the Merger taking into account your particular circumstances.
The following summary also does not address (i) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Merger, (iii) the Medicare contribution tax on net investment income, and (iv) the tax consequences of transactions effectuated before, after or at the same time as the Merger (whether or not they are in connection with the Merger).
No ruling from the IRS has been or will be requested with respect to the tax consequences of the Merger. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions.
HOLDERS OF SENSATA-NETHERLANDS ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES AND ANY TAX REPORTING REQUIREMENTS.
The Merger
Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the U.S. federal income tax consequences to U.S. holders of Sensata-Netherlands ordinary shares will be as follows:

•	a U.S. holder will not recognize gain or loss upon the exchange of Sensata-Netherlands ordinary shares for Ordinary Shares pursuant to the Merger;

•
a U.S. holder’s aggregate tax basis for the Ordinary Shares received in the Merger will equal the U.S. holder’s aggregate tax basis in the Sensata-Netherlands ordinary shares surrendered in the Merger; and

•	the holding period of the Ordinary Shares received by a U.S. holder in the Merger will include the holding period of the Sensata-Netherlands ordinary shares surrendered in exchange therefor.
U.S. holders who hold their Sensata-Netherlands ordinary shares with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular Ordinary Shares received in the Merger.
As provided in applicable U.S. Treasury Regulations, each U.S. holder who receives Ordinary Shares in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. In addition, U.S. holders that own at least five percent (by vote or value) of Sensata-Netherlands immediately before the Merger will be required to file certain reorganization statements under Section 368 of the Code.
If a U.S. holder receives cash (rather than Ordinary Shares) in exchange for such holder’s Sensata-Netherlands ordinary shares as a result of the U.S. holder’s exercise of appraisal or withdrawal rights or as a result of a squeeze-out of minority shareholders, then such U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s tax basis in the Sensata-Netherlands ordinary shares exchanged therefor. Such gain or loss will be long-term capital gain or loss if the Sensata-Netherlands ordinary shares were held for more than one year at the time of the Merger. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate and the deductibility of capital losses is subject to limitations. U.S. holders who hold their Sensata-Netherlands ordinary shares with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods for each identifiable block of such shares exchanged for cash.
Information Reporting and Backup Withholding
Information reporting to the IRS may apply with respect to a U.S. holder of Sensata-Netherlands ordinary shares receiving Ordinary Shares or cash in connection with the Merger.
In addition, a U.S. holder may be subject to backup withholding for U.S. federal income tax purposes on cash received (if any) in connection with the Merger. The current backup withholding rate is 28 percent. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. holder is otherwise exempt from backup withholding. U.S. holders of Sensata-Netherlands ordinary shares should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, U.S. holders should consult with their tax advisors to determine if the U.S. holders are entitled to any tax refund or credit as a result of such backup withholding.
THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. U.S. HOLDERS OF SENSATA-NETHERLANDS ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES AND ANY TAX REPORTING REQUIREMENTS.

DUTCH TAX CONSIDERATIONS
The following summary of the material Dutch tax consequences of the Merger is based on the laws and practice in force as of the date of this proxy statement/prospectus and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to approve the Merger, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. This discussion, to the extent it states matters of Dutch tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Loyens & Loeff N.V. Such opinion is based in part on facts, assumptions, representations and determinations described in this proxy statement/prospectus and in counsel’s opinion filed as Exhibit 8.2 to the registration statement of which this proxy statement/prospectus is a part. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely impact the accuracy of this summary and such opinion.
For the purpose of this summary it is assumed that a holder of Sensata-Netherlands shares or Ordinary Shares of Sensata-UK, being an individual or a non-resident entity, does not have nor will have a substantial interest (aanmerkelijk belang) in Sensata-Netherlands or Sensata-UK.
Generally speaking, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner, directly or indirectly have, (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Also, an individual has a substantial interest in a company if his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest in such company. Generally, an individual, or his partner or relevant relative, has a deemed substantial interest in a company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for shares in such company, on a non-recognition basis.
Generally speaking, a non-resident entity has a substantial interest in a company if such entity, directly or indirectly has (i) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. Generally, an entity has a deemed substantial interest in such company if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis.
For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch corporate income tax purposes.
Where this summary refers to a holder of shares in Sensata-Netherlands or Sensata-UK, an individual holding shares in Sensata-Netherlands or Sensata-UK or an entity holding shares in Sensata-Netherlands or Sensata-UK, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in such shares or otherwise being regarded as owning such shares for Dutch tax purposes. It is noted that for purposes of Dutch income, corporate, gift and inheritance tax, assets legally owned by a third party such as a trustee, foundation or similar entity, may be treated as assets owned by the (deemed) settlor, grantor or similar originator or the beneficiaries in proportion to their interest in such arrangement.
Where the summary refers to “the Netherlands” or “Dutch” it refers only to the European part of the Kingdom of the Netherlands.
Investors are advised to consult their professional advisers as to the tax consequences in connection with the approval of the Merger and in connection with exercising their withdrawal rights.
Tax Consequences of the Merger
Tax consequences for Sensata-Netherlands
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realized on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-Netherlands paying Dutch corporate income tax. The application of the participation exemption to the shares in Sensata Technologies Intermediate Holding B.V. is confirmed in a tax ruling from the Dutch Tax Authority.
Withholding tax
The Merger as such does not constitute a taxable event for Dutch dividend withholding tax purposes. The exercise of withdrawal rights by a shareholder, however, could constitute a taxable event for Dutch tax purposes, if and to the extent that the aggregate amount of any cash compensation received by that holder exceeds the average capital recognized as paid-up on the relevant ordinary shares of Sensata-Netherlands for Dutch dividend withholding tax purposes. Dutch dividend withholding tax, generally at a rate of 15%, will generally be withheld and due if and to the extent of the amount (A) by which such cash compensation (C) exceeds the average capital recognized as paid-up (P) on the relevant ordinary shares (S) for Dutch dividend withholding tax purposes; A = C -/- (P * S). The foregoing is confirmed in a tax ruling from the Dutch Tax Authority.
The average capital recognized as paid up consists of the aggregate amount of capital contributions in whatever form or name in Sensata-Netherlands recognized for Dutch tax purposes, including (i) nominal share capital, (ii) share premium, and (iii) all informal capital. Furthermore, the average capital recognized as paid up may also be impacted by various corporate events, such as mergers, share-for-share transactions, contributions in-kind, returns of formal share capital, employee shares schemes and stock option plans. To the extent that the average capital recognized as paid up on the ordinary shares of Sensata-Netherlands may change, for instance as a result of any corporate event that occurs prior to the consummation of the Merger, Sensata-Netherlands will determine the impact on the average capital recognized as paid up between the date on which the relevant calculation was based (i.e., December, 31, 2016) and the time of the Merger. Sensata-Netherlands has determined that, as of December 31, 2016, the average capital recognized as paid up on the ordinary shares of Sensata-Netherlands for Dutch dividend tax withholding purposes was approximately €6.17 (or approximately $6.51, based on the reported exchange rate as of December 30, 2016).
For Dutch dividend withholding tax purposes, the average capital recognized as paid up consists of the aggregate amount of capital contributions in whatever form or name in the Dutch entity, if and to the extent recognized for Dutch tax purposes, which includes (i) nominal share capital, (ii) share premium, and (iii) all informal capital. The average capital recognized as paid up may however also be impacted by various corporate events, such as mergers, share-for-share transactions, contributions in-kind and returns of formal share capital.
Taxes on capital gains
Resident entities: An entity holding Sensata-Netherlands shares which is, or is deemed to be, resident in the Netherlands for Dutch tax purposes and which is not tax exempt, will generally be subject to corporate income tax in the Netherlands in respect of a capital gain derived from such shares at the prevailing statutory rates, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such shares. Generally speaking, a holder of Sensata-Netherlands shares will have the benefit of the participation exemption (deelnemingsvrijstelling) if the holder owns at least 5% of the nominal paid-up share capital of Sensata-Netherlands.
Resident individuals: An individual holding Sensata-Netherlands shares who is or is deemed to be resident in the Netherlands for Dutch income tax purposes will be subject to income tax in the Netherlands in respect of a capital gain derived from such shares at rates up to 52% if:

(a)	the capital gain is attributable to an enterprise from which the holder derives profits; or

(b)
the capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Non-residents: A holder of Sensata-Netherlands shares which is not and is not deemed to be resident in the Netherlands for the relevant Dutch tax purposes will not be subject to taxation in the Netherlands on a capital gain derived from Sensata-Netherlands shares unless:

(a)
such capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in the Netherlands; or

(b)
the holder is an individual and such capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

No recognition of capital gain: If on the basis of the above a taxable capital gain would arise to a shareholder receiving shares in Sensata-UK in exchange for all its shares in Sensata-Netherlands in the Merger, such shareholder may possibly apply roll-over relief (doorschuiving) pursuant to the Income Tax Act (Wet Inkomstenbelasting 2001) as a result of which such gain will not be recognized for Dutch tax purposes by transferring the tax book value of the Sensata-Netherlands shares to the Ordinary Shares acquired in the Merger.
Value added tax
The Merger will not result in value added tax due in the Netherlands, which is confirmed in a tax ruling issued by the Dutch Tax Authority. No value added tax will be due in the Netherlands on the exchange of Sensata-Netherlands shares for Ordinary Shares and/or on payments of compensation in respect of exercised withdrawal rights.
Other taxes
There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the approval of the Merger and/or on exercising withdrawal rights.
Tax Consequences of the Holding and Disposing of Ordinary Shares
Withholding tax
The principal executive offices of Sensata-UK will be in Attleboro, Massachusetts, United States, and Sensata-UK intends its place of effective management to be the United States. Accordingly, Sensata-UK should not be considered tax resident in the Netherlands, and as such all payments made by Sensata-UK in respect of Ordinary Shares can be made free of withholding or deduction of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.
Where the place of effective management of Sensata-UK is situated is, however, a facts and circumstances test, in particular based on the place where key management and commercial decisions that are necessary for the conduct of the entity’s business as a whole are in substance made. If the facts and circumstances were to be such that Sensata-UK's place of effective management were determined to be in the Netherlands, payments made by Sensata-UK in respect of the Ordinary Shares can possibly not be made free of withholding or reduction of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.
Taxes on income and capital gains
Resident entities: An entity holding Ordinary Shares which is, or is deemed to be, resident in the Netherlands for corporate income tax purposes and which is not tax exempt, will generally be subject to corporate income tax in respect of income or a capital gain derived from Ordinary Shares at the prevailing statutory rates, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such Ordinary Shares. Generally speaking, an entity holding Ordinary Shares will have the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such shares if the entity owns at least 5% of the nominal paid-up share capital of Sensata-UK.
Resident individuals: An individual holding Ordinary Shares who is or is deemed to be resident in the Netherlands for Dutch income tax purposes will be subject to income tax in respect of income or a capital gain derived from Ordinary Shares at rates up to 52% if:

(a)	the income or capital gain is attributable to an enterprise or part thereof in the Netherlands from which the holder derives profits; or

(b)
the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (a) nor condition (b) applies, an individual holding Ordinary Shares will be subject to income tax on the basis of a deemed annual return which is taxed at a rate of 30%, regardless of any actual income or capital gain derived from Ordinary Shares. The deemed annual return is calculated on the individual’s net asset value (i.e. the value of the assets including the Ordinary Shares minus attributable debts), as determined once a year, on January 1.
Non-residents: A holder of Ordinary Shares which is not and is not deemed to be resident in the Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from Ordinary Shares unless:

(a)
the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in the Netherlands; or

(b)
the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Gift and inheritance taxes
Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of Ordinary Shares by way of gift by, or on the death of, a holder, unless:

(a)	the holder is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions; or

(b)
the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions.

Value added tax

No value added tax will be due in the Netherlands in respect of payments on Ordinary Shares or payments made upon a transfer of Ordinary Shares.
Other taxes
There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the allotment, delivery or transfer of Ordinary Shares.

UK TAX CONSIDERATIONS
General
The following paragraphs constitute a summary of the material UK income tax, corporation tax and stamp duties consequences of the Merger applicable to shareholders who exchange their Sensata-Netherlands ordinary shares for Ordinary Shares in the Merger based on current law and published practice of H.M. Revenue & Customs, both of which are subject to change (potentially with retrospective effect).
These paragraphs are aimed at non-UK shareholders and as such do not address the position of shareholders who are resident in the UK for UK tax purposes or shareholders who hold shares in connection with a trade, profession or vocation carried on in the UK (whether through a branch or agency or, in the case of a company, through a permanent establishment or otherwise). In addition, the following paragraphs do not address the position of (a) persons who have (or are deemed to have) acquired shares by virtue of an office or employment; (b) persons who hold shares as part of a hedging transaction; or (c) persons that are insurance companies, dealers in securities or broker-dealers. The following paragraphs assume that shareholders are the absolute beneficial owners of the shares in Sensata-UK.
This discussion, to the extent it states matters of United Kingdom tax law or legal conclusions thereto, and subject to the qualifications herein and in counsel's opinion filed as Exhibit 8.3 to the registration statement of which this proxy statement/prospectus is a part, represents the opinion of Clifford Chance LLP. Such opinion is based in part on facts described in this proxy statement/prospectus and on various other factual assumptions, representations and determinations, including representations contained in certificates provided to Clifford Chance LLP. Shareholders are advised to consult their own tax advisors or counsel, particularly with respect to the personal tax consequences of the Merger and holding shares of Sensata-UK, which may vary for investors in different tax situations.
Shareholders who are in any doubt about their taxation position should consult their own professional advisors.
Consequences for Sensata-UK
Sensata-UK will be within the scope of UK corporation tax following the Merger.
Consequences for Non-UK Shareholders
Taxation of Dividends
Under current UK tax legislation, any future dividends paid by Sensata-UK will not be subject to withholding or deduction on account of UK tax, irrespective of the tax residence or the individual circumstances of the recipient shareholder.
Individual shareholders may need to review their personal circumstances to establish their exposure to UK income tax going forwards on any dividend income received from Sensata-UK.
Dispositions of Sensata-UK shares
Subject to the matters discussed below, holders of shares in Sensata-UK who are not resident in the UK for UK tax purposes will not be subject to UK corporation tax or capital gains tax on the disposal of such shares unless they carry on a trade in the UK through a permanent establishment (where the shareholder is a company) or a trade, profession or vocation in the UK through a branch or agency (where the shareholder is not a company) and have used, held or acquired such shares for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate).
An individual shareholder who for a period of less than five years either has ceased to be resident for tax purposes in the UK or has become resident in a territory outside the UK for purposes of double taxation relief arrangements and who disposes of the Shares during that period, may be liable on his or her return to the UK to UK capital gains tax on any chargeable gain realized. Nothing in any double taxation relief arrangements prevents such an individual from being subject to UK capital gains tax in those circumstances.
Stamp duty and SDRT
The discussion below relates to holders of Ordinary Shares wherever resident, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.
Transfers of Ordinary Shares
Transfers of Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. We are not aware that any such election has been made by DTC.
The transfer on sale of Ordinary Shares held in certificated form (and hence not within the DTC system) will generally be subject to stamp duty on the instrument of transfer at the rate of 0.5% of the amount or value of the consideration for the shares (rounded up if necessary to the nearest multiple of £5). Stamp duty is normally paid by the purchaser of the shares.
An unconditional agreement to transfer Ordinary Shares that are not within the DTC system will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration for the shares. However, where within six years of the date of the agreement an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid may be reclaimed. SDRT is normally the liability of the purchaser of the shares.
If Ordinary Shares not held within the DTC system are transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services (including the DTC) or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT may be payable at a rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. This liability for stamp duty or SDRT will strictly be accountable by the depositary or clearance service operator or their nominee, as the case may be, but will in practice generally be reimbursed by participants in the clearance service or depositary receipt scheme.
The issuance of new shares by Sensata-UK into DTC as part of the Merger should not be subject to SDRT. While previously an SDRT charge would have arisen from such a transaction, following the decision of the Court of Justice of the European Union (then the European Court of Justice) in HSBC Holdings and VidaCos Nominees and the First-Tier Tribunal decision in HSBC Holdings and The Bank of New York Mellon, the charge to SDRT is no longer payable when new shares are issued into a depositary receipt service or clearance service where that issuance forms an integral part of the raising of capital. HMRC's published practice, contained in its internal manuals, at STSM053060, states that HMRC will not seek to apply an SDRT charge in such circumstances. It follows that the issuance of new shares by Sensata-UK into DTC as part of the Merger, provided such issuance forms an integral part of the raising of capital, should not be subject to SDRT. The reason that there is some uncertainty as to whether the issuance of new shares by Sensata-UK into DTC as part of the Merger will not be subject to SDRT is two-fold. First, the analysis is based on case law and HMRC practice. The applicable legislation has not been changed to reflect such case law and practice and therefore, whilst it is expected that HMRC will follow the position as set out in such case law and HMRC practice, the possibility that HMRC could instead seek to apply the applicable legislation cannot be completely excluded. Second, the referenced case law requires the share issuance to form an integral part of the raising of capital. By analogy to the facts in the case law it is expected that the issuance of new shares by Sensata-UK into DTC as part of the Merger will be regarded by HMRC as forming an integral part of the raising of capital. However, as the facts pertaining to the issuance of shares by Sensata-UK differ to some extent from the facts in the case law, there is a degree of uncertainty in this regard.

Repurchase of Ordinary Shares
The repurchase of Ordinary Shares by Sensata-UK (whether held within the DTC system or not) will attract a charge to stamp duty of 0.5% of the consideration paid by Sensata-UK in respect of the repurchase.

DESCRIPTION OF ORDINARY SHARES
General
The following information is a summary of the material terms of the Ordinary Shares, par value €0.01 per share, as specified in the form of the Sensata-UK Articles, which will be adopted with effect from the Merger becoming effective. You are encouraged to read the Sensata-UK Articles, which are included as Schedule 3 to Annex A to this proxy statement/prospectus. See also “Comparison of Rights of Shareholders.”
Pursuant to the Merger Proposal, each registered share of Sensata-Netherlands (excluding shares held by Sensata-Netherlands) will be exchanged for one Ordinary Share. All of the Ordinary Shares issued as part of the Merger will be issued fully paid and will not be subject to any further calls or assessments by Sensata-UK.
There are no conversion rights or redemption provisions relating to any Ordinary Shares that will be delivered in connection with the Merger. Under the laws of England and Wales, persons who are neither residents nor nationals of the UK may freely hold, vote and transfer the Ordinary Shares in the same manner and under the same terms as UK residents or nationals.
Share Capital
As of the date of this proxy statement/prospectus, there is one Initial Subscriber Share of €1.00 and 57,100 Non-Voting Redeemable Shares of €1.00 in issue, each held by the sole shareholder, MaplesFS. The Initial Subscriber Share will be cancelled as part of the capital reduction which will take place shortly after the Merger. Under the laws of England and Wales, in order to be registered as a public limited company, Sensata-UK is required to have a minimum nominal share capital of £50,000 denominated in sterling or €57,100 denominated in euros. The Non-Voting Redeemable Shares are therefore intended to meet this requirement. The Non-Voting Redeemable Shares will be issued as redeemable shares with no voting rights, no entitlement to any dividends or distributions and, on a return of capital of Sensata-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of €1.00 with no further participation right in the assets. The Non-Voting Redeemable Shares will be cancelled as part of the subsequent capital reduction as set out in (c) below.
In addition, prior to the effective time of the Merger, the Sensata-UK Board will be authorized to allot and issue shares in Sensata-UK, comprised of the following:

(a)	Ordinary Shares of €0.01 up to an aggregate nominal amount (i.e. par value) of €1.85 million each to be allotted and issued pursuant to and in connection with the Merger;

(b)	Additional Ordinary Shares of €0.01 each to be allotted and issued pursuant to future issuances of shares approved by the Sensata-UK Board; and

(c)
One non-voting bonus share issued with a nominal value equal to the merger reserve created as a result of the Merger. The non-voting bonus share will not have any voting rights, no entitlement to any dividends or distributions and, on a return of capital of Sensata-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of €0.01 with no further participation right in the assets. Sensata-UK will undertake a court-approved procedure to cancel such share pursuant to the reduction of capital to be undertaken following the Merger so as to convert the merger reserve into a distributable reserve in Sensata-UK. The Initial Subscriber Share and the Non-Voting Redeemable Shares will also be cancelled through this court-approved procedure. Please see “Proposals Relating to the Merger — Capital Reduction” for more information.

Dividends and Distribution
Following the completion of the Merger, we do not expect to declare or pay any dividends on the Ordinary Shares in the foreseeable future. Subject to the English Companies Act, the Sensata-UK shareholders may declare a final dividend by ordinary resolution (which must be recommended by the Sensata-UK Board), and the Sensata-UK Board may declare and pay interim dividends to shareholders, in accordance with their respective rights and interests in Sensata-UK. Dividends may be paid only out of “distributable reserves,” defined as “accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital”. Sensata-UK is not permitted to pay dividends out of share capital, which includes share premiums. Realized reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. Sensata-UK will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount. Sensata-UK is seeking to ensure that sufficient distributable reserves will be available to permit dividends, distributions or share repurchases following the Merger by undertaking a reduction of capital. Please see “Proposals Relating to the Merger — Capital Reduction” for more information.
There are no fixed dates on which entitlement to dividends arise on any of the Ordinary Shares.
The directors may, with the prior authority of an ordinary resolution of the shareholders, decide that the payment of all or any part of a dividend be satisfied by transferring non-cash assets of equivalent value, including shares or securities in any company.
The Sensata-UK Articles also permit a scrip dividend scheme under which the directors may, with the prior authority of an ordinary resolution of Sensata-UK, allot to those holders of a particular class of shares who have elected to receive them, further shares of that class or Ordinary Shares, in either case credited as fully paid instead of cash, in respect of all or part of a dividend.
If a shareholder owes any money to Sensata-UK in respect of any shares in Sensata-UK, the Sensata-UK Board may deduct any of this money from any dividend on the relevant shares, or from other money payable by Sensata-UK in respect of these shares. Money deducted in this way may be used to pay the amount owed to Sensata-UK in respect of the relevant shares.
Unclaimed dividends and other amounts payable by Sensata-UK can be invested or otherwise used by directors for the benefit of Sensata-UK until they are claimed under the laws of England and Wales. All dividends remaining unclaimed for a period of twelve years after they first became due for payment will be forfeited and cease to be owing to the shareholder.
Voting Rights
The Sensata-UK Articles provide that, unless otherwise decided by the directors, a resolution put to the vote of a general meeting will be decided on a poll taken at the meeting. Subject to any rights or restrictions as to voting attached to any class of shares, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Ordinary Share of which he, she or it is the holder.
In the case of joint holders, the vote of the senior holder who votes (or any proxy duly appointed by him, her or it) may be counted by Sensata-UK.
Amendment to the Articles of Association
Under the laws of England and Wales, the shareholders may amend the articles of association of a public limited company by special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) at a general meeting.
The full text of the special resolution must be included in the notice of the meeting.
Winding Up
In the event of a voluntary winding up of Sensata-UK, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Sensata-UK, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like sanction, will determine.

The liquidator may not, however, distribute to a shareholder without his, her or its consent an asset to which there is attached a liability or potential liability for the owner.
Upon any such winding up, after payment or provision for payment of Sensata-UK’s debts and liabilities, the holders of Ordinary Shares (and any other shares in issue at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in Sensata-UK’s assets remaining for distribution to the holders of Ordinary Shares.
Pre-emptive Rights and New Issues of Shares
Under the laws of England and Wales, the Sensata-UK Board is, with certain exceptions, unable to allot and issue securities without being authorized either by the shareholders in a general meeting or by the Sensata-UK Articles. In addition, the laws of England and Wales require that any issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e. par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which a further shareholder approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to Sensata-UK, will include the Ordinary Shares and all rights to subscribe for or convert securities into such shares.
The directors of Sensata-UK have been authorized by way of a shareholder resolution passed at a general meeting of Sensata-UK held on October 5, 2017, for a period to continue until Sensata-UK’s next annual general meeting, to (i) allot shares in Sensata-UK, or to grant rights to subscribe for or to convert or exchange any security into shares in Sensata-UK up to an aggregate nominal amount (i.e., par value) of €570,768 (representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger) and up to a further aggregate nominal amount of €570,768 (again, representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger) in connection with an offer by way of rights issue, and (ii) exclude certain pre-emptive rights for the same period of time. The authorization will continue until Sensata-UK’s next annual general meeting and renewal of such authorization is expected to be sought annually thereafter.
The laws of England and Wales also prohibit an English company from issuing shares at a discount to nominal amount (i.e. par value) or for no consideration. If the shares are issued upon the lapse of restrictions or the vesting of any restricted stock award or any other share-based grant underlying any Ordinary Shares, the nominal amount (i.e. par value) of the shares must be paid up in accordance with the laws of England and Wales.
Disclosure of Interests in Shares
The laws of England and Wales give Sensata-UK the power to serve a notice requiring any person whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any Ordinary Shares to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information) after the date the notice is sent can result in criminal or civil sanctions being imposed against the person in default.
Under the Sensata-UK Articles, if any shareholder, or any other person appearing to be interested in Ordinary Shares held by such shareholder, fails to give Sensata-UK the information required by the notice, then the Sensata-UK Board may withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer such shares (including any shares allotted or issued after the date of the notice in respect of those shares).

Alteration of Share Capital; Repurchase of Shares
Subject to the provisions of the English Companies Act, and without prejudice to any relevant special rights attached to any class of shares, Sensata-UK may, from time to time:

•	increase its share capital by allotting and issuing new shares in accordance with the Sensata-UK Articles and any relevant shareholder resolution;

•	consolidate all or any of its share capital into shares of a larger nominal amount (i.e. par value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e. par value) than its existing shares; or

•	redenominate its share capital or any class of share capital.
The laws of England and Wales prohibit Sensata-UK from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may be made only on a “recognised investment exchange,” which does not include the NYSE, which is the only exchange on which Sensata-UK’s shares will be traded. In order to purchase its own shares, Sensata-UK must therefore obtain shareholder approval for “off-market purchases.” This requires that Sensata-UK shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a specific purchase or constitute a general authority lasting for up to five years after the date of the resolution, and renewal of such approval for additional five-year terms may be sought more frequently. However, shares may be repurchased only out of distributable reserves or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose. An ordinary resolution, authorizing the repurchase of Ordinary Shares until Sensata-UK’s next annual general meeting, will be adopted prior to the effective time of the Merger.
Transfer of Shares
The Sensata-UK Articles allow holders of Ordinary Shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the English Companies Act and is approved by the Sensata-UK Board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.
Sensata-UK (at its option) may or may not charge a fee for registering the transfer of a share or for making any other entry in the register. The Sensata-UK Board may, in its absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid, or a share on which Sensata-UK has a lien. If the Sensata-UK Board refuses to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with Sensata-UK with the notice of refusal and reasons for refusal unless the Sensata-UK Board suspects that the proposed transfer may be fraudulent.
The Sensata-UK Board will be authorized under the Sensata-UK Articles to establish such clearing and settlement procedures for the shares of Sensata-UK as the Sensata-UK Board deems fit from time to time.
General Meetings and Notices
An annual general meeting will be called by no less than 21 clear days’ notice (i.e. excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings will be called by no less than 14 clear days’ notice. At least seven clear days’ notice is required for any meeting adjourned for 28 days or more or for an indefinite period.
The notice of a general meeting will be given to the shareholders (other than any who, under the provisions of the Sensata-UK Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the

Sensata-UK Board, to the beneficial owners nominated to enjoy information rights under the English Companies Act, and to the auditors. Under the laws of England and Wales, Sensata-UK is required to hold an annual general meeting of shareholders within six months after the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Sensata-UK Board whether within or outside of the UK.
Under the laws of England and Wales, Sensata-UK must convene a general meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares). The directors must call the meeting requested by the shareholders within 21 days after the date on which they became subject to the requirement and the meeting must be held not more than 28 days after the date of the notice convening the meeting.
Quorum. The necessary quorum for a general shareholder meeting is a majority of shareholders entitled to vote present in person or by proxy at the meeting, save that if Sensata-UK has only one shareholder entitled to attend and vote at the general meeting, one shareholder present in person or by proxy at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one shareholder present in person or by proxy.
Annual Accounts and Independent Auditor
Under the laws of England and Wales, a “quoted company,” which includes a company whose equity share capital is listed on the NYSE, must deliver to the Registrar of Companies a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	any separate corporate governance statement;

•	a strategic report; and

•	the auditor’s report on those accounts, the auditable part of the director’ remuneration report, the directors’ report, the strategic report and any separate corporate governance statement.
The annual accounts and reports must be presented to the shareholder at a general meeting (although no vote is required in respect of such documents). Copies of the annual accounts and reports must, unless a shareholder agrees to receive more limited information in accordance with the English Companies Act, be sent to shareholders, debenture holders and everyone entitled to receive notice of general meetings at least 21 days before the date of the meeting at which copies of the documents are to be presented. The laws of England and Wales allow a company to distribute such documents in electronic form or by means of a website, provided that the company’s articles of association contain provisions to that effect and individual consent has been obtained from each shareholder to receive such documents in electronic form or by means of a website. The Sensata-UK Articles provide that such documents may be distributed in electronic form or by means of a website.
Sensata-UK must appoint an independent auditor to make a report on the annual accounts of the company. The auditor is usually appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. Directors can also appoint auditors at any time before the company’s first accounts meeting, after a period of exemption or to fill a casual vacancy.
The remuneration of an auditor is fixed by the members of the company by ordinary resolution or in a manner that the members may by ordinary resolution determine.
Liability of Sensata-UK and its Directors and Officers
Under the laws of England and Wales, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. See “Comparison of Rights of Shareholders” for a discussion of the limits on an English company’s ability to exempt directors and officers from certain liabilities.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Sensata-UK Board, officers or persons controlling Sensata-UK pursuant to the foregoing provisions, Sensata-UK has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
Takeover Provisions
An English public limited company is potentially subject to the UK City Code on Takeovers and Mergers (the “Takeover Code”) if, among other factors, its place of central management and control is within the UK, the Channel Islands or the Isle of Man. The Panel on Takeovers and Mergers (the “Takeover Panel”) will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. Based upon Sensata-UK’s current and intended plans for its directors and management, the Takeover Code (as currently drafted) will not apply to Sensata-UK. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Sensata-UK.

COMPARISON OF RIGHTS OF SHAREHOLDERS
Currently, your rights as a shareholder of Sensata-Netherlands are governed by Dutch corporate law and the Sensata-Netherlands Articles. If the Merger is consummated, you will become a shareholder of Sensata-UK and your rights will be governed by English corporate law and the Sensata-UK Articles.
Many of the principal attributes of Sensata-Netherlands’ shares and Ordinary Shares will be similar. However, there are differences between your rights under English corporate law and Dutch corporate law and the Sensata-UK Articles will differ from the Sensata-Netherlands Articles mostly to the extent that English corporate law differs from Dutch corporate law. However, we believe that these differences will not materially impact your rights as a shareholder after the Merger. In addition, because shareholders (other than Sensata-Netherlands) will receive, as consideration in the Merger, one Ordinary Share for each share of Sensata-Netherlands held immediately prior to the effective time of the Merger and because all of the assets and liabilities of Sensata-Netherlands will be transferred to Sensata-UK pursuant to the Merger, we believe that the equity and membership interests of Sensata-Netherlands shareholders are adequately safeguarded.
The following discussion summarizes the differences in your rights resulting from the Merger. This summary is not complete and does not set forth all of the differences between Dutch and English corporate law or all the differences between the Sensata-Netherlands Articles and the Sensata-UK Articles. This summary is subject to the complete text of the relevant provisions of the DCC, the Sensata-Netherlands Articles, the English Companies Act and the Sensata-UK Articles. We encourage you to read those laws and documents. The Sensata-UK Articles are attached to this proxy statement/prospectus as Schedule 3 to Annex A. For information as to how you can obtain the Sensata-Netherlands Articles, see “Incorporation of Certain Information by Reference.”
Capitalization
Sensata-Netherlands. As of the record date, there were                 ordinary shares that are legally outstanding, which includes                 ordinary shares owned by Sensata-Netherlands in a treasury account (including                  ordinary shares that have been cancelled but not legally retired) and                 ordinary shares that have been forfeited but not legally retired. The number of shares that are legally outstanding does not include                 ordinary shares that have been awarded under our share-based compensation programs, but which have not been legally issued. In addition, the Sensata-Netherlands Articles provide for the ability to issue preference shares.
Sensata-UK. Upon completion of the Merger, the issued share capital of Sensata-UK is expected to comprise:

•	Ordinary Shares of €1.00 each. The Initial Subscriber Share will be cancelled as part of the subsequent capital reduction as set out below.

•
Ordinary Shares of €0.01 each. The number of Ordinary Shares in issue will be equal to the number of shares in issue in Sensata-Netherlands immediately prior to the effective time of the Merger, except that (i) treasury shares held by Sensata-Netherlands will cease to exist as part of the Merger and (ii) shares held by withdrawing shareholders that are included in a withdrawal application will not be exchanged for Ordinary Shares and will be cancelled and cease to exist upon the effective time of the Merger.

•
57,100 Non-Voting Redeemable shares of €1.00 each. Under the laws of England and Wales, in order to be registered as a public limited company, Sensata-UK is required to have a minimum nominal share capital of £50,000 denominated in sterling or €57,100 denominated in euros. The Non-Voting Redeemable shares are therefore intended to meet this requirement. The Non-Voting Redeemable shares have been issued as redeemable shares with no voting rights, no entitlement to any dividends or distributions and, on a return of capital of Sensata-UK on a winding up or otherwise, will only be entitled to receive out of the assets available for distribution to shareholders the sum of €1.00 with no further participation right in the assets. The Non-Voting Redeemable shares will be cancelled as part of the subsequent capital reduction as set out below.

Following completion of the Merger, a non-voting bonus share will also be issued to capitalize the merger reserve and subsequently to create distributable reserves. The non-voting bonus share will be issued with a nominal value equal to the merger reserve generated from the Merger. Sensata-UK will then undertake a court-approved procedure to cancel such share pursuant to the reduction of capital to be undertaken for the purposes of creating distributable reserves in Sensata-UK. See “Proposals Relating to the Merger — Capital Reduction” for further information. Accordingly, the only classes of share outstanding following the reduction of capital will be the Ordinary Shares.
Unlike the Sensata-Netherlands Articles, the Sensata-UK Articles do not provide an express right to issue preference shares, but provide that Sensata-UK can issue shares with such rights and restrictions as may be determined by ordinary resolution, or where the relevant resolution does not make specific provision, the directors may determine the rights and restrictions.
Increase in Share Capital
Sensata-Netherlands.
Issue of Shares. Under the DCC and the Sensata-Netherlands Articles, a decision to increase the share capital is taken by means of resolution, but only if such resolution is proposed by the Sensata-Netherlands Board and passed by the general meeting of shareholders, unless the Sensata-Netherlands Board has been designated by the general meeting of shareholders to increase the share capital without shareholder consent. A designation as referred to above is only valid for a specific period of no more than five years and may from time to time be extended for a period of no more than five years by the general meeting of shareholders after having been proposed by the Sensata-Netherlands Board. Under the Sensata-Netherlands Articles, the price and further conditions of any such issuance may be determined by the general meeting of shareholders or the Sensata-Netherlands Board. The general meeting of shareholders has not designated the Sensata-Netherlands Board the authority to issue share capital.
Authorized Share Capital Increase. Under the DCC, the general meeting of shareholders may, by amending the articles of association, increase the authorized share capital.
Sensata-UK.
Issue of Shares. The rules applicable to Sensata-UK with respect to the increase in share capital are similar to those applicable to Sensata-Netherlands under the DCC. Under the English Companies Act, the issued share capital of Sensata-UK may be increased only if the Sensata-UK Board is authorized to allot and issue further shares either by an ordinary resolution (i.e. a majority of the votes cast) of the shareholders of Sensata-UK in a general meeting or by the Sensata-UK Articles. Any such authorization must specify the maximum amount of shares which the Sensata-UK Board is authorized to issue and can last for a maximum of five years.
An ordinary resolution has been passed by the shareholder of Sensata-UK authorizing the Sensata-UK Board, for a period to continue until Sensata-UK’s next annual general meeting, to allot equity securities, or to grant rights to subscribe for or to convert or exchange any security into shares of Sensata-UK, up to an aggregate nominal amount of €570,768 (representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger), and up to a further aggregate nominal amount of €570,768 (again, representing approximately one-third of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger) in connection with an offer by way of rights issue. Certain issuances will not grant existing shareholders pre-emptive rights. See “- Pre-emptive Rights and Preferential Subscription Rights” below. Pursuant to such authority, Sensata-UK may, before the expiration of such authority, make an offer or agreement, which would require Ordinary Shares to be allotted (or rights to be granted) after such expiration, and the Sensata-UK Board may allot shares or grant rights in pursuance of such an offer or agreement as if its authority had not expired.
Authorized Share Capital. The laws of England and Wales no longer have the concept of “authorized” share capital like Dutch law. Instead, all shares in Sensata-UK must be “issued” i.e. held by the shareholders of Sensata-UK and will accordingly form part of Sensata-UK’s “issued share capital.” All issued shares must have been authorized for issue but there is no concept of “authorized share capital.”

Pre-emptive Rights and Preferential Subscription Rights
Sensata-Netherlands. Under the Sensata-Netherlands Articles, each existing holder of ordinary shares has pre-emptive rights in respect of future issuances of ordinary shares in proportion to the aggregate nominal value of that holder’s ordinary shares, unless limited or excluded as described below. Holders of ordinary shares do not have pre-emptive rights in respect of any future issuances of preference shares (Sensata-Netherlands does not have any preference shares currently outstanding). Pre-emptive rights do not apply with respect to ordinary shares issued for non-cash consideration or with respect to ordinary shares issued to employees of Sensata-Netherlands or a legal entity or company affiliated with Sensata-Netherlands in a group within the meaning of Section 2:24b of the DCC (a “Group Company”). Under the Sensata-Netherlands Articles, the Sensata-Netherlands Board has the irrevocable power to limit or exclude any pre-emptive rights to which shareholders may be entitled, provided that it has been proposed by the Sensata-Netherlands Board and authorized by the general meeting of shareholders to do so. The authority of the Sensata-Netherlands Board to limit or exclude pre-emptive rights can be exercised only if at that time the authority of the Sensata-Netherlands Board to issue shares is in full force and effect as described above. The authority to limit or exclude pre-emptive rights may be extended in the same manner as the authority to issue shares. If there is no designation of the Sensata-Netherlands Board to limit or exclude pre-emptive rights in force, the shareholders are able to limit or exclude such pre-emptive rights at a general meeting of shareholders, upon the proposal of the Sensata-Netherlands Board.
As a matter of Dutch law, resolutions of the general meeting of shareholders (i) to limit or exclude pre-emptive rights or (ii) to designate the board of directors as the corporate body that has authority to limit or exclude pre-emptive rights, require an ordinary majority of those shares present or validly represented at the relevant meeting, except that a two-thirds majority of the votes cast in a meeting of shareholders is required if less than 50% of the issued share capital is present or represented at the relevant meeting. The rules relating to issuances of shares and pre-emptive rights as described above apply equally to the granting of rights to subscribe for shares, such as options and warrants, but not the issue of shares upon exercise of such rights.
The Sensata-Netherlands Board has not been authorized to limit or exclude pre-emptive rights at any general meeting of shareholders..
Sensata-UK. Under the English Companies Act, the issuance of “equity securities” by Sensata-UK that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the Ordinary Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders.
In this context, “equity securities” generally includes the Ordinary Shares or rights to subscribe for or convert securities into Ordinary Shares.
Similar to Dutch law, the laws of England and Wales permit a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude pre-emptive rights for a period of up to five years. A special resolution has been passed by the shareholders of Sensata-UK authorizing the Sensata-UK Board to allot certain shares non pre-emptively for a period to continue until Sensata-UK’s next annual general meeting. Such allotment of shares under the aforementioned authority to allot shares in Sensata-UK excludes pre-emptive rights in respect of an issue by way of a rights issue and otherwise in respect of issuances of up to 10% of the anticipated issued share capital of Sensata-UK immediately after completion of the Merger. Such authorization will continue until Sensata-UK’s next annual general meeting and renewal of such authorization is expected to be sought annually thereafter.
Additionally, statutory pre-emptive rights under the laws of England and Wales generally do not apply to:

•	the issuance or transfer of shares under an employees’ equity compensation plan;

•	the issuance of bonus shares (i.e., shares paid up by way of a capitalization of a company’s reserves); or

•	the issuance of equity securities that are paid up wholly or partly otherwise than in cash (i.e. pursuant to an exchange offering or payment in kind).
Distributions and Dividends
Sensata-Netherlands. The general meeting of shareholders may resolve, on the proposal the Sensata-Netherlands Board, to distribute dividends at the expense of a distributable reserve, in the form of shares of Sensata-Netherlands or in cash. Under the Sensata-Netherlands Articles, distributions must first be made, where possible, on preference shares, in an amount equal to the percentage of the average one month EURIBOR (EURO Interbank Offered Rate), weighted to reflect the number of days for which the payment is made, plus a premium to be determined by the Sensata-Netherlands Board of between one and four percentage points, depending on prevailing market conditions. The dividend will be pro-rated for the relevant period if preference shares are issued during the course of a fiscal year. If and to the extent that Sensata-Netherlands' profits are not sufficient to fully make the foregoing distribution, the deficit will be distributed to the charge of the freely distributable reserves. The dividend on the preference shares will be calculated on the paid up part of the nominal amount. The Sensata-Netherlands Board may reserve any remaining profits for distribution at the election of shareholders at the general meeting, provided that no further distributions may be made on the preference shares. Currently, no preference shares are outstanding. Dividends may be distributed only after adoption of annual accounts from which it appears that a dividend is permitted.
The Sensata-Netherlands Board may also authorize the distribution of an interim dividend, provided that the amount of the interim distribution may not exceed the maximum amount described above.
Distributions on shares are limited to the amount of equity which exceeds the aggregate of the issued and paid up part of the share capital of Sensata-Netherlands and the reserves required by Dutch law. If Sensata-Netherlands has made an interim distribution, the limitation on distributable equity may be calculated from an interim statement of assets and liabilities.
Distributions that have not been collected within five years after the date of payment will revert to the company.
The ability of Sensata-Netherlands to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that it or its subsidiaries incur. Whether or not dividends are paid depends on, among other things, its results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that the Sensata-Netherlands Board may deem relevant. Profits will be available to be distributed as dividends only if and to the extent the Sensata-Netherlands Board decides not to allocate profits to the reserves of the company.
Sensata-UK. Under the laws of England and Wales, dividends may be paid only out of Sensata-UK’s distributable profits or distributable reserves and not out of share capital, which includes share premiums (which are the excess of the consideration for the issuance of shares over the aggregate nominal amount of such shares).
A reserve arising from a court-approved reduction of capital is included in distributable profit unless the court orders otherwise. A reduction of capital may therefore be used to (i) increase existing distributable reserves and/or (ii) reduce or eliminate accumulated realized losses to enable a company to make a dividend.
In addition, the English Companies Act does not permit Sensata-UK to make a dividend:

•	if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves; or

•	to the extent that the dividend will reduce the net assets below such amount.
Whether a dividend can be paid must be justified by reference to Sensata-UK’s “relevant accounts” (which must be its individual accounts (i.e., separate stand-alone statutory accounts)). These will usually be the most recent annual accounts, but may, in certain circumstances, be the company’s interim accounts.

The Sensata-UK Articles permit the shareholders, by ordinary resolution, to declare final dividends. A declaration must not be made unless the directors have first made a recommendation as to the amount of the dividend. The dividend must not exceed that amount. In addition, the directors may decide to pay interim dividends.
Sensata-UK does not currently intend to declare or pay dividends on the Ordinary Shares.
Purchase and Redemption of Own Shares
Sensata-Netherlands. As a matter of Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own shares, subject to certain provisions of Dutch law and the company’s articles of association, if (A) the acquisition is made for no consideration or (B)(i) the amount of equity which exceeds the aggregate of the issued and paid up part of the share capital and the reserves required by Dutch law is at least equal to the purchase price and, (ii) in the case of listed companies, after the acquisition of shares, the company and its subsidiaries would not hold, or hold as pledgees, a nominal amount of shares or depository receipts for shares of the company in excess of half of the company’s issued capital. Sensata-Netherlands may only acquire its own shares if (i) no valuable consideration is given for such shares, or (ii) the general meeting of shareholders so resolves or resolves to grant the Sensata-Netherlands Board the authority to effect such acquisition, which authority can be delegated to the Sensata-Netherlands Board for a maximum period of 18 months. Shareholders of Sensata-Netherlands have delegated such authority to the Sensata-Netherlands Board at each of its annual meetings.
No voting rights may be exercised for any share held by Sensata-Netherlands or a subsidiary, unless the shares are subject to the right of usufruct or a pledge in favor of a company other than Sensata-Netherlands or a subsidiary, the other company is entitled to the voting rights on the shares and the right of pledge has been created by a company other than Sensata-Netherlands or a subsidiary. Neither Sensata-Netherlands nor any of its subsidiaries may cast votes in respect of a share on which it or such subsidiary holds a right of usufruct or a right of pledge.
Sensata-UK. The English Companies Act limits a company’s ability to hold or repurchase its own shares. Because Sensata-UK is expected to be listed on the NYSE, Sensata-UK is expected to be permitted to purchase its own shares by way of an “off-market purchase.” This will require that Sensata-UK shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a specific purchase or constitute a general authority lasting for up to five years from the date of the resolution, and renewal of such general authorization is expected to be sought at least once every five years, and possibly more frequently.
Sensata-UK may only fund the purchase of its own shares out of distributable reserves or the proceeds of a new issue of shares made expressly for that purpose. If any premium above the nominal value of the purchased shares is paid, it must be paid out of distributable reserves.
Any shares purchased by Sensata-UK out of distributable reserves may be held as treasury shares. As is the case with Sensata-Netherlands, the Sensata-UK Board will have the authority to repurchase shares within designated parameters in accordance with the laws of England and Wales.
Reduction of Capital
Sensata-Netherlands. Subject to Dutch law and a company’s articles of association, on the proposal of the board of directors, shareholders may resolve to reduce the outstanding share capital at a general meeting of shareholders by cancelling shares or by reducing the nominal value of the shares. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting of shareholders if at least half the issued capital is present or represented at the meeting or at least a two-thirds majority of the votes cast in a meeting of shareholders, if less than 50% of the issued share capital is present or represented. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose shares are subject by the reduction. A resolution to reduce capital requires notice to the creditors of the company who have the right to object to the reduction in capital under specified circumstances.

Sensata-UK. An English company may choose to reduce its share capital so that, to the extent of the capital reduced, it may create distributable reserves for the payment of a dividend or to return surplus capital to shareholders.
Related Party transactions
Sensata-Netherlands. Under the DCC, directors cannot participate in the decision-making regarding matters in which they have a direct or indirect personal interest that conflicts with the interest of the company.
Sensata-UK. Similar to the DCC, under the laws of England and Wales, certain transactions between a director, certain parties connected with that director and a related company of which he or she is a director are prohibited unless approved by the shareholders, such as loans, credit transactions and substantial property transactions.
Appraisal or Withdrawal Rights and Compulsory Acquisitions
Sensata-Netherlands. In addition to the appraisal or withdrawal rights available under Dutch law to shareholders in the context of a cross-border legal merger as set out in “Proposals Relating to the Merger,” a shareholder who (together with members of its group, as such term is defined under Dutch law) for its own account holds at least 95% of a company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber and are instituted by means of a writ of summons served upon the minority shareholders in accordance with the provisions of the DCC. The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one or three experts who will offer an opinion to the Dutch Enterprise Chamber on the value of the shares. Once the order to transfer has become final, the acquiror must give written notice of the price, and the date on which and the place where the price is payable to the minority shareholders whose addresses are known to it. Unless all addresses are known to the acquiror, it will also publish the same in a Dutch daily newspaper with nationwide distribution in the Netherlands.
Sensata-UK. The laws of England and Wales do not provide for “appraisal rights” similar to withdrawal rights under Dutch law (other than in connection with the Takeover Code, which does not currently apply to Sensata-UK), but the English Companies Act provides for dissenter’s rights which permit a shareholder to object to a court in the context of the compulsory acquisition of minority shares pursuant to the statutory squeeze-out procedure contained in the English Companies Act.
Appointment of Directors
Sensata-Netherlands. Members of the Sensata-Netherlands Board are appointed at the general meeting of shareholders by an absolute majority of votes cast from a binding list of nominees prepared by the incumbent Board. The general meeting of shareholders may at all times also appoint directors without such prior binding nomination of Board by a resolution passed with at least a two-thirds majority of the votes cast representing greater than 50% of the issued capital.
Sensata-UK. The Sensata-UK Articles provide that directors are appointed by one of the following methods: (1) by ordinary resolution of the shareholders; (2) at a general meeting called in order to appoint directors where there are fewer than two directors of Sensata-UK; or (3) by a decision of the directors.
Directors that are proposed to be elected at a shareholder meeting (i.e., pursuant to method (1) or (2) described above) must be elected individually pursuant to separate proposals at the meeting; more than one director cannot be elected under the same shareholder proposal, unless a resolution that the resolution for appointment be proposed in this way has first been proposed during that meeting and no vote has been cast against it.
A director that is appointed by the Sensata-UK Board (i.e., pursuant to method (3) described above) to retire at the conclusion of the next annual general meeting after his or her appointment, unless he or she is reappointed during that meeting.

Removal of Directors
Sensata-Netherlands. The members of the Sensata-Netherlands Board may be suspended or removed at any time at the general meeting of shareholders. If a resolution to so suspend or remove a director is proposed by the Sensata-Netherlands Board, such resolution may be adopted by an absolute majority of the votes cast. If no such proposal is made by the Sensata-Netherlands Board, then a director may be suspended or dismissed by the general meeting by at least a two-thirds majority of the votes cast, provided such majority represents greater than 50% of the issued share capital of Sensata-Netherlands.
Sensata-UK. Similar to Dutch law, pursuant to the English Companies Act, shareholders can remove directors by passing an ordinary resolution (i.e., passed with a majority of votes cast). Such a resolution to remove a director requires “special notice” under the English Companies Act. Broadly, “special notice” requires that Sensata-UK be given notice by the proposing shareholder of the removal resolution at least 28 days prior to the meeting at which the removal resolution is to be proposed. Sensata-UK must then give notice to its shareholders at the same time as it gives notice of the relevant meeting to its shareholders or, if this is not practical (i.e., because notice of the meeting has already been given) Sensata-UK must give at least 14 days’ notice of the removal resolution to its shareholders.
The English Companies Act allows the inclusion in a company’s articles of association of an additional removal process, such as one that does not require “special notice”. The Sensata-UK Articles permit the removal of a director by ordinary resolution without the need for a “special notice” and the appointment, by ordinary resolution, of a person to replace him.
Directors’ Duties
Sensata-Netherlands. Each director owes a duty to us to properly perform the duties assigned to him or her and to act in the corporate interest of our Company. Under Dutch law, the corporate interest extends to the interest of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. Our directors are appointed for one year and are re-electable each year at the annual general meeting of shareholders. In July 2015, Sensata-Netherlands implemented a policy that specifies that directors may only serve until reaching 75 years of age or 12 years of service, whichever comes first.
Sensata-UK. The English Companies Act codified many of the pre-existing common law and fiduciary duties that had previously existed in relation to directors under the laws of England and Wales and imposes the following statutory director duties on directors of UK companies:

•	a duty to act within his or her powers (i.e., in accordance with the articles and shareholder resolutions);

•	a duty to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

•	a duty to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred

•	a duty to exercise independent judgment;

•	a duty to exercise reasonable care, skill and diligence;

•	a duty to avoid conflicts of interest;

•	a duty not to accept benefits from third parties; and

•	a duty to declare an interest in a proposed transaction with the company.
The above duties apply to directors of an English company in all contexts, including in relation to takeovers, business combinations and other corporate transactions.

Indemnification of Directors and Officers and Insurance
Sensata-Netherlands. The Sensata-Netherlands Articles provide for indemnification of directors, officers, employees or agents of the company or a Group Company by us to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), against any and all liabilities, including all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or outside of his or her mandate. The Sensata-Netherlands Articles do not provide a limit to the maximum future payments, if any, under the indemnification. No indemnification is provided for in respect of any claim, issue or matter as to which such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to Sensata-Netherlands. The directors are not indemnified from and against claims to the extent they relate to (i) breach of such individual’s duty of loyalty to Sensata-Netherlands or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the member of the Sensata-Netherlands Board derived an improper personal benefit or (iv) personal liability which is imposed by Dutch law.
Sensata-Netherlands has purchased directors’ and officers’ liability insurance (“D&O Insurance”) for the members of the Sensata-Netherlands Board and certain of its officers. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Sensata-Netherlands Board, officers or persons controlling Sensata-Netherlands to the foregoing provisions, Sensata-Netherlands has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Sensata-UK. The Sensata-UK Articles enable Sensata-UK to indemnify the directors and officers of Sensata-UK and to advance expenses to defend claims against directors and officers to the full extent of the laws of England and Wales. Subject to exceptions described below, the laws of England and Wales do not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company. The Sensata-UK Articles do not permit Sensata-UK to indemnify any of its directors or officers for liability (i) to Sensata-UK or to any associated company, (ii) to pay a fine imposed in criminal proceedings, (iii) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, (iv) in defending any criminal proceedings in which he or she is convicted, (v) in defending any civil proceedings brought by Sensata-UK, or an associated company, in which judgment is given against him or her; or (vi) in connection with certain provisions of the English Companies Act related to the acquisition of shares by an innocent nominee or the general power to grant relief in cases of honest and reasonable conduct. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that he or she acted honestly or reasonably and the relief should be granted.
The exceptions under the English Companies Act allow a company to (and the Sensata-UK Articles provide that Sensata-UK may) purchase and maintain D&O Insurance against any liability arising in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;
The exceptions under the English Companies Act also allow a company to:

•
provide a qualifying third party indemnity provision (a “QTPIP”). This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings and penalties imposed by regulatory bodies). Sensata-UK can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

•
make a loan to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.

Shareholders’ Suits
Sensata-Netherlands. Generally, only a company can bring a civil action against a third party against whom such company alleges wrongdoing, including the directors and officers of such company. A shareholder will have an individual right of action against such a third party only if the tortious act also constitutes a tortious act directly against such shareholder. The DCC provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. The Dutch Enterprise Chamber may declare the settlement agreement binding upon all the injured parties with an opt-out choice for individual injured parties which can be exercised, within a period of no less than three months as set by the Dutch Enterprise Chamber.
Sensata-UK. Under the English Companies Act, shareholders are entitled to bring a derivative claim to seek relief on behalf of the company against the actions of a director of the company. The cause of action for a derivative claim must be vested in the company and claims may only be brought in respect of actual or proposed acts or omissions including negligence, default, breach of duty or breach of trust by a director of the company. The onus to provide evidence to make out a prima facie case for the derivative claim is on the shareholder seeking permission to continue the claim.
The English Companies Act also permits shareholders to apply for a court order:

•	if Sensata-UK’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

•	if any act or omission of Sensata-UK is or would be so prejudicial.
General Meetings of Shareholders
Sensata-Netherlands. A general meeting of shareholders shall be held at least once a year within the periods required under Dutch law and the NYSE listing rules to convene a general meeting of shareholders. Pursuant to the Sensata-Netherlands Articles, the company is required to hold an annual general meeting within six months of the close of the financial year. Extraordinary general meetings of shareholders may be held as frequently as they are called by the Sensata-Netherlands Board. Public notice of a general meeting of shareholders or an extraordinary meeting of shareholders must be given by the Sensata-Netherlands Board in accordance with Dutch law, the regulations of the NYSE, where the ordinary shares of Sensata-Netherlands are officially listed, and the rules and regulations of the SEC.
All shareholders are entitled to attend the general meetings of shareholders, to address the general meeting of shareholders and, in the case of shareholders so entitled, to vote, either in person or by appointing a proxy to act for them. The same applies to every pledge and usufructuary to whom the right to vote accrues. Holders of ordinary shares must inform the Sensata-Netherlands Board in writing of their intention to attend the meeting and such notice must be received by the Sensata-Netherlands Board no later than the date mentioned in the notice convening the meeting.
The Sensata-Netherlands Board may determine that shareholders may attend the general meeting, participate in the discussions and exercise voting rights electronically, provided that the person entitled to attend the meeting can be identified through the electronic means of communication and he or she is able to follow directly the discussions at the meeting.
Sensata-UK. An annual general meeting of shareholders shall be held once a year within the periods required under the laws of England and Wales and the NYSE listing rules to convene a general meeting of shareholders. Pursuant to the English Companies Act and the Sensata-UK Articles, Sensata-UK is required to hold an annual general meeting within six months of the day following the end of its fiscal year. The notice required for an annual general meeting is 21 clear days. For the purposes of giving notice, “clear days” means the period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect. It is anticipated that the annual general meetings of Sensata-UK will continue to be used for the purpose, among other things, of approving the annual financial statements and the annual business report.
Under the English Companies Act, a general meeting (other than the annual general meeting) may be convened by the board of directors of a company or by one or more shareholders representing at least 5% of the paid-up capital of a company carrying voting rights (excluding any paid-up capital held as treasury shares) or in certain circumstances, the auditor of the company. The Sensata-UK Articles provide that shareholders be given at least 14 clear days’ notice of general meetings (other than the annual general meeting).
Voting Rights
Sensata-Netherlands. Each share in Sensata-Netherlands confers the right to cast one vote at the general meeting of shareholders. Blank votes and invalid votes shall be regarded as not having been cast. Resolutions proposed to the general meeting of shareholders by the Sensata-Netherlands Board are adopted by an absolute majority of the votes cast, unless Dutch law or the Sensata-Netherlands Articles explicitly prescribes a larger majority.
Sensata-UK. At a poll taken at a meeting, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Ordinary Share of which he, she or it is the holder.
An “ordinary resolution” requires, on a poll, the affirmative vote of a simple majority of the total voting rights of those who (being entitled to do so) vote in person or by proxy.
A “special resolution” requires, on a poll, the affirmative vote of the holders of at least 75% of the total voting rights of those who (being entitled to do so) vote in person or by proxy.
The English Companies Act requires that a number of matters are approved by way of special resolution, including, amongst other things, an amendment to the company’s articles of association, change of name, and re-registration as a public or private company.
Liquidation
Sensata-Netherlands. The Company may be dissolved only by the shareholders at a general meeting of shareholders, upon the proposal of the Sensata-Netherlands Board. Any surplus arising out of liquidation, after the settlement of all claims of all creditors and the costs of the liquidation, will be distributed first, to the extent possible, in the amounts paid up on the preference shares together with any unpaid distribution, and then in the amounts paid up on the ordinary shares. All distributions referred to in this paragraph shall be made in accordance with the relevant provisions of the laws of the Netherlands.
Sensata-UK. The liquidation of an English company is a statutory process governed by the Insolvency Act 1986, where assets of the company are realized for the benefit of creditors or shareholders and the company is dissolved. Liquidation may be voluntary, where it is initiated by shareholders, or compulsory, where it is typically initiated by creditors and approved by the court. There are two types of voluntary liquidation: a members’ voluntary liquidation and a creditors’ voluntary liquidation; each is instigated by the special resolution of the shareholders and cannot be initiated by creditors directly. The essential difference is that a members’ voluntary liquidation applies to solvent companies and a creditors’ insolvent liquidation to insolvent companies. Accordingly, voluntary liquidation is not always an insolvency procedure. In all cases, a liquidator is appointed to collect in the assets of the company and distribute them in the order prescribed by the Insolvency Act 1986 to satisfy any charges, secured and unsecured creditors and the expenses of the liquidation. If there are any surplus funds available after these liabilities have been satisfied in full, they will be divided amongst shareholders in proportion to their existing shareholdings.
Enforcement of Judgments
Sensata-Netherlands. The Netherlands and the U.S. do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the U.S. in the Netherlands is governed by the principles set forth in the Dutch statute of civil procedure. This statute provides in principle that a judgment rendered by a non-Dutch court may not be enforced in the Netherlands. Nevertheless, Dutch Courts may give force to such non-Dutch judgment without reviewing it on the merits if (i) litigants have submitted themselves to the jurisdiction of such court explicitly through their choice of competent court or implicitly by cooperating with the court procedures and (ii) the court procedures and the service of documents leading to the judgment were in accordance with the due process of law.
Sensata-UK. There are no arrangements in place between the UK and the U.S. relating to the reciprocal enforcement of judgments. U.S. judgments must therefore be enforced at common law and by instituting fresh legal proceedings in England and Wales. In broad terms, for a foreign judgment to be recognized by courts in England and Wales:

•	it must be for a debt or definite sum of money;

•	it must be final and conclusive in the court which pronounced it; and

•	it must have been given by a court regarded by the laws of England and Wales as competent to do so.
It may therefore be more difficult (or impossible) to bring some types of claims against an English company. Further, a judgment may be impeached by showing that:

•	the court in question did not, in the circumstances of the case, and in accordance with the English rules of private international law, have jurisdiction to give that judgment;

•	the judgment was obtained through fraud;

•	the enforcement of the judgment would be contrary to the public policy of the UK; or

•	the proceedings in which the judgment was obtained were opposed to the rules of natural justice.
A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in the English courts on public policy grounds and a prosecution brought before the English courts under U.S. federal securities laws may also not be permitted on public policy grounds.

PROPOSAL 1 — AMENDMENT OF THE ARTICLES OF ASSOCIATION IN CONNECTION WITH THE MERGER
In anticipation of the Merger, the Sensata-Netherlands Board proposes to amend the Sensata-Netherlands Articles and add a new article 42 (Withdrawal right and criterion based on section 2:333h of the DCC).
On September 28, 2017, the Sensata-Netherlands Board and the Sensata-UK Board unanimously approved the form of Merger Proposal, according to which (i) Sensata-Netherlands will cease to exist, (ii) Sensata-UK will obtain the assets and liabilities of the Company under universal succession of title and (iii) shareholders of Sensata-Netherlands are entitled to Ordinary Shares at an exchange ratio of one newly issued Ordinary Share for one share in the capital of Sensata-Netherlands.
If the meeting approves the Merger, any shareholder of Sensata-Netherlands that voted against such proposal has the right to elect not to become a shareholder of Sensata-UK and file a request for compensation with Sensata-Netherlands in accordance with the DCC within one month after the meeting. A withdrawing shareholder can only make use of the withdrawal right in respect of the shares in Sensata-Netherlands that such shareholder (i) held at the record date of the meeting and for which such shareholder voted against the Merger and (ii) still holds at the time of submitting the withdrawal application and at the effective time of the Merger. Upon the Merger taking effect, the withdrawing shareholder will not receive Ordinary Shares. Instead, such withdrawing shareholder will receive cash compensation (net of any Dutch dividend withholding tax that is required to be withheld by law) for the ordinary shares in Sensata-Netherlands for which it duly exercised his withdrawal right and such ordinary shares of Sensata-Netherlands will cease to exist as a consequence of the Merger taking effect.
This proposed amendment provides for the inclusion of a criterion referred to in the DCC under which the amount of compensation to shareholders of Sensata-Netherlands who elect to exercise their withdrawal right can be established objectively. The criterion is such that, if possible, the amount of compensation corresponds to the value of the shares in Sensata-Netherlands at the effective time of the Merger, so that shareholders of Sensata-Netherlands are treated equally as much as possible, regardless of whether they voted in favor or against the Merger.
The amount of compensation per share in Sensata-Netherlands for which withdrawal rights have been exercised shall be determined on the basis of the average closing price per share provided on a daily basis by the NYSE over a period of the last twenty (20) trading days immediately prior to the date the Merger becomes effective. On payments of cash compensation, dividend withholding tax of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. See “Proposals Relating to the Merger — Withdrawal Rights.”
The affirmative vote of a majority of the votes cast at the meeting is required to (i) amend the Sensata-Netherlands Articles and (ii) authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to effect the aforementioned amendment of the Sensata-Netherlands Articles.
If this proposal is adopted by an absolute majority of the votes cast, the changes will be implemented with immediate effect during a suspension of the meeting and prior to the proposal to vote on the Merger. The Company will not proceed with the vote on Proposal No. 2 if Proposal No. 1 is not approved by the requisite vote of shareholders.

PROPOSAL NO. 1 — AMENDMENT OF THE ARTICLES OF ASSOCIATION IN CONNECTION WITH THE MERGER
The full text of the proposed amendment is provided below:
“Article 41. Withdrawal right and criterion pursuant to article 2:333h of the Dutch Civil Code.
If the Company merges into Sensata Technologies Holding plc (Sensata-UK) in accordance with the terms and conditions of the joint merger proposal dated the twenty-sixth day of October two thousand seventeen as drawn up by the Board and the board of directors of Sensata-UK (Merger Proposal), which Merger Proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Sensata-UK in exchange for one (1) share in the capital of the Company, the compensation per share which, pursuant to article 2:333h of the Dutch Civil Code, may be requested for by the Shareholders who voted against the aforementioned merger instead of acquiring shares in the capital of Sensata-UK, is determined by the Board on the following basis:
the average closing price per share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective.
The aforementioned compensation shall be paid in accordance with the terms and conditions of the Merger Proposal.”
The Sensata-Netherlands Board recommends that shareholders vote “FOR” (a) the amendment of the Sensata-Netherlands Articles in connection with the proposed Merger, (b) authorize any and all lawyers and (deputy) civil law notaries practicing at Loyens & Loeff N.V., Amsterdam, the Netherlands, to execute the notarial deed of amendment of the articles of association to effect the aforementioned amendment of the Sensata-Netherlands Articles.

PROPOSAL 2 — APPROVAL OF THE MERGER
The Sensata-Netherlands Board and the Sensata-UK Board have unanimously approved the Merger Proposal, according to which (i) Sensata-Netherlands will cease to exist, (ii) Sensata-UK will obtain the assets and liabilities of Sensata-UK under universal succession of title and (iii) shareholders of Sensata-Netherlands are entitled to Ordinary Shares at an exchange ratio of one newly issued Ordinary Share for one share in the capital of Sensata-Netherlands.
The Merger will result in Sensata-UK becoming the publicly traded parent of the Sensata group and thereby effectively change the place of establishment of our publicly-traded parent company from the Netherlands to the UK. Sensata-UK will be conducting, through its subsidiaries, the same businesses as conducted by Sensata-Netherlands before the Merger.
The Sensata-Netherlands Board may also resolve at any given time in its sole discretion, including after the Extraordinary Meeting, that the Merger is no longer in the interest of the Company and the enterprise connected with it, and therefore resolve not to effect the Merger.
If the Merger is approved by the requisite vote of our shareholders, and the other conditions to closing are satisfied, we will request a Dutch civil law notary (notaris) to issue a certificate attesting that Sensata-Netherlands has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with. In addition, we will request the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities in accordance with the UK Regulations. Following this, a joint application will be submitted to the UK High Court by Sensata-UK and Sensata-Netherlands for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the first quarter of 2018.
The affirmative vote of the majority of the votes cast at the meeting is required to approve the Merger if at least 50% of the issued share capital is represented (either in person or by proxy) at the meeting. If less than 50% of the issued share capital is represented, the approval of at least two-thirds of the votes cast is required. The Company will not proceed with the vote on Proposal No. 2 if Proposal No. 1 is not approved by the requisite vote of shareholders.
See “Proposals Relating to the Merger” for more information about the Merger.
The Sensata-Netherlands Board recommends that shareholders vote “FOR” the approval of the Merger.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the Proxy Materials by contacting the Corporate Secretary, Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., 529 Pleasant Street, Attleboro, MA 02703.
LEGAL MATTERS
Clifford Chance LLP, London, England, will pass upon certain UK legal matters with respect to the Merger, including legal matters with respect to the validity of the Ordinary Shares to be issued pursuant to the Merger, and certain UK tax consequences of the Merger. Foley Hoag LLP, Boston, Massachusetts, will pass upon certain U.S. federal income tax consequences of the Merger. Loyens & Loeff N.V., Amsterdam, the Netherlands, will pass upon certain Dutch tax consequences of the Merger.
EXPERTS
The consolidated financial statements of Sensata Technologies Holding N.V. appearing in Sensata Technologies Holding N.V.'s Annual Report on Form 10-K for the year ended December 31, 2016, including schedules appearing therein, and the effectiveness of Sensata Technologies Holding N.V.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows Sensata-Netherlands and Sensata-UK to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information about Sensata-Netherlands and Sensata-UK by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. The following documents, which have been filed with the SEC by Sensata-Netherlands, are incorporated by reference in this proxy statement/prospectus (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

1.	Annual Report on Form 10-K for the year ended December 31, 2016 (filed on February 2, 2017);

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed on April 25, 2017), June 30, 2017 (filed on July 25, 2017) and September 30, 2017 (filed on October 24, 2017);

3.
Current Reports on Form 8-K filed with the SEC on November 14, 2017, November 1, 2017, October 13, 2017, October 4, 2017, May 23, 2017 and October 30, 2013 (which Current Report includes the description of Sensata-Netherlands’ ordinary shares, nominal value €0.01 per share); and

4.	Proxy Statement on Schedule 14A for Sensata-Netherlands’ 2017 annual general meeting of shareholders (filed on April 20, 2017).
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this proxy statement/prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this proxy statement/prospectus from the date the document is filed with the SEC.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION
Sensata-Netherlands is currently subject to the information requirements of the Exchange Act and files reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements, or other information filed by Sensata-Netherlands at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding Sensata-Netherlands. The address of the SEC website is www.sec.gov.
Sensata-UK has filed a Registration Statement on Form S-4 with the SEC to register its Ordinary Shares in connection with the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sensata-UK under applicable U.S. securities laws in addition to being the proxy statement of Sensata-Netherlands for the Extraordinary Meeting. This proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the EU Prospectus Directive, the EU Prospectus Regulation, or the UK Financial Conduct Authority’s Prospectus Rules.
We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this proxy statement/prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this proxy statement/prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, Massachusetts 02703
Attn: Vice President, Investor Relations
Telephone: (508) 236-3800
If you would like to request documents from us, please do so no later than 10 business days before the Extraordinary Meeting to assure that you will receive them before the Extraordinary Meeting.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to consider and vote upon the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to our shareholders nor the issuance of Ordinary Shares in the Merger shall create any implication to the contrary.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the Sensata-Netherlands Board does not know of any business that will be presented for consideration at the Extraordinary Meeting other than the matters described in this proxy statement/prospectus. If any other matters are properly brought before the Extraordinary Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

ANNEX A — MERGER PROPOSAL

COMMON DRAFT TERMS OF THE CROSS-BORDER LEGAL MERGER
("Merger Proposal")
of
SENSATA TECHNOLOGIES HOLDING N.V.
and
SENSATA TECHNOLOGIES HOLDING PLC

26 OCTOBER 2017

* Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Sensata Technologies Holding N.V. hereby undertakes to furnish supplementally copies of this omitted schedule upon request by the Securities and Exchange Commission.

The undersigned:

1.	Martha Sullivan; and

2.	Jeffrey Cote;
together constituting the entire board of directors of Sensata Technologies Holding plc, a company limited by shares incorporated under the laws of England and Wales, with registered number 10900776, having its registered office at Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, Wiltshire, SN4 8SY, United Kingdom ("Sensata-UK" and also the "Acquiring Company");
and

3.	Martha Sullivan, executive director;

4.	Thomas Wroe, non-executive director;

5.	Paul Edgerley, non-executive director;

6.	Constance Skidmore, non-executive director;

7.	Charles Peffer, non-executive director;

8.	Kirk Pond, non-executive director;

9.	Andrew Teich, non-executive director;

10.	Stephen Zide, non-executive director;

11.	James Heppelmann, non-executive director; and

12.	Beda Bolzenius, non-executive director,
together constituting the entire board of directors of Sensata Technologies Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Hengelo, the Netherlands, and its registered office at Jan Tinbergenstraat 80, 7559 SP, Hengelo, the Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 24192692 ("Sensata-NL" and also the "Disappearing Company" and together with Sensata-UK, the "Merging Companies" and each individually, a "Merging Company").
WHEREAS:

(A)
Sensata-UK is a public limited company with a share capital of EUR 57,101 consisting of one ordinary share of EUR 1.00 (the "Initial Ordinary Share") and 57,100 non-voting redeemable shares of EUR 1.00 each (the "Non-Voting Redeemable Shares") held by the sole shareholder, MaplesFS UK Group Services Limited ("MaplesFS"). MaplesFS, as the legal owner of the Initial Ordinary Share and the Non-Voting Redeemable Shares, holds such shares on trust for charitable purposes.

(B)
Sensata-NL is a public company with an issued share capital of EUR 1,785,624.49 consisting of 178,562,449 ordinary shares of EUR 0.01 each (the "NV Ordinary Shares"). The NV Ordinary Shares are listed on the New York Stock Exchange under the symbol "ST".  The majority of the NV Ordinary Shares are held in nominee form via the Depository Trust Company ("DTC"), and the rest of the NV Ordinary Shares are held directly in registered form by certain shareholders.

(C)
The board of directors of Sensata-NL has concluded to reorganise the Sensata Technologies group structure which will result in a new UK holding company, Sensata-UK, serving as the publicly traded parent of the Sensata Technologies group of companies (the "Sensata Group"). To achieve this reorganisation, Sensata-NL intends to merge with Sensata-UK on the terms set out in this Merger Proposal.

(D)
As the merger results in Sensata-UK absorbing Sensata-NL, the shareholders of Sensata-NL will receive, as merger consideration, one ordinary share of EUR 0.01 each in Sensata-UK (the "UK Ordinary Share") for each NV Ordinary Share held immediately prior to the Merger Effective Time (as defined in paragraph (M) below), such UK Ordinary Shares to be issued credited as fully paid up.

(E)
The board of directors of Sensata-UK and the board of directors of Sensata-NL propose to structure the merger as a transfer of all assets and liabilities of Sensata-NL to Sensata-UK under universal succession of title (onder algemene titel) by way of a cross-border merger within the meaning of articles 2:309 et seq. and 2:333b et seq. of the Dutch Civil Code (the "DCC")

and regulation 2 of the UK Companies (Cross-Border Mergers) Regulations 2007 (the "UK Regulations"), both implementing the European Cross-Border Mergers Directive (Directive 2005/56/EC) (the "Merger").

(F)
This Merger Proposal sets out the terms and conditions of the contemplated Merger between Sensata-NL and Sensata-UK, in compliance with article 2:312 of the DCC in conjunction with articles 2:326 and 2:333d of the DCC and regulation 7 of the UK Regulations.

(G)
For U.S. federal income tax purposes, Sensata-NL and Sensata-UK intend that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder (the "Treasury Regulations"), and that this Merger Proposal be, and be hereby adopted as, a "plan of reorganization" for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

(H)
The shareholders' register of Sensata-NL does not appear to indicate, nor is the board of directors of Sensata-NL acquainted with any pledge (pandrecht) of shares in the issued share capital of Sensata-NL, or any right of usufruct (recht van vruchtgebruik) created therein. All shares in the issued share capital of the Merging Companies have been paid up in full.

(I)	No depositary receipts of shares (certificaten van aandelen) in the issued share capital of Sensata-NL have been issued and remain outstanding.

(J)
None of the Merging Companies has been dissolved (ontbonden), has been declared bankrupt (in staat van faillissement verkaard) or has been granted a suspension of payments (surséance van betaling), nor are the respective boards of directors acquainted with any intention to dissolve a Merging Company or a pending request to declare the Merging Company bankrupt or grant a suspension of payments.

(K)
None of the Merging Companies has instituted a works council or co-determination council (medezeggenschapsraad) and there is no association of employees, which includes amongst its members employees of the Merging Companies or one of their subsidiaries other than a works council established at Sensata Technologies Holland B.V. The boards of directors of the Merging Companies hereby confirm that there are no existing employee representation bodies that have consultation or other rights in relation to the Merger.

(L)
On 25 October 2017, the board of directors of Sensata-UK unanimously approved this Merger Proposal and, on 28 September 2017, the board of directors of Sensata-NL unanimously approved this Merger Proposal. In accordance with Dutch law, all members of the boards of directors of the Merging Companies have signed this Merger Proposal.

(M)	The Merger will become effective on the date fixed by an order of the High Court of England and Wales (the "UK High Court") (the "Merger Effective Time").

1.	CORPORATE INFORMATION OF THE MERGING COMPANIES

1.1	Corporate information of the Acquiring Company:

1.1.1	Name:	Sensata Technologies Holding plc.

1.1.2	Form:	A public company limited by shares, incorporated under the laws of England and Wales

1.1.3	Registered Office:	Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, Wiltshire, SN4 8SY, United Kingdom

1.1.4	Country of incorporation:	England & Wales

1.1.5	Date of incorporation:	4 August 2017

1.1.6	Share capital:	EUR 57,101 consisting of (i) one ordinary share of EUR 1.00 (the "Initial Ordinary Share") and 57,100 non-voting redeemable shares of EUR 1.00 each (the "Non-Voting Redeemable Shares")

1.1.7	Financial Year:	1 January — 31 December

1.1.8	Employees:	0

1.2	Corporate information of the Disappearing Company:

1.2.1	Name:	Sensata Technologies Holding N.V.

1.2.2	Form:	a public company (naamloze vennootschap) incorporated under the laws of the Netherlands

1.2.3	Registered Office:	Jan Tinbergenstraat, 80, 7559 SP, Hengelo, the Netherlands

1.2.4	Official seat:	Hengelo, the Netherlands

1.2.5	Share capital:	EUR 1,785,624.49 consisting of 178,562,449 ordinary shares of EUR 0.01 each (the "NV Ordinary Shares")

1.2.6	Financial Year:	1 January — 31 December

1.2.7	Employees:	22

1.3	Corporate objects of the Disappearing Company:

1.3.1
to participate or to acquire interests in any other way in enterprises, to manage or exercise supervision of enterprises and to provide services to enterprises, with special reference to enterprises engaged in the production of sensors and controls for manufacturers in the automotive, appliance, aircraft and industrial business or rendering other services to such enterprises;

1.3.2	to perform all acts which directly or indirectly may be conductive to such objects.
In realising its objects Sensata-NL shall exercise management directed at promoting in the best way possible and in a well balanced manner the interests of those who are directly or indirectly interested in the Company.

1.4
The current articles of association of Sensata-UK are appended to this Merger Proposal at Schedule 1 (the "UK Articles"). Subject to and with effect from the Merger Effective Time, Sensata-UK will adopt the proposed new articles of association as appended to this Merger Proposal at Schedule 3 (the "UK Proposed Articles").

The current articles of association of Sensata-NL are appended to this Merger Proposal at Schedule 2 (the "NV Articles").  The NV Articles will be amended to include a criterion, as referred to in the last sentence of paragraph 2 of article 2:333h of the DCC, on the basis of which the cash compensation payable to shareholders of Sensata-NL who exercise their Withdrawal Right (as defined and described in paragraph 10 of this Merger Proposal) in accordance with paragraph 1 of article 2:333h of the DCC can be readily determined.  The amendments to the articles of association will be proposed at the general meeting of shareholders of Sensata-NL called to consider and approve this Merger Proposal and resolve upon and give effect to the Merger. A copy of the proposed amended articles of association of Sensata-NL is appended to this Merger Proposal at Schedule 4 (the "NV Proposed Articles"). The resolution to approve this Merger Proposal and resolve upon and give effect to the Merger (the “Merger Resolution”) will not be put to the vote of the shareholders at the general meeting unless (i) the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles has been adopted at the general meeting; and (ii) the Sensata-NL’s articles of association have been amended in accordance with the NV Proposed Articles during a short recess of the general meeting.

2.	MEASURES IN CONNECTION WITH EXCHANGE OF SHARE OWNERSHIP

2.1
As Sensata-NL will cease to exist immediately after the Merger Effective Time, all issued shares in the capital of Sensata-NL will be cancelled, including all treasury shares held by Sensata-NL. All assets and liabilities of Sensata-NL will be transferred under universal succession of title (onder algemene titel) to Sensata-UK.

2.2
Pursuant to article 2:311 paragraph 2 DCC and regulation 17 of the UK Regulations, the shareholders of Sensata-NL will become shareholders of Sensata-UK immediately after the Merger Effective Time, except for the shareholders who exercise their Withdrawal Right with respect to all their shares in the capital of Sensata-NL.

3.	DESIGNATION AND VALUATION OF THE ASSETS AND LIABILITIES OF SENSATA NL TO BE TRANSFERRED TO SENSATA UK

3.1
The description of the assets and liabilities transferred by universal title of succession to Sensata-UK as a result of the Merger is established for information purposes only based on the Merger Accounts (as defined below). The description is not limited as the Merger will lead to a transfer by universal title of succession of all the assets and liabilities of Sensata-NL as of the Merger Effective Time.

3.2
For the avoidance of doubt, should any assets not be mentioned in the Merger Proposal as a result of any error or omission, those assets are deemed to be the property of Sensata-NL immediately before the Merger Effective Time and are deemed to be rightfully transferred by universal title of succession to Sensata-UK without adjustment of the Exchange Ratio (as defined in paragraph 4.2 of this Merger Proposal).

3.3	The transferred assets comprise of:

3.3.1
common shares constituting the entire issued and outstanding share capital of Sensata Technologies Intermediate Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Hengelo, the Netherlands, and its registered office at Jan Tinbergenstraat 80, 7559 SP, Hengelo, the Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34243026;

3.3.2	prepaid expenses and other current assets; and

3.3.3	cash and cash equivalents and receivables (including inter-company receivables from subsidiaries).

3.4	The transferred liabilities comprise of:

3.4.1	Accounts payable (including inter-company payables to subsidiaries), accrued expenses and other current liabilities.

3.5	Please refer to the Merger Accounts (as defined below) for the assets and liabilities of Sensata-NL.

3.6
The valuation of the relevant assets and liabilities of Sensata-NL to be acquired by Sensata-UK was last undertaken on 1 July 2017 on the basis of net asset value and any other valuation method applied to those assets and liabilities in the Merger Accounts.

4.	CONSIDERATION FOR THE MERGER, EXCHANGE RATIO AND TERMS OF ALLOTMENT OF UK ORDINARY SHARES

4.1	The following measures are to be taken in connection with the transition of ownership of shares in the capital of Sensata-NL, as referred to in article 2:312, paragraph 2 sub g. of the DCC:

4.1.1	NV Ordinary Shares held by Sensata-NL will cease to exist in accordance with article 2:325 paragraph 4 of the DCC;

4.1.2
as Sensata-NL does not hold any shares in the capital of Sensata-UK and Sensata-UK does not hold any shares in its own capital, no shares will be cancelled pursuant to article 2:325 paragraph 3 of the DCC upon the Merger becoming effective;

4.1.3
immediately after the Merger Effective Time, UK Ordinary Shares will be allotted to the shareholders of Sensata-NL. The final number of UK Ordinary Shares to be issued and allotted pursuant to the Merger will depend on the number (if any) of NV Ordinary Shares for which shareholders in Sensata-NL duly exercise their Withdrawal Right (as defined and described in paragraph 10 of this Merger Proposal), such number of NV Ordinary Shares will cease to exist as of the Merger Effective Time in accordance with article 2:333h paragraph 3 of the DCC;

4.1.4	no UK Ordinary Shares will be allotted in respect of any NV Ordinary Shares held in treasury;

4.1.5
the UK Ordinary Shares to be allotted and issued on the Merger Effective Date in connection with the Merger pursuant to the Exchange Ratio (as defined in paragraph 4.2 of this Merger Proposal) will be fully paid and rank pari passu in all respects with all other UK Ordinary Shares and will be listed on the New York Stock Exchange; and

4.1.6
in connection with the Merger, no special rights or restrictions are to be granted in Sensata-UK to any holders of UK Ordinary Shares, nor are any shares of special classes or other options to be granted in Sensata-UK, given that no such special rights or restrictions or special classes or other options are currently in existence in Sensata-NL.

4.2	Exchange Ratio

4.2.1
The exchange ratio of the shares as referred to in Title 7, Book 2 of the DCC is such that for each NV Ordinary Share in the capital of Sensata-NL one UK Ordinary Share in the capital of Sensata-UK will be allocated.

4.2.2
Except as described in paragraphs 1.4 and 10 of this Merger Proposal, no cash payment shall be made by Sensata-UK to Sensata-NL shareholders in respect of their NV Ordinary Shares or the transfer of Sensata-NL's assets and liabilities to Sensata-UK pursuant to the Merger.

5.	DETERMINATION OF THE MERGER EXCHANGE RATIO
The selected Exchange Ratio provides for the issue of one UK Ordinary Share for one NV Ordinary Share, corresponding to a resulting parity of 1:1.

6.	ACCOUNTS
The Merger shall take place on the basis of the non-adopted interim financial accounts of Sensata-NL for the financial period ended 1 July 2017 (the "Merger Accounts") set out in Schedule 6 of this Merger Proposal and the relevant financial statements of Sensata-UK for the period ended 30 September 2017. The audited annual accounts of Sensata-NL for the financial years ended 31 December 2016, 31 December 2015 and 31 December 2014 are filed with the Dutch Commercial Register (Handelsregister) and are available to shareholders and creditors of Sensata-NL at the offices of Sensata-NL as of the date hereof.

7.	REASONS FOR THE MERGER

7.1
Through recent acquisitions, the Sensata Group has significantly increased its presence in the UK, and the Merger will allow the Sensata Group to be organized in a jurisdiction in which it has more significant operations.

7.2	The UK is generally thought by investors to be a shareholder-friendly corporate governance environment.

7.3
The Sensata Group's strategy is to deploy capital in a manner that creates the greatest value for its shareholders. To achieve this, the Sensata Group continuously assesses various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for its shareholders. As a company incorporated in England and Wales, the Sensata Group will increase its flexibility and effectiveness in allocating and deploying capital.

7.4
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from shareholders' and an international banking perspective.

7.5
The Sensata Group will no longer require 50% of its shareholders to be U.S. residents to ensure eligibility for tax treaty benefits, and will therefore no longer be required to perform the shareholder analyses the Sensata Group currently needs to perform in order to demonstrate its ultimate beneficial owners.

8.	CONSEQUENCES OF THE MERGER

8.1
As soon as practicable following the date hereof, the board of directors of Sensata-NL (or, if appropriate, any committee thereof administering the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan and the Sensata Technologies Holding B.V. first amended and restated 2006 Management Option Plan for key employees of Sensata-NL and its subsidiaries (collectively, the "Company Equity Incentive Plans")), shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that:

8.1.1
each then outstanding option to acquire NV Ordinary Shares (each, a "NV Option") granted under a Company Equity Incentive Plan shall cease to represent a right to acquire NV Ordinary Shares and shall be converted into an option (each, a "UK Option") to acquire, on the same terms and conditions applicable to each such NV Option immediately prior to the Merger Effective Time (including the same vesting conditions), the same number of UK Ordinary Shares as the number of NV Ordinary Shares that was subject to such NV Option immediately prior to the Merger Effective Time, at an exercise price per UK Ordinary Share equal to the exercise price for each such NV Ordinary Share subject to such NV Option immediately prior to the Merger Effective Time; and

8.1.2
each then outstanding right to acquire NV Ordinary Shares (each, a "NV Restricted Stock Unit") granted under a Company Equity Incentive Plan shall cease to represent a right to acquire NV Ordinary Shares and shall be converted into a right (each, a "UK Restricted Stock Unit") to acquire, on the same terms and conditions applicable to such NV Restricted Stock Unit immediately prior to the Merger Effective Time (including the same vesting conditions), the same number of UK Ordinary Shares as the number of NV Ordinary Shares that was subject to such NV Restricted Stock Unit immediately prior to the Merger Effective Time.

8.2
No specific advantages or benefits shall be provided, in connection with the Merger, to the independent experts (as referred to in paragraph 14 of this Merger Proposal), the boards of directors of the Merging Companies or any other parties who are involved in the Merger. The independent experts will receive adequate remuneration in relation to the tasks performed by each of them, in accordance with the terms agreed with Sensata-NL and Sensata-UK respectively.

8.3	The current composition of the board of directors of Sensata-UK is as follows:

8.3.1	Martha Sullivan; and

8.3.2	Jeffrey Cote;
Following the Merger, the composition of the board of directors of Sensata-UK will be as follows:

8.3.3	Martha Sullivan;

8.3.4	Thomas Wroe;

8.3.5	Paul Edgerley;

8.3.6	Constance Skidmore;

8.3.7	Charles Peffer;

8.3.8	Kirk Pond;

8.3.9	Andrew Teich;

8.3.10	Stephen Zide;

8.3.11	James Heppelman; and

8.3.12	Beda Bolzenius.

8.4
As from 1 January 2018, Sensata-UK shall account for the financial data and transactions of Sensata-NL in its annual accounts. All acts and operations of Sensata-NL shall, as from the Merger Effective Time, be conducted for the account of Sensata-UK. In addition, as from the Merger Effective Time, the UK Ordinary Shares to be allotted and issued in connection with the Merger will carry the entitlement to participate in the profits that may be distributed by Sensata-UK. No special rights or conditions to dividends will be granted in connection with the Merger, and no particular conditions are expected with respect to any dividend rights in Sensata-UK. The effects of the Merger on the goodwill and the distributable reserves of Sensata-UK are as follows:

8.4.1	The Merger does not have any effects on the amount of goodwill of Sensata-UK.

8.4.2
Under the laws of England and Wales, the reserves previously held by Sensata-NL will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will, however, give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-NL pursuant to the Merger exceeds the nominal value of the UK Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve as set out hereafter in paragraph 8.5.

8.5
Immediately after the Merger Effective Time, it is expected that Sensata-UK will capitalize the merger reserve arising as a result of the Merger by issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the amount of the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share, thereby creating distributable reserves. Sensata-UK will seek to obtain the approval of the UK High Court to the capital reduction as soon as practicable following the Merger. The activities of Sensata-NL shall be continued by Sensata-UK, as from the Merger Effective Time.

8.6
It is expected that prior to the Merger Effective Time all employees of Sensata-NL will be transferred to Sensata Technologies B.V. by way of a transfer of contract (contractsovername) within the meaning of article 6:159 of the Dutch Civil Code on the same or substantially similar terms and conditions to those which apply at the date of this Merger Proposal.

9.	TAX PROVISIONS

9.1	Dutch tax regime

9.1.1	Tax consequences for Sensata-NL
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realised on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-NL paying corporate income tax.

9.1.2	Withholding tax
The Merger will not give rise to Dutch dividend withholding tax if and to the extent that the aggregate amount of any Cash Compensation received by the shareholders of Sensata-NL in connection with the exercise of the their Withdrawal Right does not exceed the average capital recognized as paid-up on the relevant NV Ordinary Shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant NV Ordinary Shares for Dutch dividend withholding tax purposes.

9.1.3	Taxes on capital gains
Holders of NV Ordinary Shares that are subject to tax in the Netherlands and realise a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, shareholders receiving shares in Sensata-UK in exchange for all their shares in Sensata-NL in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognised for Dutch tax purposes.

9.1.4	Value added tax
No value added tax will be due in the Netherlands on the exchange of NV Ordinary Shares for UK Ordinary Shares and/or on payments of Cash Compensation and no value added tax will be due in the Netherlands on the transfer of all assets and liabilities of Sensata-NL to Sensata-UK under universal succession of title (onder algemene titel).

9.1.5	Other taxes
There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the entering into of the Merger and/or on duly exercising Withdrawal Rights.

9.2	UK tax regime
The following paragraphs constitute a non-exhaustive summary of certain UK tax matters relevant to the Merger and the future participation of shareholders in Sensata-UK based on current law and published practice of HMRC, both of which are subject to change (potentially with retrospective effect). The paragraphs do not consider the UK tax consequences for shareholders of the merger itself or, aside from stamp duty and stamp duty reserve tax, the UK tax consequences of a future disposal by shareholders of UK Ordinary Shares.

9.2.1	Sensata-UK
Sensata-UK will be within the scope of UK corporation tax following the Merger. We expect that Sensata-UK will not be subject to UK corporation tax as a result of the Merger itself.

9.2.2	Taxation of Dividends
Under current UK tax legislation, any future dividends paid by Sensata-UK will not be subject to withholding or deduction on account of UK tax, irrespective of the tax residence or the individual circumstances of the recipient shareholder.
Individual shareholders may need to review their personal circumstances to establish their exposure to UK income tax going forwards on any dividend income received from Sensata-UK.

9.2.3	Stamp duty and stamp duty reserve tax ("SDRT")
The discussion below relates to holders of UK Ordinary Shares wherever resident, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.
Transfers of UK Ordinary Shares
Transfers of UK Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the UK Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. It is our understanding that no such election has been made by DTC.
The transfer on sale of UK Ordinary Shares held in certificated form (and hence not within the DTC system) will generally be subject to stamp duty on the instrument of transfer at the rate of 0.5% of the amount or value of the consideration for the shares (rounded up if necessary to the nearest multiple of £5). Stamp duty is normally paid by the purchaser of the shares.
An unconditional agreement to transfer UK Ordinary Shares that are not within the DTC system will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration for the shares. However, where within six years of the date of the agreement an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid may be reclaimed. SDRT is normally the liability of the purchaser of the shares.
If UK Ordinary Shares not held within the DTC system are transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services (including the DTC) or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT may be payable at a rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. This liability for stamp duty or SDRT will strictly be accountable by the depositary or clearance service operator or their nominee, as the case may be, but will in practice generally be reimbursed by participants in the clearance service or depositary receipt scheme.
Repurchase of UK Ordinary Shares
The repurchase of UK Ordinary Shares by Sensata-UK (whether held within the DTC system or not) will attract a charge to stamp duty of 0.5% of the consideration paid by Sensata-UK in respect of the repurchase.

10.	WITHDRAWAL RIGHT

10.1
If, at the general meeting of Sensata-NL, the Merger Resolution were adopted, any shareholder of Sensata-NL that voted against the Merger Resolution has the right to elect not to become a shareholder of Sensata-UK (the "Withdrawal Right") and file a request for compensation (the "Withdrawal Application") in accordance with article 2:333h paragraph 1 of the DCC (such shareholder being a "Withdrawing Shareholder"). The Withdrawal Application must be submitted to Sensata-NL no later than one month after the date of the general meeting where the Merger Resolution has been adopted (counting from the day after the general meeting, the "Withdrawal Period"). All Withdrawal Applications are irrevocable after the end of the Withdrawal Period and a Withdrawing Shareholder will not be allowed to transfer his Exit Shares (as defined below) in any manner.

10.2
A shareholder of record who would like to exercise the Withdrawal Right will need to complete a Withdrawal Application form, a draft of which is appended to this Merger Proposal at Schedule 5 (the "Withdrawal Application Form"). A final version of the Withdrawal Application Form will be provided to the shareholder(s) of record that vote against the Merger Resolution and should be completed and returned in accordance with the instructions contained therein. A shareholder holding shares in "street name" who wishes to exercise the

Withdrawal Right should contact its broker, bank, trustee or other nominee who will complete the Withdrawal Application Form for such shareholder's Exit Shares (as defined below). Upon the Merger becoming effective at the Merger Effective Time, the Withdrawing Shareholder will not receive shares in Sensata-UK, but will instead receive compensation in cash (the "Cash Compensation") for the NV Ordinary Shares on which he exercised his Withdrawal Right, and such NV Ordinary Shares will cease to exist as a consequence of the Merger taking effect. Dutch dividend withholding tax at a rate of 15 per cent. will generally be withheld on payments of the Cash Compensation if and to the extent that such payments exceed the average capital recognised as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Please see section 9.1.2 of this Merger Proposal (Withholding tax) for more details.

10.3
A Withdrawing Shareholder can only exercise its Withdrawal Right for the NV Ordinary Shares it (i) held at the record date of the relevant general meeting of Sensata-NL at which the Withdrawing Shareholder voted against the Merger Resolution; and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Merger Effective Time (the "Exit Shares"). A shareholder of Sensata-NL who has voted in favor of the Merger Resolution at the general meeting of Sensata-NL, has abstained from voting, or was not present or represented at the general meeting does not have a Withdrawal Right. Broker non-votes will be treated as abstentions for the purpose of determining whether a shareholder is eligible to exercise its Withdrawal Right.

10.4
Pursuant to article 2:333h of the DCC, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares. The Cash Compensation per Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the criterion (the "Criterion") set out in the NV Proposed Articles, subject to the amendment of Sensata-NL’s articles of association being resolved upon and amended in conformity with the NV Proposed Articles at the general meeting of Sensata-NL to resolve upon and give effect to the Merger.

10.5
The amount of Cash Compensation per NV Ordinary Share will be determined on the basis of the average closing price of a NV Ordinary Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the Merger Effective Time, such in accordance with the following new article 41 that is proposed to be inserted in the NV Proposed Articles:

“Article 41. Withdrawal right and criterion pursuant to article 2:333h of the Dutch Civil Code.
If the Company merges into Sensata Technologies Holding plc (Sensata-UK) in accordance with the terms and conditions of the joint merger proposal dated the 26th day of October two thousand seventeen as drawn up by the Board and the board of directors of Sensata-UK (Merger Proposal), which Merger Proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Sensata-UK in exchange for one (1) share in the capital of the Company, the compensation per share which, pursuant to article 2:333h of the Dutch Civil Code, may be requested for by the Shareholders who voted against the aforementioned merger instead of acquiring shares in the capital of Sensata-UK, is determined by the Board on the following basis:
the average closing price per Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective.
The aforementioned compensation shall be paid in accordance with the terms and conditions of the Merger Proposal.”

10.6
After the expiry of the Withdrawal Period, Sensata-NL and Sensata-UK will jointly determine the number of Withdrawing Shareholders and the aggregate number of Exit Shares based on the Withdrawal Applications received.

10.7
As a result of the procedure described above, the Cash Compensation to be received by each Withdrawing Shareholder will be determined, and the Cash Compensation will be paid to each Withdrawing Shareholder, prior to the execution of the Pre-Merger Certificate (as defined below).

10.8
Sensata-UK hereby assumes the obligation of Sensata-NL to pay the Cash Compensation to the Withdrawing Shareholders in accordance with article 2:333i paragraph 4 DCC and will pay such Cash Compensation to the Withdrawing Shareholders within ten (10) business days following the Merger Effective Time, net of any Dutch dividend withholding tax that is required to be withheld by law.

10.9    A shareholder of Sensata-NL that wishes to exercise its Withdrawal Right must take the following steps:

10.9.1	vote against the Merger Resolution at the general meeting of Sensata-NL to resolve upon and give effect to the Merger;

10.9.2	submit the Withdrawal Application Form in accordance with section 10.1 of this Merger Proposal; and

10.9.3	continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of its NV Ordinary Shares until the Merger Effective Time.

11.	RESULTS OF THE MERGER

11.1	Upon the Merger becoming effective at the Merger Effective Time, Sensata-UK:

11.1.1	shall receive by universal succession of title all the assets and liabilities of Sensata-NL as they are as at the Merger Effective Time;

11.1.2	shall by operation of law be subrogated in all rights and obligations resulting from any agreement or commitment whatsoever imposing obligations on Sensata-NL, or benefiting to it.
As a result, Sensata-UK shall (i) bear all taxes, charges, premiums, contributions or equivalent as well as all ordinary and extraordinary costs and expenses which encumber or shall encumber any transferred properties or which are attached to their ownership or management; and (ii) serve all notices and take all such steps and actions as necessary in a timely manner with all authorities for the transfer of the assets;

11.1.3
shall succeed Sensata-NL as a party to all treaties, agreements, contracts, covenants and commitments entered into with customers, suppliers, creditors and generally with third parties in connection with the transferred assets and liabilities, and shall also take it upon itself to fulfil or terminate at its own risk and expense all agreements, treaties, covenants, contracts, memorandums of understanding, insurance policies or any other commitments that may have been entered into by Sensata-NL prior to the Merger Effective Time for its operating needs or its estate;

11.1.4
shall be required to discharge excess liabilities and shall benefit from any reduction in such liabilities if it turns out that there is a difference, whether positive or negative, between the reported liabilities and any amounts claimed by third parties and recognised as being due;

11.1.5
shall comply with the legislative and regulatory provisions concerning the management and nature of the transferred assets and shall make sure that any required authorisations are obtained or renewed, at its own risk and expense;

11.1.6
shall be required to fulfil all obligations and shall benefit from all the rights of Sensata-NL or in connection with its management or resulting therefrom and notably from all the rights and obligations resulting from any permits, agreements or authorisations;

11.1.7	shall by operation of law be subrogated in the rights of Sensata-NL acting as plaintiff or defendant, as the case may be, in any legal, administrative or other proceedings; and

11.1.8	shall become shareholder or a partner in any companies Sensata-NL holds a shareholding, provided that the applicable contractual, regulatory and legislative provisions are complied with.

11.2	Immediately prior to the Merger Effective Time, Sensata-NL:

11.2.1
shall provide to Sensata-UK all information as may be required and shall execute all such documents as may be necessary and provide all necessary support as required to ensure the effectiveness vis-a-vis any party of the transfer of the assets and liabilities transferred in the context of the Merger and that this Merger Proposal has full effect; and

11.2.2	shall in particular establish any supplementary, reiterative or confirmatory agreements in respect of the contemplated Merger and shall provide any explanations and signatures that may be required.

11.3	Specific provisions relating to agreements entered into between the Disappearing Company and the Acquiring Company:
Any agreement entered into between the Acquiring Company and the Disappearing Company shall, as a result of this Merger, be automatically terminated as from the Merger Effective Time. However, any agreements to which any third party is also a party shall continue to apply with regards the Acquiring Company including the assumption by Sensata-UK of (i) all guarantees of subsidiary indebtedness made by Sensata-NL and (ii) all indemnification agreements between Sensata-NL and its executive officers and directors, in each case to the extent it remains outstanding at the time the Merger takes effect.

12.	CONDITIONS PRECEDENT

12.1
The Merger Resolution and the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles are to be adopted by the shareholders of Sensata-NL at the general meeting of Sensata-NL, which is expected to take place on 5 January 2018 (the "NV General Meeting"). The NV General Meeting will be convened in the ordinary manner and the agenda to the meeting will be available on the website of Sensata-NL (www.sensata.com).

12.2
The board of directors of Sensata-NL can resolve at any given time in its sole discretion, including after the NV General Meeting, that the Merger is no longer in the interest of Sensata-NL and the enterprise connected with it, and therefore resolve not to effect the Merger.

12.3	The implementation of the Merger will remain subject to the following conditions:

12.3.1
the U.S. Securities and Exchange Commission having declared the registration statement on Form S-4, including the proxy statement/prospectus, effective, and no decree, injunction or stop order with respect thereto shall be in effect;

12.3.2	the UK Ordinary Shares to be issued pursuant to the Merger having been authorised for listing on the New York Stock Exchange, subject to an official notice of issuance;

12.3.3	the UK Ordinary Shares having been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

12.3.4	the adoption of the Merger Resolution at the NV General Meeting;

12.3.5	the adoption of the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles at the NV General Meeting;

12.3.6	the approval of the terms of this Merger Proposal at a Court-convened shareholders' meeting of Sensata-UK pursuant to regulation 13 of the UK Regulations;

12.3.7
the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Senior Notes due 2023 (the "4.875% Notes"), the 5.625% Senior Notes due 2024(the "5.625% Notes"), and the 5.00% Senior Notes due 2025 (the "5.00% Notes") issued by Sensata Technologies B.V., an indirect, wholly owned subsidiary of Sensata-NL (“Sensata BV”); (b) the holders of the

6.250% Senior Notes due 2026 (the "6.250% Notes", and together with the 4.875% notes, the 5.625% Notes and the 5.00% Notes, the "Notes") issued by Sensata Technologies UK Financing Co. plc, an indirect, wholly owned subsidiary of Sensata-NL ("Sensata Technologies UK" and together with Sensata BV, the "Issuers"); (c) the lenders under the Credit Agreement dated as of May 12, 2011 by and among Sensata BV and certain of its affiliates, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders thereunder, as amended from time to time;

12.3.8
a declaration having been received from the local district court in Overijssel, the Netherlands, that no creditor has opposed the Merger pursuant to article 2:316 of the DCC or, in case of any opposition pursuant to article 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

12.3.9
the aggregate number of NV Ordinary Shares for which a Withdrawal Application has been made representing less than 1% of the issued and outstanding share capital of Sensata-NL at the expiry of the Withdrawal Period;

12.3.10
a Dutch civil law notary selected by Sensata-NL having issued the pre-merger compliance certificate and delivered a (copy of a) true copy thereof to Sensata-NL, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies ("Pre-Merger Certificate");

12.3.11	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger pursuant to regulation 6 of the UK Regulations;

12.3.12
the issuance of an order by the UK High Court approving the completion of the Merger pursuant to regulation 16 of the UK Regulations, following the joint application of Sensata-NL and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described under paragraph 12.3.11 of this Merger Proposal;

12.3.13	any statutory, court or official prohibition to complete the Merger having expired or been terminated; and

12.3.14
no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or United Kingdom governmental entity; and

12.3.15
no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-NL to be lower than the paid-up share capital increased with the aggregate amount of Cash Compensation due to Withdrawing Shareholders who have exercised their Withdrawal Right with respect to the Merger.

12.4	The condition precedent set forth in paragraph 12.3.9 above is for the benefit of Sensata-NL and may be waived at any time by Sensata-NL by written notice to Sensata-UK.

12.5
Should such conditions precedent not be fulfilled or, as the case may be waived, six (6) months as from the date of publication of this Merger Proposal, the Merger Proposal shall be automatically terminated and no indemnity shall be due by either of Sensata-UK or Sensata-NL.

12.6
Each of the boards of directors of the Merging Companies (or any officer granted such power by the board) shall confirm in writing to each other the satisfaction or waiver, as the case may be, of the Merger conditions set out in paragraph 12.2 (the "Merger Confirmation").

12.7
Following the Merger Confirmation, the Merger will take effect as at the Merger Effective Time. According to article 2:318 of the DCC, the Merger must be effected within six (6) months after the publication of this Merger Proposal.

13.	EMPLOYEE PARTICIPATION
Given that Sensata-UK and Sensata-NL are not subject to employee participation as referred to in article 2:333k paragraph if the DCC and part 4 of the UK Regulations, no procedure for the establishment of rules concerning employee participation in respect of Sensata-UK needs to be followed and the provisions of article 16 of the Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies shall not apply.

14.	APPOINTMENT OF INDEPENDENT EXPERTS AND THE INDEPENDENT EXPERT'S REPORTS
In accordance with article 2:328 paragraph 1 and article 2:333g of the DCC and regulation 9(2) of the UK Regulations, the boards of directors of each of the Merging Companies appointed an independent expert in each of the Netherlands and England and Wales to examine this Merger Proposal, to give the declarations referred to in article 2:328 paragraph 1 of the DCC and regulation 9(5) of the UK Regulations and to each draw up a report as referred to in article 2:328 paragraph 2 of the DCC and regulation 9 of the UK Regulations respectively. The Dutch independent expert report will be filed with the Dutch Commercial Register (Handelsregister) and will be made available at the offices of Sensata-NL at the same time as this Merger Proposal. The UK independent expert report will be made available at the offices of Sensata-UK at the same time as this Merger Proposal.

15.	MISCELLANEOUS

15.1	The Schedules to this Merger Proposal are considered to be part of this Merger Proposal.

15.2	This Proposal has been signed by all members of the boards of the directors of the Merging Companies.

15.3
This Proposal shall be filed with the Dutch Commercial Register (Handelsregister) and the Registrar of Companies in the UK and shall be made available at the offices of the Merging Companies. The filing shall be announced in a Dutch nationally distributed newspaper and in the Dutch National Gazette (Staatscourant). Each creditor of a Merging Company shall have the right to file a petition against this Proposal until one month after the announcement.

Signature page to the Merger Proposal of Sensata Technologies Holding N.V. as the disappearing company and Sensata Technologies Holding plc as the surviving company
Board of directors of Sensata Technologies Holding plc:

/s/ Martha Sullivan	/s/ Jeffrey Cote

Name: Martha Sullivan Title: Director	Name: Jeffrey Cote Title: Director

Signature page to the Merger Proposal of Sensata Technologies Holding N.V. as the disappearing company and Sensata Technologies Holding plc as the surviving company
Board of directors of Sensata Technologies Holding N.V.:

/s/ Martha Sullivan	/s/ Thomas Wroe
Name: Martha Sullivan Title: Executive Director	Name: Thomas Wroe Title: Non-Executive Director

/s/ Paul Edgerley	/s/ Constance Skidmore
Name: Paul Edgerley Title: Non-Executive Director	Name: Constance Skidmore Title: Non-Executive Director

/s/ Charles Peffer	/s/ Kirk Pond
Name: Charles Peffer Title: Non-Executive Director	Name: Kirk Pond Title: Non-Executive Director

/s/ Andrew Teich	/s/ Stephen Zide
Name: Andrew Teich Title: Non-Executive Director	Name: Stephen Zide Title: Non-Executive Director

/s/ James Heppelmann	/s/ Beda Bolzenius
Name: James Heppelmann Title: Non-Executive Director	Name: Beda Bolzenius Title: Non-Executive Director

SCHEDULE 1
ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING PLC

SCHEDULE 2
ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING N.V.

SCHEDULE 3
PROPOSED ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING PLC

CLIFFORD CHANCE LLP

INCORPORATED UNDER THE COMPANIES ACT 2006

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

SENSATA TECHNOLOGIES HOLDING PLC

Incorporated on 4 August 2017

Adopted by special resolution passed on 5 October 2017 with effect from ____________ 2018

Contents
Article		Page
PART 1 INTERPRETATION AND LIMITATION OF LIABILITY		A-27
1	Defined terms	A-27
2	Model articles or regulations not to apply	A-29
3	Liability of members	A-30
PART 2 DIRECTORS		A-30
DIRECTORS' POWERS AND RESPONSIBILITIES		A-30
4	Directors' general authority	A-30
5	Borrowing powers	A-30
6	Members' reserve power	A-30
7	Directors may delegate	A-31
8	Committees	A-31
DECISION MAKING BY DIRECTORS		A-31
9	Directors to take decisions collectively	A-31
10	Calling a directors' meeting	A-32
11	Participation in directors' meetings	A-32
12	Quorum for directors' meetings	A-32
13	Chairing directors' meetings	A-33
14	Voting at directors' meetings: general rules	A-33
DIRECTORS' INTERESTS		A-33
15	Directors' Interests	A-33
16	Directors' interests other than in relation to transactions or arrangements with the Company	A-33
17	Confidential information and attendance at directors' meetings	A-34
18	Declaration of interests in proposed or existing transactions or arrangements with the Company	A-35
19	Permitted transactions and arrangements notwithstanding interest	A-36
20	Remuneration and benefits	A-36
21	General voting and quorum requirements	A-36
22	Proposing directors' written resolutions	A-38
23	Adoption of directors' written resolutions	A-38
24	Directors' discretion to make further rules	A-39
APPOINTMENT OF DIRECTORS		A-39
25	Number of directors	A-39
26	Methods of appointing directors	A-39
27	Annual retirement of directors	A-40
28	Termination of director's appointment	A-41
29	Directors' fees	A-42
30	Directors' additional remuneration	A-43
31	Directors' pensions and other benefits	A-43
32	Remuneration of executive directors	A-43
33	Directors' expenses	A-44
PART 3 DECISION-MAKING BY MEMBERS		A-44

ORGANISATION OF GENERAL MEETINGS		A-44
34	Annual general meetings	A-44
35	Calling general meetings	A-45
36	Notice of general meetings	A-45
37	Member Proposed Resolutions at Annual General Meetings	A-46
38	Attendance and speaking at general meetings	A-46
39	Meeting security	A-47
40	Quorum for general meetings	A-47
41	Chairing general meetings	A-47
42	Conduct of meeting	A-48
43	Attendance and speaking by directors and non members	A-48
44	Dissolution and adjournment if quorum not present	A-48
45	Adjournment if quorum present	A-49
46	Notice of adjourned meeting	A-49
47	Business at adjourned meeting	A-50
VOTING AT GENERAL MEETINGS		A-50
48	Voting: general	A-50
49	Errors and disputes	A-51
50	Procedure on a poll	A-51
51	Appointment of proxy	A-51
52	Content of proxy notices	A-52
53	Delivery of proxy notices	A-52
54	Corporate representatives	A-53
55	Termination of authority	A-53
56	Amendments to resolutions	A-55
RESTRICTIONS ON MEMBERS' RIGHTS		A-54
57	No voting of shares on which money owed to company	A-54
APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS		A-54
58	Variation of class rights	A-54
59	Failure to disclose interests in shares	A-55
PART 4 SHARES AND DISTRIBUTIONS ISSUE OF SHARES		A-57
60	Allotment	A-57
61	Powers to issue different classes of share	A-57
62	Rights and restrictions attaching to shares	A-57
63	Payment of commissions on subscription for shares	A-59
INTERESTS IN SHARES		A-59
64	Company not bound by less than absolute interests	A-59
SHARE CERTIFICATES		A-59
65	Certificates to be issued except in certain cases	A-59
66	Contents and execution of certificates	A-59
67	Consolidated certificates	A-60
68	Replacement certificates	A-61
PARTLY PAID SHARES		A-61
69	Company's lien over partly paid shares	A-61
70	Enforcement of the company's lien	A-62
71	Call notices	A-63

72	Liability to pay calls	A-64
73	When call notice need not be issued	A-64
74	Failure to comply with call notice: automatic consequences	A-64
75	Payment of uncalled amount in advance	A-65
76	Notice of intended forfeiture	A-65
77	Directors' power to forfeit shares	A-66
78	Effect of forfeiture	A-66
79	Procedure following forfeiture	A-67
80	Surrender of shares	A-67
UNTRACED SHAREHOLDERS		A-68
81	Power of sale	A-68
82	Application of proceeds of sale	A-68
TRANSFERS AND TRANSMISSION OF SHARES		A-69
83	Transfers of shares	A-69
84	TRANSFERS OF UNCERTIFICATED SHARES	A-70
85	Transmission of shares	A-70
86	Transmittees' rights	A-70
87	Exercise of transmittees' rights	A-71
88	Transmittees bound by prior notices	A-71
CONSOLIDATION/DIVISION OF SHARES		A-71
89	Procedure for disposing of fractions of shares	A-71
DISTRIBUTIONS		A-72
90	Procedure for declaring dividends	A-72
91	Calculation of dividends	A-73
92	Payment of dividends and other distributions	A-73
93	Deductions from distributions in respect of sums owed to the company	A-75
94	No interest on distributions	A-76
95	Unclaimed distributions	A-76
96	Non cash distributions	A-76
97	Waiver of distributions	A-77
98	Scrip dividends	A-77
CAPITALISATION OF PROFITS AND RESERVES		A-79
99	Authority to capitalise and appropriation of capitalised sums	A-79
100	Record dates	A-80
PART 5 MISCELLANEOUS PROVISIONS COMMUNICATIONS		A-80
COMMUNICATIONS		A-80
101	Means of communication to be used	A-80
102	Loss of entitlement to notices	A-82
ADMINISTRATIVE ARRANGEMENTS		A-82
103	Secretary	A-82
104	Change of name	A-83
105	Authentication of documents	A-83
106	Company seals	A-83
107	Records of proceedings	A-84
108	Destruction of documents	A-84
109	Accounts	A-85

110	Provision for employees on cessation of business	A-86
111	Winding up of the company	A-86
DIRECTORS' INDEMNITY AND INSURANCE		A-86
112	Indemnity of officers and funding directors' defence costs	A-87
113	Insurance	A-88

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1.	DEFINED TERMS

1.1	In the articles, unless the context requires otherwise:
"Act" means the Companies Act 2006;
"articles" means the Company's articles of association;
"auditors" means the auditors from time to time of the Company;
"bankruptcy" includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;
"business day" means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London and New York;
"call" has the meaning given in article 71.1;
"call notice" has the meaning given in article 71.1;
"certificate" means a paper certificate evidencing a person's title to specified shares or other securities;
"certificated" in relation to a share, means that it is not an uncertificated share;
"chairman" means the person appointed to that role pursuant to article 13.1;
"chairman of the meeting" has the meaning given in article 41.4;
"clear days" means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
"company" includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Act;
"Company" means Sensata Technologies Holding plc, a public limited company incorporated in England and Wales (registered number 10900776);
"Companies Acts" means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;
"company's lien" has the meaning given in article 69.1;
"corporate representative" has the meaning given in article 54.1;
"director" means a director of the Company, and includes any person occupying the position of director, by whatever name called;
"distribution recipient" has the meaning given in article 92.5;
"document" includes, unless otherwise specified, any document sent or supplied in electronic form;
"FSMA" means the Financial Services and Markets Act 2000;
"fully paid" in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share has been paid to the Company;
"Group" means the Company and its subsidiaries and subsidiary undertakings from time to time;
"holder" in relation to a share means the person whose name is entered in the register of members as the holder of that share;
"instrument" means a document in hard copy form;
"lien enforcement notice" has the meaning given in article 70;
"member" means a member of the Company;
"Model Articles" means the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended prior to the date on which the Company was incorporated;
"Non-Voting Redeemable Shares" means the non-voting redeemable shares of EUR 1.00 each in the capital of the Company, having the rights and restrictions set out in article 62;
"Ordinary Shares" mean ordinary shares in the capital of the Company, having the rights and restrictions set out in article 62;
"paid" and "paid up" mean paid or credited as paid;
"participate", in relation to a directors' meeting, has the meaning given in article 11.1 and "participating director" shall be construed accordingly;
"partly paid" in relation to a share means that part of that share's nominal value and any premium at which it was issued which has not been paid to the Company;
"proxy notice" has the meaning given in article 52.1;
"qualifying person" means an individual who is a member of the Company, a corporate representative in relation to a meeting or a person appointed as proxy of a member in relation to a meeting;
"register" means the register of members of the Company kept under section 113 of the Act and, where the context requires, any register maintained by the Company of persons holding any renounceable right of allotment of a share;
"seal" means the common seal of the Company or any official or securities seal that the Company may have or may be permitted to have under the Act;
"secretary" means the secretary of the Company and includes any joint, assistant or deputy secretary and a person appointed by the directors to perform the duties of the secretary;
"senior holder" means, in the case of a share held by two or more joint holders, whichever of them is named first in the register;

"shares" means shares in the Company;
"subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Act and for the purposes of this definition, a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;
"transmittee" means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law;
"uncertificated" means, in relation to a share, a share title to which is recorded in the register as being held in uncertificated form;
"writing" means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.2	Unless the context requires otherwise, words or expressions contained in these articles bear the same meaning given by the Act as it is in force when the articles are adopted.

1.3	Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

1.4	References to a "meeting" shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.5	The headings in the articles do not affect their interpretation.

1.6
References to any statutory provision or statute include all modifications and re-enactments (with or without modification) to such provision or statute and all subordinate legislation made under any such provision or statute, in each case for the time being in force. This article 1.6 does not affect the interpretation of article 1.2.

1.7
The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.8	In the articles, words importing one gender shall include each gender and a reference to a "spouse" shall include a reference to a civil partner under the Civil Partnership Act 2004.

2.	MODEL ARTICLES OR REGULATIONS NOT TO APPLY

No model articles or regulations contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

3.	LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

PART 2

DIRECTORS

DIRECTORS' POWERS AND RESPONSIBILITIES

4.	DIRECTORS' GENERAL AUTHORITY

4.1
Subject to the Act and the articles, the directors are responsible for the management of the Company's business, for which purpose they may exercise all the powers of the Company whether relating to the management of the business or not.

4.2	No alteration of the articles invalidates anything which the directors have done before the alteration.

4.3	The provisions of the articles giving specific powers to the directors do not limit the general powers given by this article 4.

4.4
The directors can appoint a person (not being a director) to an office having the title including the word "director" or attach such a title to an existing office. The directors can also terminate the appointment or use of that title. Even though a person's title includes "director", this does not imply that they are (or are deemed to be) directors of the Company or that they can act as a director as a result of having such a title or be treated as a director of the Company for any of the purposes of the Act or the articles.

4.5
The directors may in their discretion exercise (or cause to be exercised) the powers conferred by shares of another company held (or owned) by the Company or a power of appointment to be exercised by the Company (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company).

4.6
Subject to the Act, the directors may exercise the powers of the Company regarding keeping an overseas, local or other register and may make and vary regulations as they think fit concerning the keeping of such a register.

5.	BORROWING POWERS

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Act, to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

6.	MEMBERS' RESERVE POWER

6.1	The members may, by special resolution, direct the directors to take, or refrain from taking,

specified action.

6.2	No such special resolution invalidates anything that the directors have done before that resolution is passed.

7.	DIRECTORS MAY DELEGATE

7.1	Subject to the articles, the directors may delegate any of their powers, authorities and discretions:

7.1.1    to such person or committee;

7.1.2	by such means (including by power of attorney);

7.1.3	to such an extent;

7.1.4	in relation to such matters or territories; and

7.1.5    on such terms and conditions;

as they think fit.

7.2	If the directors so specify, any such delegation may authorise further delegation of the directors' powers, authorities and discretions by any person to whom they are delegated.

7.3	If the directors delegate under article 7.1, they may retain or exclude the right to exercise the delegated powers, authorities and discretions together with that person or committee.

7.4
Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a person or a committee under article 7.1, the provision shall be construed as permitting the exercise of the power, authority or discretion by that person or committee.

7.5	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

8.	COMMITTEES

8.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

DECISION-MAKING BY DIRECTORS

9.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

9.1	Decisions of the directors may be taken:

9.1.1	at a directors' meeting; or

9.1.2	in the form of a directors' written resolution.

10.	CALLING A DIRECTORS' MEETING

10.1	Any director may call a directors' meeting.

10.2	The secretary must call a directors' meeting if a director so requests.

10.3	A directors' meeting is called by giving notice of the meeting to the directors.

10.4	Notice of any directors' meeting must indicate:

10.4.1	its proposed date and time;

10.4.2	where it is to take place; and

10.4.3	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.5	Notice of a directors' meeting must be given to each director, but need not be in writing.

10.6
Notice of a directors' meeting need not be given to a director who waives his entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.	PARTICIPATION IN DIRECTORS' MEETINGS

11.1	Subject to the articles, directors "participate" in a directors' meeting, or part of a directors' meeting, when:

11.1.1	the meeting has been called and takes place in accordance with the articles; and

11.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2	In determining whether a director is participating in a directors' meeting, it is irrelevant where the director is or how he communicates with the others.

11.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.	QUORUM FOR DIRECTORS' MEETINGS

12.1	At a directors' meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2	The quorum for directors' meetings may be fixed from time to time by a decision of the directors and unless otherwise fixed is a majority of the directors then in office.

13.	CHAIRING DIRECTORS' MEETINGS

13.1	The directors may appoint a director to chair their meetings.

13.2	The directors may appoint other directors as vice, deputy or assistant chairmen to chair directors' meetings in the chairman's absence.

13.3	The directors may terminate the appointment of the chairman, vice, deputy or assistant chairman at any time.

13.4
If neither the chairman nor any director appointed generally to chair directors' meetings in the chairman's absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of their number to chair it.

14.	VOTING AT DIRECTORS' MEETINGS: GENERAL RULES

14.1	Subject to the articles, a decision is taken at a directors' meeting by a majority of the votes of the participating directors.

14.2	Subject to the articles, each director participating in a directors' meeting has one vote.

DIRECTORS' INTERESTS

15.	DIRECTORS' INTERESTS

A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Group.

16.	DIRECTORS' INTERESTS OTHER THAN IN RELATION TO TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

16.1	The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

16.2	Any authorisation under article 16.1 will be effective only if:

16.2.1
any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

16.2.2	the matter was agreed to without such directors voting or would have been agreed to if such directors' votes had not been counted.

16.3	The directors may give any authorisation under article 16.1 upon such terms and conditions as they think fit. The directors may vary or terminate any such authorisation at any time.

16.4	For the purposes of articles 15 to 21 a conflict of interest includes a conflict of interest and duty and a conflict of duties, and "interest" includes both direct and indirect interests.

17.	CONFIDENTIAL INFORMATION AND ATTENDANCE AT DIRECTORS' MEETINGS

17.1
A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

17.1.1	fails to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

17.1.2	does not use or apply any such information in performing his duties as a director of the Company.

However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 17.1 applies only if the existence of that relationship has been authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given).

17.2
Where the existence of a director's relationship with another person has been authorised by the directors under article 16.1 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

17.2.1
absents himself from meetings of the directors or a committee of directors (or the relevant portions thereof) at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

17.2.2
makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

17.3	The provisions of articles 17.1 and 17.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

17.3.1	disclosing information, in circumstances where disclosure would otherwise be required under these articles; and/or

17.3.2	attending meetings or discussions or receiving documents and information as referred to in article 17.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

18.	DECLARATION OF INTERESTS IN PROPOSED OR EXISTING TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

18.1
A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company must declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

18.2
A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company must declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 18.1.

18.3	Any declaration required by article 18.1 may (but need not) be made:

18.3.1	at a meeting of the directors;

18.3.2	by notice in writing in accordance with section 184 of the Act; or

18.3.3	by general notice in accordance with section 185 of the Act.

18.4	Any declaration required by article 18.2 must be made:

18.4.1	at a meeting of the directors;

18.4.2	by notice in writing in accordance with section 184 of the Act; or

18.4.3	by general notice in accordance with section 185 of the Act.

18.5	If a declaration made under article 18.1 or 18.2 above proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 18.1 or
18.2 as appropriate.

18.6	A director need not declare an interest under this article 18.6 or article 19.1:

18.6.1	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

18.6.2	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

18.6.3
if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a meeting of the directors or by a committee of the directors appointed for the purpose under these articles; or

18.6.4	if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

19.	PERMITTED TRANSACTIONS AND ARRANGEMENTS NOTWITHSTANDING INTEREST

19.1
Subject to the Act and provided that he has declared to the directors the nature and extent of his interest to the other directors (unless the interest falls within article 18.6), a director notwithstanding his office:

19.1.1	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

19.1.2
may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

19.1.3
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested, and such matters are authorised for the purposes of section 175 of the Act (where applicable).

20.	REMUNERATION AND BENEFITS

20.1
A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

20.1.1	the acceptance, entry into or existence of which is authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given); or

20.1.2	which he is permitted to hold or enter into by virtue of article 19 or otherwise under these articles,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted under articles 16.1 or 19 or otherwise under these articles shall be liable to be avoided on the ground of any such interest or benefit.

21.	GENERAL VOTING AND QUORUM REQUIREMENTS

21.1
Save as otherwise provided by these articles, a director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning a matter in which he has a direct or indirect interest which is, to his knowledge, a material interest (otherwise than by virtue of his interest in shares or debentures or other securities of or otherwise in or through the Company), but this prohibition does not apply to a resolution concerning any of the following matters:

21.1.1
the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

21.1.2
the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

21.1.3
a transaction or arrangement concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

21.1.4
a transaction or arrangement to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he or any person connected with him is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a "relevant company"), if he and any persons connected with him do not to his knowledge hold an interest in shares (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital (excluding any shares of that class held as treasury shares) in the relevant company or of the voting rights available to members of the relevant company;

21.1.5
a transaction or arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him a privilege or benefit not generally awarded to the employees to whom it relates; or

21.1.6	a transaction or arrangement concerning the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

21.2
A director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of an office or place of profit with the Company or any body corporate in which the Company is directly or indirectly interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a body corporate in which the Company is directly or indirectly interested, such proposals may be divided and a separate resolution considered in relation to each director. In that case, each of the directors concerned (if not otherwise debarred from voting under article 21) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

21.3
If a question arises at a meeting as to the materiality of a director's interest (other than the interest of the chairman of the meeting) or as to the entitlement of a director (other than the chairman) to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be referred to the chairman and his ruling in relation to the director concerned is conclusive and binding on all concerned.

21.4
If a question arises at a meeting as to the materiality of the interest of the chairman of the meeting or as to the entitlement of the chairman to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the chairman) whose majority vote is conclusive and binding on all concerned.

21.5
The Company may by ordinary resolution suspend or relax the provisions of articles 15 to 21 to any extent. Subject to the Act, the Company may by ordinary resolution ratify any transaction or arrangement not properly authorised by reason of a contravention of articles 15 to 21.

22.	PROPOSING DIRECTORS' WRITTEN RESOLUTIONS

22.1	Any director may propose a directors' written resolution.

22.2	The secretary must propose a directors' written resolution if a director so requests.

22.3	A directors' written resolution is proposed by giving written notice of the proposed resolution to each director.

22.4	Notice of a proposed directors' written resolution must indicate:

22.4.1	the proposed resolution;

22.4.2	the time by which it is proposed that the directors should adopt it; and

22.4.3	the manner in which directors can indicate their agreement in writing to it, for the purposes of article 23.

23.	ADOPTION OF DIRECTORS' WRITTEN RESOLUTIONS

23.1
A proposed directors' written resolution is adopted when all directors who would have been entitled to vote on the resolution at a directors' meeting or committee meeting have signed one or more copies of it, or have otherwise indicated their agreement in writing to it (which may include by electronic means) provided that those directors would have formed a quorum at such a meeting. A director indicates his agreement in writing to a proposed directors' written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director's agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

23.2	It is immaterial whether any director signs the resolution or otherwise indicates his agreement in writing to it before or after the time by which the notice proposed that it should be adopted.

23.3	Once a directors' written resolution has been adopted, it must be treated as if it had been a decision taken at a directors' meeting or committee meeting in accordance with the articles.

24.	DIRECTORS' DISCRETION TO MAKE FURTHER RULES

Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

25.	NUMBER OF DIRECTORS

25.1	Unless and until otherwise decided by the Company by ordinary resolution the number of directors must not be less than eight and must not be more than twelve.

25.2	The composition of the board and, if applicable, each director, shall satisfy the requirements of applicable law and any securities exchange on which the Company's securities are listed.

26.	METHODS OF APPOINTING DIRECTORS

26.1	Subject to the articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

26.1.1	by ordinary resolution;

26.1.2	at a general meeting called under article 35.4; or

26.1.3	by a decision of the directors.

26.2	A director appointed under article 26.1.3 must retire at the conclusion of the next annual general meeting after his appointment unless he is reappointed during that meeting.

26.3
Subject to the Act, the directors may appoint one or more directors to hold an executive office with the Company for such term and on such other terms and conditions as (subject to the Act) the directors think fit. The directors may revoke or terminate an appointment, without prejudice to a claim for damages for breach of the contract of service between the director and the Company or otherwise.

26.4
Subject to the Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director.    Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

26.5	The only persons who can be elected or, as the case may be, re-elected directors at a general meeting are the following:

26.5.1	a director who is retiring at the meeting;

26.5.2	a person who is recommended by the directors;

26.5.3
a person who has been proposed by a member (other than the person to be proposed) who is entitled to attend and to vote at the meeting. The proposing member must provide written notice that he intends to propose the person for election and the notice must:

(a)	be delivered at least seven days before the date of the meeting;

(b)
state the particulars which would be required to be included in the register of directors if the proposed director were appointed (or reappointed), as well as all information required to be disclosed in a proxy statement or other filings required to be made under any applicable laws and any rules governing the listing of securities on any stock exchange on which any shares of the Company are listed or traded; and

(c)	be accompanied by notice given by proposed director of his willingness to be appointed (or reappointed).

26.6
A resolution for the appointment of two or more persons as directors by a single resolution is void unless a resolution that the resolution for appointment is proposed in this way has first been proposed by the meeting without a vote being given against it.

26.7	A director need not be a member.

26.8	All acts done by:

26.8.1	a meeting of the directors;

26.8.2	a meeting of a committee of the directors;

26.8.3	written resolution of the directors; or

26.8.4	a person acting as a director or a committee member,

shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

27.	ANNUAL RETIREMENT OF DIRECTORS

27.1	At the end of each annual general meeting held after the adoption of these articles all the directors shall retire from office unless appointed or reappointed at the meeting.

27.2
A director who retires at an annual general meeting can be reappointed by members. Subject to articles 27.4 and 27.5, if he is not reappointed (or deemed to be reappointed), he may remain a director until the meeting appoints someone in his place or, if it does not appoint anyone, until the end of the meeting.

27.3	Subject to articles 27.4 and 27.5, if the Company does not fill the vacancy of a director who retires at an annual general meeting, the retiring director (if willing) will be deemed reappointed unless:

27.3.1	it is expressly resolved not to fill the vacancy; or

27.3.2	a resolution for reappointment of the director is put to the meeting and lost.

27.4	If:

27.4.1	any resolution or resolutions for the appointment or reappointment of the persons eligible for appointment or reappointment as directors are put to the annual general meeting and lost; and

27.4.2
at the end of that meeting the number of directors is fewer than any minimum number of directors required under article 25, all retiring directors who stood for reappointment at that meeting (the "retiring directors") shall be deemed to have been reappointed as directors and shall remain in office, but the retiring directors:

(a)
may only act for the purposes of filling vacancies and convening general meetings of the Company and may only perform such duties as are appropriate to maintain the Company as a going concern and to comply with the Company's legal and regulatory obligations; and

(b)
shall convene a general meeting as soon as reasonably practical following the meeting referred to in article 27.4.1 and they shall retire from office at that meeting if the number of directors appointed or ratified by the Company at that meeting is equal to or more than the minimum number of directors required under article 25.

27.5
If at the end of the general meeting convened under article 27.4.2 the number of directors is fewer than any minimum number of directors required under article 25, the provisions of article 27.4 shall also apply in respect of such meeting.

27.6	Subject to the Act, a person can be appointed (or remain) a director regardless of his age.

28.	TERMINATION OF DIRECTOR'S APPOINTMENT

28.1	In addition to any power of removal under the Act, the Company can by ordinary resolution remove a director even though his time in office has not ended (without prejudice to a claim for damages for breach of contract or otherwise) and, subject to the articles, by ordinary resolution appoint a person to replace a director who has been removed in this way. A person appointed under this article to replace a director who has been removed, will be due to retire when the director he replaces would have been due to retire.

28.2	A person ceases to be a director as soon as:

28.2.1	the period expires, if he has been appointed for a fixed period;

28.2.2	he ceases to be a director by virtue of any provision of the Act, is removed from office under the articles or is prohibited from being a director by law;

28.2.3	a bankruptcy order is made against him;

28.2.4	a composition is made with his creditors generally in satisfaction of his debts;

28.2.5
a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months and the directors resolve that he cease to be a director;

28.2.6
by reason of his mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have and the directors resolve that he cease to be a director;

28.2.7	he is absent, without the permission of the directors, from directors' meetings for six consecutive months and the directors resolve that he cease to be a director;

28.2.8	he is removed from office by notice addressed to him at his last-known address and signed by all his co-directors (without prejudice to a claim for damages for breach of contract or otherwise); or

28.2.9	notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms.

28.3	A resolution of the directors declaring a director to have ceased to be a director under the terms of this article is conclusive as to the fact and grounds of cessation stated in the resolution.

28.4	If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

29.	DIRECTORS' FEES

29.1	Directors may undertake any services for the Company that the directors decide.

29.2
Unless otherwise determined by ordinary resolution, directors are entitled for their services to such total fees as the directors determine. But the total fees paid to directors must not exceed any sum decided by ordinary resolution.

29.3
The total fees will be divided among the directors in the proportions that the directors decide. If no decision is made, the total fees will be divided equally. A fee payable under this article 29.2 is distinct from any salary, remuneration or other amount payable to a director under the articles or otherwise. Unless the directors determine otherwise, a fee payable under this article 29.2 accrues from day to day.

29.4
Subject to the Act and the articles, directors' fees may be payable in any form and, in particular, the directors may arrange for part of a fee payable under this article 29 to be provided in the form of fully paid shares of the Company. The amount of the fee payable in this way is at the directors' discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the director.

29.5
Unless the directors decide otherwise, a director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company's subsidiary undertakings or of any other body corporate in which the Company is interested.

30.	DIRECTORS' ADDITIONAL REMUNERATION

30.1	The directors can pay additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses to any director who at the request of the directors:

30.1.1	makes a special journey for the Company;

30.1.2	performs a special service for the Company; or

30.1.3	works abroad in connection with the Company's business.

31.	DIRECTORS' PENSIONS AND OTHER BENEFITS

31.1	The directors may decide whether to pay or provide (by insurance or otherwise):

31.1.1	pensions, retirement or superannuation benefits;

31.1.2	death, sickness or disability benefits;

31.1.3	gratuities; or

31.1.4	other allowances,

to any person who is or who was a director of:

31.1.5	the Company;

31.1.6	a subsidiary undertaking of the Company;

31.1.7	any company which is or was allied to or associated with the Company or any of its subsidiary undertakings; or

31.1.8	a predecessor in business of the Company or any of its subsidiary undertakings,

or to a member of his family including a spouse, former spouse or a person who is (or was) dependent on him.

31.2
For the purpose of article 31.1, the directors may establish, maintain, subscribe and contribute to any scheme trust or fund and pay premiums. The directors may arrange for this to be done either by the Company alone or in conjunction with another person.

32.	REMUNERATION OF EXECUTIVE DIRECTORS

32.1	The salary or remuneration of a director appointed to hold employment or executive office in accordance with these articles may be:

32.1.1	a fixed sum;

32.1.2	wholly or partly governed by business done or profits made; or

32.1.3	as the directors decide.

This salary or remuneration may be in addition to or instead of a fee payable to him for his services as a director under these articles.

33.	DIRECTORS' EXPENSES

33.1	The Company may repay any reasonable travelling, hotel and other expenses which a director properly incurs in performing his duties as director in connection with his attendance at:

33.1.1	directors' meetings;

33.1.2	committee meetings;

33.1.3	general meetings; or

33.1.4	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of his responsibilities in relation to the Company.

33.2	Subject to the Act, the directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of:

33.2.1	the Company;

33.2.2	enabling him to properly perform his duties as an officer of the Company; or

33.2.3	enabling him to avoid incurring any such expenditure.

PART 3

DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

34.	ANNUAL GENERAL MEETINGS

34.1
Subject to the Act, the Company must hold an annual general meeting in each period of six months beginning with the day following its accounting reference date (in addition to any other general meeting held in that period).

34.2	The directors may decide where and when to hold annual general meetings.

35.	CALLING GENERAL MEETINGS

35.1	The directors may call a general meeting whenever they think fit.

35.2	On the requirement of members under the Act, the directors must call a general meeting:

35.2.1	within 21 days from the date on which the directors become subject to the requirement; and

35.2.2	to be held on a date not more than 28 days after the date of the notice calling the meeting.

35.3	At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the directors.

35.4	A general meeting may also be called under this article 35.4. if:

35.4.1	the Company has fewer than two directors; and

35.4.2	the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so,

then two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

36.	NOTICE OF GENERAL MEETINGS

36.1	At least 21 clear days' notice must be given to call an annual general meeting. Subject to the Act, at least 14 clear days' notice must be given to call all other general meetings.

36.2	Notice of a general meeting must be given to:

36.2.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of shares, are not entitled to receive notice);

36.2.2	the directors;

36.2.3	beneficial owners nominated to enjoy information rights under the Act; and

36.2.4	the auditors.

36.3	The directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day the directors decide

36.4
Subject to the Act and other applicable rules, the directors my decide that persons entitled to attend or vote at a general meeting are those on the register at the close of business on a day chosen by the directors.

36.5
The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information will not invalidate the proceedings at that meeting.

36.6
Subject to the Act, if the directors decide that it is impractical or unreasonable for any reason to hold a general meeting at the time, date or place set out in the notice for calling the meeting, they can move or postpone the meeting (or both). Subject to the Act, and any other applicable rules, if the directors do this, an announcement of the time, date and place of the re-arranged meeting will, if practical, be published on the Company's website. Notice of the business of the meeting does not need to be given again. The directors must take reasonable steps to ensure that any member trying to attend the meeting at the original time, date and/or place is informed of the new arrangements. If a meeting is re-arranged in this way, proxy forms can be delivered as specified in article 53. The directors can also move or postpone (or both) the re-arranged meeting under this article.

37.	MEMBER PROPOSED RESOLUTIONS AT ANNUAL GENERAL MEETINGS

37.1
Subject to the Act, members representing the threshold required under the Act may require the Company to include a resolution at the annual general meeting provided that such resolution has been received by the Company not later than:

37.1.1	six weeks before the annual general meeting to which the request relates; or

37.1.2	if later, the time at which notice is given of that meeting.

38.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

38.1	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak and vote at it.

38.2	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

38.3
Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

38.4
A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

38.5	A person is able to exercise the right to vote at a general meeting when:

38.5.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

38.5.2	that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

39.	MEETING SECURITY

39.1
The directors may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting including the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place.

39.2	The directors may authorise one or more persons, including a director or the secretary or the chairman of the meeting, to:

39.2.1	refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

39.2.2	eject from a meeting any person who causes the proceedings to become disorderly.

40.	QUORUM FOR GENERAL MEETINGS

40.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending the meeting do not constitute a quorum.

40.2	If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum.

40.3	Subject to the Act, in all cases other than that in article 40.2 qualifying persons representing a majority of the votes of the Company entitled to be exercised at the meeting are a quorum.

41.	CHAIRING GENERAL MEETINGS

41.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

41.2	If the chairman is absent and the directors have appointed a vice, deputy or assistant chairman, then the senior of them shall act as the chairman.

41.3	If the directors have not appointed a chairman (or vice, deputy or assistant chairman), or if the chairman (or vice, deputy or assistant chairman) is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

41.3.1	the directors present; or

41.3.2	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting. If only one director is present and willing and able to act, he shall be the chairman. The appointment of the chairman of the meeting must be the first business of the meeting.

41.4	The person chairing a meeting in accordance with this article is referred to as "the chairman of the meeting".

42.	CONDUCT OF MEETING

42.1
Without prejudice to any other power which he may have under the articles or at common law, the chairman of the meeting may take such action as he thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of meeting. His decision on matters of procedure or arising incidentally from the business of the meeting will be final, as will be his decision as to whether any matter is of such a nature.

42.2
If it appears to the chairman of the meeting that the meeting place specified in the notice calling the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

42.2.1	participate in the business for which the meeting has been called;

42.2.2	exercise his rights to speak and to vote at the meeting in accordance with article 37;

42.2.3	hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise), whether in the meeting place or elsewhere; and

42.2.4	be heard and seen by all other persons present in the same way.

43.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

43.1	Directors may attend and speak at general meetings whether or not they are members.

43.2	The chairman of the meeting may permit other persons who are not:

43.2.1	members of the Company, or

43.2.2	otherwise entitled to exercise the rights of members in relation to general meetings, to attend and speak at a general meeting if he considers it will assist the deliberations of the meeting.

44.	DISSOLUTION AND ADJOURNMENT IF QUORUM NOT PRESENT

44.1
If a general meeting was requisitioned by members and the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the meeting is dissolved.

44.2
In the case of a general meeting other than one requisitioned by members, if the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

44.3	The continuation of a general meeting adjourned under article 44.2 for lack of quorum is to take place either:

44.3.1	on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

44.3.2
where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

44.4
In the case of a general meeting to take place under article 44.3.2, the Company must give not less than seven clear days' notice of any adjourned meeting and the notice must state the quorum requirement.

44.5
At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

45.	ADJOURNMENT IF QUORUM PRESENT

45.1
The chairman may, with the consent of a general meeting at which a quorum is present (and must, if so directed by the meeting), adjourn a meeting from time to time and from place to place or for an indefinite period.

45.2
Without prejudice to any other power which he may have under the provisions of the articles or at common law, the chairman of the meeting may, without the consent of the general meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

45.2.1	secure the proper and orderly conduct of the meeting;

45.2.2	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

45.2.3	ensure that the business of the meeting is properly disposed of.

46.	NOTICE OF ADJOURNED MEETING

46.1	Whenever a general meeting is adjourned for 28 days or more or for an indefinite period under article 45 at least seven clear days' notice shall be given to:

46.1.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of the shares, are not entitled to receive notice);

46.1.2	the directors;

46.1.3	beneficial owners nominated to enjoy information rights under the Act; and

46.1.4	the auditors.

Except in these circumstances it is not necessary to give notice of a general meeting adjourned under article 45 or of the business to be transacted at the adjourned meeting.

46.2
The directors may decide that persons entitled to receive notice of an adjourned meeting in accordance with this article 46 are those persons entered on the register at the close of business on a day determined by the directors.

46.3
Subject to the Act and any other applicable rules, the directors may decide that persons entitled to attend or vote at an adjourned meeting are those on the register at the close of business on a day chosen by the directors.

47.	BUSINESS AT ADJOURNED MEETING

47.1	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

48.	VOTING: GENERAL

48.1	Unless otherwise decided by the directors, a resolution put to the vote of a general meeting must be decided on a poll taken at the meeting.

48.2
Subject to special rights or restrictions as to voting attached to any class of shares by or in accordance with the articles, where voting is conducted by way of a poll at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each share held by the relevant member.

48.3	In the case of joint holders of a share, only the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by the Company.

48.4
A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote on a poll, by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court may vote by proxy if evidence (to the satisfaction of the directors) of the authority of the person claiming to exercise the right to vote is received at the registered office of the Company (or at another place specified in accordance with the articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the articles for the appointment of a proxy within the time limits prescribed by the articles for the appointment of a proxy for use at the meeting or adjourned meeting.

48.5	In the case of an equality of votes the chairman of the meeting shall not be entitled to a casting vote.

48.6
The Company is not obliged to verify that a proxy or corporate representative has acted in accordance with the terms of his appointment and any failure to so act in accordance with the terms of his appointment shall not affect the validity of any proceedings at a meeting of the Company.

49.	ERRORS AND DISPUTES

49.1
No objection may be raised to the qualification of a voter or to the counting of, or failure to count, a vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Every vote not disallowed at the meeting is valid.

49.2
Any such objection must be referred to the chairman of the meeting whose decision is final. An objection only invalidates the decision of a meeting if in the opinion of the chairman of the meeting, it is of sufficient magnitude to affect the decision of the meeting.

50.	PROCEDURE ON A POLL

50.1	Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

50.2	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

50.3	The result of a poll shall be the decision of the general meeting in respect of the resolution on which the voting is conducted by way of a poll.

50.4
On a poll taken at a general meeting of the Company, a qualifying person present and entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

51.	APPOINTMENT OF PROXY

51.1	A member may appoint another person as his proxy to exercise all (or any) of his rights to attend and to speak and to vote on:

51.1.1	a resolution;

51.1.2	an amendment of a resolution; or

51.1.3	on other business arising at a general meeting of the Company.

Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

51.2	A member may appoint more than one proxy in relation to a general meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member.

51.3	When two or more valid but differing appointments of proxy are received for the same share for use at the same general meeting, the one which is last validly delivered or received

(regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

51.4	A proxy need not be a member.

51.5	The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the general meeting as well as for the meeting to which it relates.

51.6
The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the directors.

51.7	Subject to the Act and other applicable rules, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting.

52.	CONTENT OF PROXY NOTICES

52.1	Subject to article 52.2, the appointment of a proxy (a "proxy notice") shall be in writing in any usual form (or in another form approved by the directors) and shall be:

52.1.1	signed by the appointor or his duly appointed attorney; or

52.1.2	if the appointor is a company, executed under its seal or signed by its duly authorised officer or attorney or other person authorised to sign.

52.2	Subject to the Act, the directors may accept a proxy notice received by electronic means on such terms and subject to such conditions as they consider fit.

52.3	A proxy notice received by electronic means shall not be subject to the requirements of article 52.1.

52.4	For the purposes of articles 52.1 and 52.2, the directors may require such reasonable evidence they consider necessary to determine:

52.4.1	the identity of the member and the proxy; and

52.4.2	where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

53.	DELIVERY OF PROXY NOTICES

53.1
Any notice of a general meeting must specify the address or addresses ("proxy notification address") at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or by electronic means.

53.2
A person who is entitled to attend, speak or vote at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been received by the Company by or on behalf of that person.

53.3
Subject to articles 53.4 and 53.5, a proxy notice must be received at a proxy notification address not less than 48 hours (excluding any part of a day that is not a working day) before the general meeting or adjourned meeting to which it relates.

53.4	In the case of a general meeting adjourned for not more than 48 hours the proxy notice must be received by not later than the adjourned meeting.

53.5
In the case of a meeting adjourned for less than 28 days but more than 48 hours the proxy notice must be received at a proxy notification address not less than 24 hours (excluding any part of a day that is not a working day) before the time appointed for the holding of the adjourned meeting.

53.6
In relation to any shares which are held in uncertificated form, the directors may permit appointments of a proxy to be made by electronic means in the form of an uncertificated proxy instruction and may permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction to be made.

53.7
The directors may prescribe the method of determining the time at which any such uncertificated proxy instruction (and/or other instruction or notification) is to be treated as received by the Company or a participant acting on its behalf.

53.8
The directors may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

54.	CORPORATE REPRESENTATIVES

54.1
In accordance with the Act, a corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any general meeting of the Company (a "corporate representative").

54.2
A director, the secretary or other person authorised for the purpose by the secretary may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting the corporate representative to exercise his powers.

55.	TERMINATION OF AUTHORITY

55.1	The termination of the authority of a person to act as proxy or as a corporate representative does not affect:

55.1.1	whether he counts in deciding whether there is a quorum at a general meeting;

55.1.2	the validity of anything he does as chairman of a meeting; or

55.1.3	the validity of a vote given by that person,

unless the Company receives notice of the termination at the proxy notification address not later than the last time at which a proxy notice should have been received in order to be valid for use at the relevant meeting or adjourned meeting.

56.	AMENDMENTS TO RESOLUTIONS

56.1	No amendment to a resolution duly proposed as an ordinary resolution (other than an amendment to correct a grammatical or other non-substantive error) may be considered or voted on unless either:

56.1.1
at least 48 hours (excluding any part of a day that is not a working day) before the time appointed for holding the general meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been received at the registered office of the Company; or

56.1.2	the chairman of the meeting in his absolute discretion decides that the amendment may be considered or voted on.

If an amendment proposed to a resolution under consideration is ruled out of order by the chairman of the meeting the proceedings on the substantive resolution are not invalidated by an error in his ruling.

56.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

56.2.1	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

56.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

56.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.

RESTRICTIONS ON MEMBERS' RIGHTS

57.	NO VOTING OF SHARES ON WHICH MONEY OWED TO COMPANY

Unless the directors decide otherwise, no voting rights (or other rights conferred by membership in relation to a meeting) attached to a share may be exercised at any general meeting or at any adjournment of it unless all amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS

58.	VARIATION OF CLASS RIGHTS

58.1
Subject to the Act, the rights attached to a class of shares may be varied or abrogated (whether or not the Company is being wound up) either with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class validly held in accordance with article 58.3 and other relevant provisions of the articles.

58.2
The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act.

58.3
Subject to sections 334(2), 334(2A) and section 334(3) of the Act, a separate meeting for the holders of a class of shares must be called and conducted as nearly as possible in the same way as a general meeting, except that:

58.3.1	no member is entitled to notice of it or to attend unless he is a holder of shares of that class;

58.3.2	no vote may be cast except in respect of a share of that class;

58.3.3
the quorum at a meeting (other than an adjourned meeting) is two qualifying persons present and holding at least one-third in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares);

58.3.4	the quorum at an adjourned meeting is one qualifying person present and holding shares of that class; and

58.3.5	any qualifying person holding shares of that class present may demand a poll.

59.	FAILURE TO DISCLOSE INTERESTS IN SHARES

59.1
Where notice is served by the Company under section 793 of the Act (a "section 793 notice") on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the "default shares", which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the directors otherwise decide:

59.1.1
the member shall not be entitled in respect of the default shares to be present or to vote (either in person, by proxy or by corporate representative) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll; and

59.1.2	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (excluding any share of their class held as treasury shares):

(a)
a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, under article 98, to receive shares instead of a dividend; and

(b)	no transfer of any certificated default shares shall be registered unless the transfer is an excepted transfer or:

(i)	the member is not himself in default in supplying the information required; and

(ii)	the member proves to the satisfaction of the directors that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

59.2
For the purpose of enforcing the sanction in article 59.1.2(b), the directors may give notice to the member requiring the member to change default shares held in uncertificated form to certificated form by the time stated in the notice. The notice may also state that the member may not change any default shares held in certificated form to uncertificated form.

59.3	The sanctions under article 59.1 cease to apply seven days after the earlier of:

59.3.1	receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

59.3.2	receipt by the Company, in a form satisfactory to the directors, of all the information required by the section 793 notice.

59.4
Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, does not invalidate or otherwise affect the application of article 59.1 or 59.2.

59.5	For the purposes of this article 59:

59.5.1	a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, under a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

59.5.2	"interested" shall be construed as it is for the purpose of section 793 of the Act;

59.5.3	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

(a)	reference to his having failed or refused to give all or any part of it; and

(b)	reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

59.5.4	the "prescribed period" means 14 days; and

59.5.5	an "excepted transfer" means, in relation to shares held by a member:

(a)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(b)
a transfer in consequence of a sale made through a recognised investment exchange (as defined in the FSMA) or through any stock exchange on which shares in the capital of the Company are normally traded; or

(c)
a transfer which is shown to the satisfaction of the directors to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member or with any other person appearing to be interested in the shares.

59.6	The provisions of this article are in addition and without prejudice to the provisions of the Act.

PART 4

SHARES AND DISTRIBUTIONS ISSUE OF SHARES

60.	ALLOTMENT

60.1
Subject to the Act and relevant authority given by the Company in general meeting, the directors have general and unconditional authority to allot, grant options over, or otherwise dispose of, unissued shares of the Company or rights to subscribe for or convert any security into shares, to such persons, at such times and on such terms as the directors may decide, except that no share may be issued at a discount.

60.2
The directors may at any time after the allotment of a share, but before a person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the directors think fit.

61.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

61.1
Subject to the Act and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution. If no such resolution is passed or if the relevant resolution does not make specific provision, the directors may determine these rights and restrictions.

61.2
Subject to the Act, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

62.	RIGHTS AND RESTRICTIONS ATTACHING TO SHARES Ordinary Shares

62.1	The Ordinary Shares shall entitle the holders thereof to the rights set out below:

Dividend

62.2	Subject to the Act, the directors may declare and pay dividends on the Ordinary Shares in accordance with articles 90 to 98.

Return of capital

62.3
On a return of capital on a winding-up or otherwise, any assets of the Company available for distribution among the members shall be distributed to each holder of an Ordinary Share pro rata to its shareholding.

Votes

62.4	Subject to article 59, each holder of an Ordinary Share shall have one vote for every Ordinary Share of which it is a holder.

Pre-emption right

62.5
Subject to the Act and any other applicable rules, if Ordinary Shares are to be allotted each holder of an Ordinary Share holds a pre-emption right to acquire a proportion of such Ordinary Shares equal to the aggregate nominal value of its Ordinary Shares in proportion to the aggregate nominal value of all Ordinary Shares immediately prior to such allotment.

Non-Voting Redeemable Shares

62.6	The Non-Voting Redeemable Shares shall entitle the holders thereof to the rights set out below:

Dividend

62.7	Holders of Non-Voting Redeemable Shares shall not be eligible to receive any amounts available for distribution and resolved to be distributed.

Return of capital

62.8
On a return of capital on a winding-up, any assets of the Company available for distribution among the members shall be applied in repaying to the holder of each Non-Voting Redeemable Share the nominal amount of that Non-Voting Redeemable Share, such payment to be pari passu with any right to payment attached to the Ordinary Shares, but subject to the rights of any class of share ranking in preference or priority to the Non-Voting Redeemable Shares.

Votes

62.9
Other than as required by law, holders of Non-Voting Redeemable Shares shall have no right to attend, speak or vote, either in person or by proxy, at any general meeting of the Company in respect of the Non-Voting Redeemable Shares and shall not be entitled to receive any notice of meeting.

Redemption

62.10	Subject to the Act, the Company may redeem any Non-Voting Redeemable Share in issue for its nominal value, on such terms as the directors of the Company may from time to time determine.

Transfer

62.11	The Non-Voting Redeemable Shares shall not be transferable save with the prior consent of the board.

Rights and restrictions

62.12
If rights and restrictions attaching to shares are determined by ordinary resolution or by the directors under article 61, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

63.	PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

63.1	Subject to the Act, the Company may pay any person a commission in consideration for that person:

63.1.1	subscribing, or agreeing to subscribe, for shares; or

63.1.2	procuring, or agreeing to procure, subscriptions for shares.

63.2	Subject to the Act, any such commission may be paid:

63.2.1	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

63.2.2	in respect of a conditional or an absolute subscription.

INTERESTS IN SHARES

64.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law or the articles, no person is to be recognised by the Company as holding any share upon any trust and the Company is not in any way to be bound by or recognise any interest in a share other than the holder's absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES

65.	CERTIFICATES TO BE ISSUED EXCEPT IN CERTAIN CASES

65.1
Except where otherwise provided in the articles, the Company must issue each member with one or more certificates in respect of the shares which that member holds within two months of the allotment or lodgement with the Company of a transfer to him of those shares or any other period as the terms of issue of the shares provide.

65.2	This article does not apply to:

65.2.1	uncertificated shares;

65.2.2	shares in respect of which a share warrant has been issued; or

65.2.3	shares in respect of which the Companies Acts permit the Company not to issue a certificate.

65.3	Except as otherwise specified in the articles, all certificates must be issued free of charge.

65.4	No certificate may be issued in respect of shares of more than one class.

65.5	If more than one person holds a share, only one certificate may be issued in respect of it. Delivery of a certificate to the senior holder shall constitute delivery to all of the holders of the share.

66.	CONTENTS AND EXECUTION OF CERTIFICATES

66.1	Every certificate must specify:

66.1.1	in respect of how many shares and of what class it is issued;

66.1.2	the nominal value of those shares;

66.1.3	the amount paid up on them; and

66.1.4	any distinguishing numbers assigned to them.

66.2	Certificates must:

66.2.1	be executed under the Company's seal, which may be affixed or printed on it; or

66.2.2	be otherwise executed in accordance with the Companies Acts.

67.	CONSOLIDATED CERTIFICATES

67.1	When a member's holding of shares of a particular class increases, the Company may issue that member with:

67.1.1	a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

67.1.2	a separate certificate in respect of only those shares by which that member's holding has increased.

67.2
When a member's holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

67.2.1	all the shares which the member no longer holds as a result of the reduction; and

67.2.2 none of the shares which the member retains following the reduction, were, immediately before the reduction, represented by the same certificate.

67.3	A member may request the Company, in writing, to replace:

67.3.1	the member's separate certificates with a consolidated certificate, or

67.3.2	the member's consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

67.4	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

67.5
A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such conditions as to evidence and indemnity as the directors decide.

68.	REPLACEMENT CERTIFICATES

68.1	Subject to having first complied with the obligations in articles 68.2.2 and 68.2.3, if a certificate issued in respect of a member's shares is:

68.1.1	damaged or defaced; or

68.1.2	said to be lost, stolen or destroyed,
that member is entitled to be issued with a replacement certificate in respect of the same shares.

68.2	A member exercising the right to be issued with such a replacement certificate:

68.2.1	may at the same time exercise the right to be issued with a single certificate or separate certificates;

68.2.2	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

68.2.3	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

PARTLY PAID SHARES

69.	COMPANY'S LIEN OVER PARTLY PAID SHARES

69.1	The Company has a lien (the "company's lien") over every share which is partly paid for any part of:

69.1.1	that share's nominal value; and

69.1.2	any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

69.2	The company's lien over a share:

69.2.1	takes priority over any third party's interest in that share; and

69.2.2	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

69.3
The directors may at any time decide that a share which is or would otherwise be subject to the Company's lien shall not be subject to it, either wholly or in part. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company's lien (if any) on that share solely for the purposes of the transfer.

70.	ENFORCEMENT OF THE COMPANY'S LIEN

70.1	Subject to the provisions of this article, if:

70.1.1    a lien enforcement notice has been given in respect of a share; and

70.1.2    the person to whom the notice was given has failed to comply with it, the Company may sell that share in such manner as the directors decide.

70.2	A lien enforcement notice:

70.2.1	must be in writing;

70.2.2	may only be given in respect of a share which is subject to the company's lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

70.2.3	must specify the share concerned;

70.2.4	must require payment of the sum payable within 14 days of the notice;

70.2.5	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

70.2.6	must state the company's intention to sell the share if the notice is not complied with.

70.3	Where shares are sold under this article:

70.3.1	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

70.3.2	the transferee is not bound to see to the application of the purchase money, and the transferee's title is not affected by any irregularity in or invalidity of the process leading to the sale.

70.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

70.4.1	first, in payment or towards satisfaction of the amount in respect of which the lien exists; and

70.4.2
secondly, to the person entitled to the shares immediately before the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation, or a suitable indemnity has been given for any lost certificates.

70.5	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company's lien on a specified date:

70.5.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

70.5.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

71.	CALL NOTICES

71.1
Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "call notice") to a member requiring the member to pay the Company a specified sum of money (a "call") which is payable in respect of shares which that member holds at the date of the call notice.

71.2	A call notice:

71.2.1	may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the Company by way of premium);

71.2.2	must state the date by which it is to be paid (the "due date for payment") and how any call to which it relates it is to be paid; and

71.2.3	may permit or require the call to be paid by instalments.

71.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was given.

71.4	Before the Company has received any call due under a call notice the directors may:

71.4.1	revoke it wholly or in part; or

71.4.2	specify a later time for payment than is specified in the call notice,

by a further notice in writing to the member in respect of whose shares the call is made.

71.5	Delivery of a call notice to the senior holder shall constitute delivery to all of the holders of the share.

72.	LIABILITY TO PAY CALLS

72.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

72.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

72.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

72.3.1	to pay calls which are not the same; or

72.3.2	to pay calls at different times.

73.	WHEN CALL NOTICE NEED NOT BE ISSUED

73.1
A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

73.1.1	on allotment;

73.1.2	on the occurrence of a particular event; or

73.1.3	on a date fixed by or in accordance with the terms of issue,

each a "due date for payment".

73.2
But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned at the due date for payment is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

74.	FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

74.1	If a person is liable to pay a call and fails to do so by the due date for payment:

74.1.1	the directors may issue a notice of intended forfeiture to that person; and

74.1.2	until the call is paid, that person must pay the Company interest on the call from the due date for payment to the actual date of payment (both dates inclusive) at the relevant rate.

74.2	For the purposes of this article the "relevant rate" is:

(a)	the rate fixed by the terms on which the share in respect of which the call is due was allotted or issued; or

(b)	if no rate is fixed under (a), such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(c)	if no rate is fixed in either of these ways, 5 per cent. per annum.

74.3	The relevant rate must not exceed 20 per cent. per annum.

74.4	The directors may waive any obligation to pay interest on a call wholly or in part.

75.	PAYMENT OF UNCALLED AMOUNT IN ADVANCE

75.1	The directors may, in their discretion, accept from a member some or all of the uncalled amounts which are unpaid on shares held by him.

75.2	A payment in advance of a call extinguishes, to the extent of the payment, the liability of the member on the shares in respect of which the payment is made.

75.3	The Company may pay interest on the amount paid in advance (or that portion of it that exceeds the amount called on shares).

75.4	The directors may decide this interest rate which must not exceed 20 per cent. per annum.

76.	NOTICE OF INTENDED FORFEITURE

76.1	A notice of intended forfeiture:

76.1.1	must be in writing;

76.1.2	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

76.1.3	must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

76.1.4
must require payment of the call and any accrued interest (and all costs, charges and expenses incurred by the Company by reason of non-payment) by a date which is not less than 14 days after the date of the notice;

76.1.5	must state how the payment is to be made; and

76.1.6	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

77.	DIRECTORS' POWER TO FORFEIT SHARES

If a notice of intended forfeiture is not complied with before the date by which payment (including interest, costs, charges and expenses) of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

78.	EFFECT OF FORFEITURE

78.1	Subject to the articles, the forfeiture of a share extinguishes:

78.1.1	all interests in that share, and all claims and demands against the Company in respect of it, and

78.1.2	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

78.2	Any share which is forfeited in accordance with the articles:

78.2.1	is deemed to have been forfeited when the directors decide that it is forfeited;

78.2.2	is deemed to be the property of the Company; and

78.2.3	may be sold, re-allotted or otherwise disposed of as the directors think fit.

78.3	If a person's shares have been forfeited:

78.3.1	the Company must send that person notice that forfeiture has occurred, but no forfeiture is invalidated by an omission to give such notice, and record it in the register of members;

78.3.2	that person ceases to be a member in respect of those shares;

78.3.3	that person must surrender the certificate (if any) for the shares forfeited to the Company for cancellation;

78.3.4
that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest at the relevant rate set out in article 75 (whether accrued before or after the date of forfeiture) and costs, charges and expenses; and

78.3.5
the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

78.4
At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

79.	PROCEDURE FOLLOWING FORFEITURE

79.1
If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to transfer a forfeited share to a new holder. The Company may register the transferee as the holder of the share.

79.2	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

79.2.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

79.2.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

79.3
A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

79.4
If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any interest, expenses or commission, and excluding any amount which:

79.4.1	was, or would have become, payable; and

79.4.2	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

80.	SURRENDER OF SHARES

80.1	A member may surrender any share:

80.1.1	in respect of which the directors may issue a notice of intended forfeiture;

80.1.2	which the directors may forfeit; or

80.1.3	which has been forfeited.

80.2	The directors may accept the surrender of any such share.

80.3	The effect of surrender of a share is the same as the effect of forfeiture of that share.

80.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

UNTRACED SHAREHOLDERS

81.	POWER OF SALE

81.1	The Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

81.1.1
during a period of not less than 12 years before the date of publication of the advertisements referred to in article 81.1.3 (or, if published on two different dates, the first date) (the "relevant period") at least three cash dividends have become payable in respect of the share;

81.1.2
throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by article 92.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

81.1.3
the Company has given notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

81.1.4
the Company has not, so far as the directors are aware, during a further period of three months after the date of the advertisements referred to in article 81.1.3 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

81.2
Where a power of sale is exercisable over a share under this article 81 (a "sale share"), the Company may at the same time also sell any additional share issued in right of such sale share or in right of such an additional share previously so issued provided that the requirements of articles 81.1.2 to 81.1.4 (as if the words "throughout the relevant period" were omitted from article 81.1.2) have been satisfied in relation to the additional share.

81.3
To give effect to a sale under articles 81.1 or 81.2, the directors may authorise any person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale of the share.

82.	APPLICATION OF PROCEEDS OF SALE

82.1	The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall credit any amount received on sale to a separate account.

82.2	The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person.

82.3	Any amount credited to the separate account may either be employed in the business of the Company or invested as the directors may think fit.

82.4	No interest is payable on that amount and the Company is not required to account for money earned on it.

TRANSFERS AND TRANSMISSION OF SHARES

83.	TRANSFERS OF SHARES

83.1
Subject to such restrictions in the articles, shares of the Company are free from any restriction on transfer. The directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which the Company has a lien.

83.2	Shares may be transferred by means of an instrument of transfer in writing in any usual form or any other form approved by the directors, which is executed by or on behalf of:

83.2.1	the transferor; and

83.2.2	(if any of the shares is partly paid) the transferee.

83.3	The Company (at its option) may or may not charge a fee for registering:

83.3.1	the transfer of a share;

83.3.2	the renunciation of a renounceable letter of allotment or other document or instructions relating to or affecting the title to a share or the right to transfer it; or

83.3.3	for making any other entry in the register.

83.4	The transferor remains the holder of a share until the transferee's name is entered in the register of members as holder of it.

83.5	The directors may also, in their absolute discretion, refuse to register the transfer of a certificated share unless all of the following conditions are satisfied:

83.5.1	it is in respect of only one class of shares;

83.5.2	it is in favour of (as the case may be) a single transferee or not more than four joint transferees;

83.5.3	it is duly stamped (if required); and

83.5.4	it is delivered for registration to the registered office of the Company or such other place as the directors may decide, accompanied by the certificate for the shares to which it relates (except in the case of a person to whom the Company is not required by sections 769, 776, 777 or 778 of the Act to issue a certificate, or in the case of a renunciation) and such other evidence as the directors may reasonably require to prove the title of the transferor and the due execution by him of the transfer or, if the transfer is executed by some other person on his behalf, the authority of that person to do so.

83.6
If the directors refuse to register the transfer of shares, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

83.7	Subject to article 108, the Company may retain all instruments of transfer which are registered.

84.	TRANSFERS OF UNCERTIFICATED SHARES

The directors are authorised to establish such clearing and settlement procedures for the shares of the Company as they deem fit from time to time.

85.	TRANSMISSION OF SHARES

85.1
If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to a share held by that member alone or to which he was alone entitled. In the case of a share held jointly by two or more persons, the Company may recognise only the survivor or survivors as being entitled to it.

85.2	Nothing in these articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

86.	TRANSMITTEES' RIGHTS

86.1	Where a person becomes entitled by transmission to a share, the rights of the holder in relation to a share cease.

86.2	A transmittee may give an effective receipt for dividends and other sums payable in respect of that share.

86.3	A transmittee who produces such evidence of entitlement to shares, subject to the Act, as the directors may properly require:

86.3.1	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

86.3.2	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

86.4
But transmittees do not have the right to receive notice of or exercise rights conferred by membership in relation to meetings of the Company (or at a separate meeting of the holders of a class of shares) in respect of shares to which they are entitled by reason of the holder's death or bankruptcy or otherwise, unless they become the holders of those shares.

87.	EXERCISE OF TRANSMITTEES' RIGHTS

87.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

87.2	If the share is a certificated share and a transmittee wishes to have it transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

87.3	If the share is an uncertificated share and the transmittee wishes to have it transferred to another person, the transmittee must:

87.3.1	procure that all appropriate instructions are given to effect the transfer; or

87.3.2	procure that the uncertificated share is changed into certificated form and then execute an instrument of transfer in respect of it.

87.4
Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

88.	TRANSMITTEES BOUND BY PRIOR NOTICES

88.1	The directors may give notice requiring a person to make the choice referred to in article 86.3.1.

88.2	If that notice is not complied with within 60 days, the directors may withhold payment of all dividends and other sums payable in respect of the share until the choice has been made.

88.3
If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee's name has been entered in the register.

CONSOLIDATION/DIVISION OF SHARES

89.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

89.1	This article applies where:

89.1.1	there has been a consolidation and division or sub-division of shares; and

89.1.2	as a result, members are entitled to fractions of shares.

89.2	Subject to the Act, the directors may, in effecting divisions and/or consolidations, treat a member's shares held in certificated form and uncertificated form as separate holdings.

89.3	The directors may on behalf of the members deal with fractions as they think fit, in particular they may:

89.3.1	sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

89.3.2	in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;

89.3.3	distribute the net proceeds of sale in due proportion among the holders of the shares or, if the directors decide, some or all of the sum raised on sale may be retained for the benefit of the Company;

89.3.4
subject to the Act, allot or issue to a member, credited as fully paid, by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation and division or sub-division, as the case may be).

89.4	To give effect to a sale under article 89.3.1 the directors may arrange for the shares representing the fractions to be entered in the register as certificated shares.

89.5	The directors may authorise any person to transfer the shares to, or to the direction of, the purchaser.

89.6	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

89.7	The transferee's title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

89.8
If shares are allotted or issued under article 89.3.4, the amount required to pay up those shares may be capitalised as the directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares.

89.9
A resolution of the directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by ordinary resolution of the Company under article 99. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 99 without an ordinary resolution of the Company.

DISTRIBUTIONS

90.	PROCEDURE FOR DECLARING DIVIDENDS

90.1	Subject to the Act and the articles, the Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

90.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

90.3	No dividend may be declared or paid unless it is in accordance with members' respective rights.

90.4
Unless the members' resolution to declare or directors' decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member's holding of shares on the date of the resolution or decision to declare or pay it.

90.5	The directors may pay any dividend (including any dividend payable at a fixed rate) if it appears to them that the profits available for distribution justify the payment.

90.6
If the Company's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

90.7
If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

91.	CALCULATION OF DIVIDENDS

91.1	Except as otherwise provided by the articles or the rights attached to or the terms of issue of shares, all dividends must be:

91.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

91.1.2	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

91.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

91.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

91.4	Except as otherwise provided by the rights attached to shares, dividends may be declared or paid in any currency.

91.5
The directors may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.

92.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

92.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

92.1.1	in cash;

92.1.2	by transfer to a bank or building society account specified by the distribution recipient in writing or as the directors otherwise decide;

92.1.3
by sending a cheque, warrant or money order made payable to the distribution recipient by post to the distribution recipient at the distribution recipient's registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing or as the directors otherwise decide;

92.1.4
by sending a cheque, warrant or money order made payable to such person by post to such person at such address as the distribution recipient has specified in writing or as the directors otherwise decide; or

92.1.5	by any electronic or other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

92.2	In respect of the payment of any dividend or other sum which is a distribution, the directors may decide, and notify distribution recipients, that:

92.2.1
one or more of the means described in article 92.1 will be used for payment and a distribution recipient may elect to receive the payment by one of the means so notified in the manner prescribed by the directors;

92.2.2	one or more of such means will be used for the payment unless a distribution recipient elects otherwise in the manner prescribed by the directors; or

92.2.3	one or more of such means will be used for the payment and that distribution recipients will not be able to elect otherwise.

The directors may for this purpose decide that different methods of payment may apply to different distribution recipients or groups of distribution recipients.

92.3
Payment of any dividend or other sum which is a distribution is made at the risk of the distribution recipient. The Company is not responsible for a payment which is lost or delayed. Payment, in accordance with the articles, of any cheque, warrant or money order by the bank upon which it is drawn, or the transfer of funds by any means shall be a good discharge to the Company.

92.4	In the event that:

92.4.1
a distribution recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend or other distribution by the means by which the directors have decided in accordance with this article that a payment is to be made, or by which the distribution recipient has elected to receive payment, and such address or details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

92.4.2	if payment cannot be made by the Company using the details provided by the distribution recipient,

then the dividend or other distribution shall be treated as unclaimed for the purposes of these articles.

92.5	In the articles, the "distribution recipient" means, in respect of a share in respect of which a dividend or other sum is payable:

92.5.1	the holder of the share;

92.5.2	if the share has two or more joint holders, the senior holder;

92.5.3
if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee (or, where two or more person are jointly entitled by transmission to the share, to any one transmittee and that person shall be able to give effective receipt for payment); or

92.5.4	in any case, to a person that the person or persons entitled to payment may direct in writing.

92.6
Without prejudice to article 88, the directors may withhold payment of a dividend (or part of a dividend) payable to a transmittee until he has provided such evidence of his right as the directors may reasonably require.

93.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

93.1	If:

93.1.1	a share is subject to the Company's lien; and

93.1.2	the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the
Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

93.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

93.3	The Company must notify the distribution recipient in writing of:

93.3.1	the fact and amount of any such deduction;

93.3.2	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

93.3.3	how the money deducted has been applied.

94.	NO INTEREST ON DISTRIBUTIONS

94.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

94.1.1	the rights attached to the share; or

94.1.2	the provisions of another agreement between the holder of that share and the Company.

95.	UNCLAIMED DISTRIBUTIONS

95.1	All dividends or other sums which are:

95.1.1	payable in respect of shares; and

95.1.2	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

95.2	The payment of an unclaimed dividend or other sum into a separate account does not make the Company a trustee in respect of it.

95.3	If:

95.3.1	12 years have passed from the date on which a dividend or other sum became due for payment; and

95.3.2	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

95.4	If, in respect of a dividend or other sum payable in respect of a share, on any one occasion:

95.4.1	a cheque, warrant or money order is returned undelivered or left uncashed; or

95.4.2
a transfer made by a bank or other funds transfer system is not accepted, and reasonable enquiries have failed to establish another address or account of the distribution recipient, the Company is not obliged to send or transfer a dividend or other sum payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

96.	NON-CASH DISTRIBUTIONS

96.1	Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

96.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

96.2.1	issuing fractional certificates (or ignoring fractions);

96.2.2	fixing the value of any assets;

96.2.3	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

96.2.4	vesting any assets in trustees.

97.	WAIVER OF DISTRIBUTIONS

97.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

97.1.1	the share has more than one holder; or

97.1.2
more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

98.	SCRIP DIVIDENDS

98.1
Subject to the Act, but without prejudice to article 59, the directors may, with the prior authority of an ordinary resolution of the Company, allot to those holders of a particular class of shares who have elected to receive them further shares of that class or ordinary shares in either case credited as fully paid ("new shares") instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

98.2
The directors may on any occasion determine that the right of election under article 98.1 shall be subject to any exclusions, restrictions or other arrangements that the directors may in their absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

98.3
Where a resolution under article 98.1 is to be proposed at a general meeting and the resolution relates in whole or in part to a dividend to be declared at that meeting, then the resolution declaring the dividend is deemed to take effect at the end of that meeting.

98.4
A resolution under article 98.1 may relate to a particular dividend or to all or any dividends declared or paid within a specified period, but that period may not end later than five years after the date of the meeting at which the resolution is passed.

98.5
The entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any associated tax credit) of the dividend which would otherwise have been received by the holder (the "relevant dividend") provided that, in calculating the entitlement, the directors may at their discretion adjust the figure obtained by dividing the relevant value by the amount payable on the new shares up or down so as to procure that the entitlement of each holder of shares may be represented by a simple numerical ratio. For this purpose the "relevant value" of each of the new shares shall be as determined by or in accordance with the resolution under article 98.1. A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

98.6
The directors may make any provision they consider appropriate in relation to an allotment made or to be made under this article (whether before or after the passing of the resolution under article 98.1), including:

98.6.1	the giving of notice to holders of the right of election offered to them;

98.6.2	the provision of forms of election (whether in respect of a particular dividend or dividends generally);

98.6.3	determination of the procedure for making and revoking elections;

98.6.4	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

98.6.5
the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

98.7
The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the "elected shares"); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in article 98.5. For that purpose, the directors may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the directors capitalising part of the reserves has the same effect as if the directors had resolved to effect the capitalisation with the authority of an ordinary resolution of the Company under article 99. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 99 without an ordinary resolution of the Company.

98.8
The new shares rank pari passu in all respects with each other and with the fully paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

98.9	In relation to any particular proposed dividend, the directors may in their absolute discretion decide:

98.9.1	that holders shall not be entitled to make any election in respect of, and that any election previously made shall not extend to, such dividend; or

98.9.2
at any time prior to the allotment of the new shares which would otherwise be allotted in lieu of such dividend, that all elections to take new shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

CAPITALISATION OF PROFITS AND RESERVES

99.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

99.1	Subject to the Act and the articles, the directors may, if they are so authorised by an ordinary resolution:

99.1.1
decide to capitalise any amount standing to the credit of the Company's reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, which are not required for paying a preferential dividend; and

99.1.2
appropriate any sum which they so decide to capitalise (a "capitalised sum") to the persons who would have been entitled to it if it were distributed by way of dividend (the "persons entitled") and in the same proportions.

99.2	Capitalised sums must be applied:

99.2.1	on behalf of the persons entitled; and

99.2.2	in the same proportions as a dividend would have been distributed to them.

99.3
Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

99.4	A capitalised sum which was appropriated from profits available for distribution may be applied:

99.4.1	in or towards paying up any amounts unpaid on existing shares held by the persons entitled; or

99.4.2	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

99.5	Subject to the Act and the articles the directors may:

99.5.1	apply capitalised sums in accordance with articles 99.3 and 99.4 partly in one way and partly in another;

99.5.2
make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with shares or debentures becoming distributable in fractions under this article the directors may deal with fractions as they think fit (including the issuing of fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than €5, or such other sum as the directors may decide, the sum may be retained for the benefit of the Company));

99.5.3
authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them or the payment by the Company on behalf of the members of the amounts or part of the amounts or part of the amounts remaining unpaid on their existing shares under this article; and

99.5.4	generally do all acts and things required to give effect to the resolution.

100.	RECORD DATES

100.1
Notwithstanding any other provision of the articles, but subject to the Act and rights attached to shares, the Company or the directors may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

PART 5 - MISCELLANEOUS PROVISIONS COMMUNICATIONS

101.	MEANS OF COMMUNICATION TO BE USED

101.1
Save where these articles expressly require otherwise, any notice, document or information to be sent or supplied by, on behalf of or to the Company may be sent or supplied in accordance with the Act (whether authorised or required to be sent or supplied by the Act or otherwise):

101.1.1	in hard copy form,

101.1.2	in electronic form; or

101.1.3	by means of a website.

101.2
Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

101.3
A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

101.4
A notice, document or information sent by post and addressed to a member at his registered address or address for service in the United Kingdom is deemed to be given to or received by the intended recipient 24 hours after it was put in the post if pre paid as first class post and 48 hours after it was put in the post if pre paid as second class post, and in proving service it is sufficient to prove that the envelope containing the notice, document or information was properly addressed, pre paid and posted.

101.5
A notice, document or information sent by or on behalf of the Company by pre-paid airmail post between different countries is deemed to have been given to, and received by, the intended recipient on the third business day after posting.

101.6
A notice, document or information sent or supplied by electronic means to an address specified for the purpose by the member is deemed to have been given to or received by the intended recipient 24 hours after it was sent, and in proving service it is sufficient to prove that the communication was properly addressed and sent.

101.7	A notice, document or information sent or supplied by means of a website is deemed to have been given to or received by the intended recipient when:

101.7.1	the material was first made available on the website; or

101.7.2	if later, when the recipient received (or, in accordance with this article 101, is deemed to have received) notification of the fact that the material was available on the website.

101.8	A notice, document or information not sent by post but delivered by hand (which include delivery by courier) to a registered address or address for service is deemed to be given on the day it is left.

101.9
A notice, document or information served or delivered by or on behalf of the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

101.10	A qualifying person present at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

101.11
A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the Act) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

101.12
In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to whichever of them is named first in the register in respect of the joint holding. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the joint holder who is named first in the register in respect of the joint holding.

101.13
The Company may give a notice, document or information to a transmittee as if he were the holder of a share by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation) at an address in the

United Kingdom or the United States supplied for that purpose by the person claiming to be a transmittee. Until an address has been supplied, a notice, document or information may be given in any manner in which it might have been given if the death or bankruptcy had not occurred. The giving of notice in accordance with this article is sufficient notice to any other person interested in the share.

101.14	A member whose registered address is not within the United Kingdom or the United States shall not be entitled to receive any notice, document or information from the Company unless:

101.14.1	the Company is able, in accordance with the Act, to send the notice, document or information in electronic form or by means of a website; or

101.14.2	the member gives to the Company a postal address within the United Kingdom or the United States at which notices to the member may be given.

102.	LOSS OF ENTITLEMENT TO NOTICES

102.1
Subject to the Act and any other applicable rules, a member (or in the case of joint holders, the person who is named first in the register) who has no registered address within the United Kingdom or the United States, and has not supplied to the Company an address within the United Kingdom or the United States at which notice or other documents or information can be given to him, shall not be entitled to receive any notice or other documents or information from the Company. Such a member (or in the case of joint holders, the person who is named first in the register) shall not be entitled to receive any notice or other documents or information from the Company even if he has supplied an address for the purposes of receiving notices or other documents or information in electronic form.

102.2	If:

102.2.1	the Company sends two consecutive documents to a member over a period of at least 12 months; and

102.2.2	each of those documents is returned undelivered, or the Company receives notification that it has not been delivered, that member ceases to be entitled to receive notices from the Company.

102.3	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

102.3.1	a new address to be recorded in the register; or

102.3.2
if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

103.	SECRETARY

103.1
Subject to the Act, the directors shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including remuneration) as they think fit.

103.2	The directors may remove a person appointed under this article 103 from office and appoint another or others in his place.

103.3
Any provision of the Act or of the articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

104.	CHANGE OF NAME

The directors may change the name of the Company.

105.	AUTHENTICATION OF DOCUMENTS

105.1	A director or the secretary or another person appointed by the directors for the purpose may authenticate:

105.1.1	documents affecting the constitution of the Company (including the articles);

105.1.2	resolutions passed by the Company or holders of a class of shares or the directors or a committee of the directors; and

105.1.3	books, records, documents and accounts relating to the business of the Company,

105.1.4	and may certify copies or extracts as true copies or extracts.

106.	COMPANY SEALS

106.1	The directors must provide for the safe custody of every seal.

106.2	A seal may be used only by the authority of a resolution of the directors or of a committee of the directors.

106.3
The directors may decide who will sign an instrument to which a seal is affixed (or, in the case of a share certificate, on which the seal may be printed) either generally or in relation to a particular instrument or type of instrument. The directors may also decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

106.4	Unless otherwise decided by the directors:

106.4.1
share certificates and certificates issued in respect of debentures or other securities (subject to the provisions of the relevant instrument) need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and

106.4.2	every other instrument to which a seal is affixed shall be signed by one director and by the secretary or a second director, or by one director in the presence of a witness who attests his signature.

107.	RECORDS OF PROCEEDINGS

107.1	The directors must make sure that proper minutes are kept in minute books of:

107.1.1	all appointments of officers and committees made by the directors and of any remuneration fixed by the directors; and

107.1.2	all proceedings (including the names of the directors present at such meeting) of general meetings;

107.1.3	meetings of the holders of any class of shares in the Company;

107.1.4	the directors' meetings; and

107.1.5	meetings of committees of the directors.

107.2
If purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are conclusive evidence of the proceedings at the meeting.

107.3	The directors must ensure that the Company keeps records, in the books kept for the purpose, of all directors' written resolutions.

107.4	All such minutes and written resolutions must be kept for at least 10 years from the date of the meeting or written resolution as the case may be.

108.	DESTRUCTION OF DOCUMENTS

108.1	The Company is entitled to destroy:

108.1.1
all instruments of transfer of shares (including documents constituting the renunciation of an allotment of shares) which have been registered, and all other documents on the basis of which any entries are made in the register, from six years after the date of registration;

108.1.2	all dividend mandates (or mandates for other amounts), variations or cancellations of such mandates, and notifications of change of address, from two years after they have been recorded;

108.1.3	all share certificates which have been cancelled from one year after the date of the cancellation;

108.1.4	all paid dividend warrants and cheques from one year after the date of actual payment;

108.1.5	all proxy notices from one year after the end of the meeting to which the proxy notice relates; and

108.1.6	all other documents on the basis of which any entry in the register is made at any time after 10 years from the date an entry in the register was first made in respect of it.

108.2
If the Company destroys a document in good faith, in accordance with the articles, and without express notice to the Company that the preservation of the document is relevant to a claim, it is conclusively presumed in favour of the Company that:

108.2.1	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

108.2.2	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

108.2.3	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

108.2.4	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

108.3
This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so or in any case where the conditions of this article are not fulfilled.

108.4	In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

109.	ACCOUNTS

109.1	The directors must ensure that accounting records are kept in accordance with the Act and any other applicable rules.

109.2
The accounting records shall be kept at the registered office of the Company or, subject to the Act, at another place decided by the directors and shall be available during business hours for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Act or he is authorised by the directors or by an ordinary resolution of the Company.

109.3
In respect of each financial year, a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report and the auditors' report on those accounts and on the auditable part of the directors' remuneration report shall be sent or supplied to:

109.3.1	every member (whether or not entitled to receive notices of general meetings);

109.3.2	every holder of debentures (whether or not entitled to receive notices of general meetings); and

109.3.3	every other person who is entitled to receive notices of general meetings, not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act. This article does not require copies of the documents to which it applies to be sent or supplied to:

109.3.4	a member or holder of debentures of whose address the Company is unaware; or

109.3.5	more than one of the joint holders of shares or debentures.

109.4
The directors may determine that persons entitled to receive a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report and the auditors' report on those accounts and on the auditable part of the directors' remuneration report are those persons entered on the register at the close of business on a day determined by the directors.

109.5
Where permitted by the Act, the strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by article 109.3.

110.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may decide to make provision for the benefit of persons (other than a director or former director or shadow director) employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family, including a spouse or former spouse, or any person who is or was dependent on him) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

111.	WINDING UP OF THE COMPANY

111.1	On a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law:

111.1.1	divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds; and

111.1.2	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine.

111.2	For this purpose the liquidator may:

111.2.1	set the value he deems fair on a class or classes of property; and

111.2.2	determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members.

111.3	The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.

DIRECTORS' INDEMNITY AND INSURANCE

112.	INDEMNITY OF OFFICERS AND FUNDING DIRECTORS' DEFENCE COSTS

112.1
To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company or an associated company (other than any person (whether or not an officer of the Company or an associated company) engaged by the Company or an associated company as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company or an associated company) in relation to the Company or an associated company or its/their affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

112.1.1	to the Company or to any associated company;

112.1.2	to pay a fine imposed in criminal proceedings;

112.1.3	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

112.1.4	in defending any criminal proceedings in which he is convicted;

112.1.5	in defending any civil proceedings brought by the Company, or an associated company, in which judgment is given against him; or

112.1.6	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)	section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b)	section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

112.2
In article 112.1.4, 112.1.5 or 112.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

112.2.1	if not appealed against, at the end of the period for bringing an appeal; or

112.2.2	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of:

112.2.3	if it is determined and the period for bringing any further appeal has ended; or

112.2.4	if it is abandoned or otherwise ceases to have effect.

112.3	To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company's activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

112.3.1	to pay a fine imposed in criminal proceedings;

112.3.2	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

112.3.3	in defending criminal proceedings in which he is convicted.

For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 112.2 shall apply in determining when a conviction becomes final.

112.4
Without prejudice to article 112.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

112.5
Where at any meeting of the directors or a committee of the directors any arrangement falling within article 112.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 21 and he shall not be so entitled to vote or be counted in the quorum.

113.	INSURANCE

113.1	To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

113.1.1	a director or a secretary of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

113.1.2	trustee of a retirement benefits scheme or other trust in which a person referred to in article 113.1.1 is or has been interested,

indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

SCHEDULE 4
PROPOSED ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING N.V.

SCHEDULE 5
DRAFT WITHDRAWAL APPLICATION FORM

I     GENERAL INFORMATION
During the extraordinary general meeting (EGM) of shareholders of Sensata Technologies Holding N.V. (Sensata-NL) held on                  2018 it was resolved that Sensata-NL will merge with and into Sensata Technologies Holding plc (Sensata-UK) if and when certain conditions will be met (Merger).
Any shareholder of Sensata-NL that voted against the Merger has the right to elect not to become a shareholder of Sensata-UK (Withdrawal Right) and file a request for compensation with Sensata-NL (Withdrawing Application) in accordance with article 2:333h paragraph 1 of the Dutch Civil Code (such shareholder being a Withdrawing Shareholder) within one month after the EGM.
A Withdrawing Shareholder can only make use of the Withdrawal Right for its shares in Sensata-NL that such Withdrawing Shareholder (i) held at the record date for the EGM and for which such Withdrawing Shareholder voted against the resolution to approve the joint merger proposal as drawn up by the board of directors of Sensata-NL and Sensata-UK (Merger Proposal) and resolve upon and give effect to the Merger (Merger Resolution) and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Merger becoming effective (Exit Shares). A shareholder of Sensata-NL who has voted in favor of the Merger Resolution at the EGM, abstained from voting, or who was not present or represented at the EGM, does not have a Withdrawal Right. Broker non-votes will be treated as abstentions for the purpose of determining whether a shareholder is eligible to exercise its Withdrawal Right.

IMPORTANT NOTE

Shareholders that voted against the Merger must consider separately whether to exercise their statutory Withdrawal Rights. An election to exercise the Withdrawal Right will restrict the shareholder’s ability to trade its Sensata-NL shares on the stock exchange. The cash compensation will be determined on the basis of the average closing price per Sensata-NL share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. A further explanation of the Merger, the Withdrawal Right and dividend withholding tax is given in the Merger Proposal, which can be found on the website of Sensata-NL (www.sensata.com). Instead of exercising the Withdrawal Right, shareholders not willing to become a shareholder of Sensata-UK may sell their Sensata-UK shares on the stock exchange at any time prior to the effective time of the Merger.

II    INFORMATION WITHDRAWING SHAREHOLDER

Name of the Withdrawing Shareholder:

Address of the Withdrawing Shareholder:

Number of Exit Shares for which the Withdrawal Right is exercised:

Details of bank account for payment of the cash compensation after effectuation of the Merger

Foreign

IBAN:

Name of Holder:

BIC Code:

Name of Bank:

City; Country:

US

ABA routing number:

Bank name:

Account number:

Name on account:
The Withdrawing Shareholder declares, states, confirms, undertakes and acknowledges the following:

(i)
The Withdrawing Shareholder is the current holder of the Exit Shares and the Exit Shares were held by the Withdrawing Shareholder on                   , which date served as the record date for the exercise of voting rights at the EGM (Record Date);

(ii)	At the EGM, the Withdrawing Shareholder voted on all the Exit Shares against the Merger Resolution;

(iii)
The Withdrawing Shareholder agrees and consents to Sensata-NL and its agents to undertake all appropriate actions necessary to (i) verify that the Withdrawing Shareholder has voted against the Merger Resolution and (ii) confirm the Withdrawing Shareholder’s ownership of Sensata-NL shares at the time of the Withdrawal Application and immediately prior the Merger becoming effective. The Withdrawing Shareholder hereby explicitly and irrevocably waives any and all rights that he/she may have to the confidential maintenance of his/her voting or share ownership records with respect to the Sensata-NL shares;

(iv)
The Withdrawing Shareholder has taken notice of the Merger Proposal, including paragraph 10, which describes the procedure for the exercise of the Withdrawal Right and the terms for determination and payment of the cash compensation;

(v)	The Withdrawing Shareholder agrees with the method for determining the cash compensation for the Exit Shares pursuant to article 41 of the articles of association of Sensata-NL; and

(vi)
The Withdrawing Shareholder will continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of the Exit Shares until the earlier of (i) the Merger becoming effective (as a result of which the Exit Shares will cease to exist) and (ii) such earlier date as Sensata-NL or Sensata-UK may publicly announce that the Merger will not be effectuated. This period is necessary to allow Sensata-NL to facilitate implementation of the intended legal effect of the Withdrawing Shareholders’ irrevocable application (i.e. that at the Merger, the Exit Shares will be exchanged for cash compensation in lieu of Sensata-UK shares).

III    VOTING AND SHARE OWNERSHIP EVIDENCE
Sensata-NL will use the information provided on this Withdrawal Application to verify your voting and share ownership records. These voting records will constitute conclusive evidence and no further information should be included in the Withdrawal Application. By submitting the Withdrawal Application, you give permission to Sensata-NL and its agents to access your voting and share ownership records in order to (i) verify that you have voted against the Merger Resolution and (ii) confirm your ownership of Sensata-NL shares at the time of the Withdrawal Application and immediately prior to the Effective Time. Furthermore, by submitting this Withdrawal Application, you specifically waive all applicable confidentiality or data privacy rights with respect to your voting and/or share ownership records pertaining to the Sensata-NL shares.
IV     SUBMISSION AND DUE DATE
A qualifying shareholder wishing to exercise the Withdrawal Right must submit this Withdrawal Application, duly completed and executed and with all required annexes to Sensata-NL no later than on                   , 2018  at the following address:
To:    Sensata Technologies Holding N.V.
Attn:
Email:
Any applications not fully and correctly received by Sensata-NL on or before                   , 2018 will be disregarded.

Signed on:

_______________________________
Name of the Withdrawing Shareholder:

_______________________________
If applicable: co-signature of the pledgee or the usufructuary if the Exit Shares are pledged or encumbered with a right of usufruct:

_______________________________
Name of the pledgee or usufructuary:

_______________________________

* * *

SCHEDULE 6
MERGER ACCOUNTS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
The articles of association of Sensata-UK, a public limited company organized under the laws of England and Wales, confers the power to provide an indemnity to its directors and officers under Article 112, which provides:
English companies may purchase directors and officers liability insurance as well as other types of insurance for their directors and officers. Article 113 of Sensata-UK’s articles of association provides:
In addition, the UK Companies Act 2006 (the “Companies Act”) includes certain indemnification provisions.
Section 232 of the Companies Act provides as follows:
232    PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1)
Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty, or breach of trust in relation to the company is void.

(2)
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty, or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a)section 233 (provision of insurance),

(b)section 234 (qualifying third party indemnity provision), or

(c)section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act provides as follows:
233    PROVISIONS OF INSURANCE
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
Section 234 of the Companies Act provides as follows:
234    QUALIFYING THIRD PARTY INDEMNITY PROVISION

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)
Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

(a)	any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director —

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment, or refusal of relief are to the final decision in the proceedings.

(5)For this purpose -

(a)a conviction, judgment, or refusal of relief becomes final —

(i)    if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The references in subsection (3)(b)(iii) to an application for relief is to an application for relief under —

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act provides as follows:
235    QUALIFYING PENSION SCHEME INDEMNITY PROVISION
(1)Section 232(2) (voidness of provision for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -

(a)any liability of the director to pay -

(i)a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)For this purpose -

(a)a conviction becomes final -

(i)if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)an appeal is disposed of -

(i)if it is determined and the period for bringing any further appeal has ended, or
(ii)if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act provides as follows:
239    RATIFICATION OF ACTS OF DIRECTORS

(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty, or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by the resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)
Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favor of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum, and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section -

(a)“conduct” includes acts and omissions;

(b)“director” includes a former director;

(c)a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects -

(a)the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)
This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act provides as follows:
1157    POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES
(1)If in proceedings for negligence, default, breach of duty, or breach of trust against -

(a)an officer of a company, or

(b)
a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty, or breach of trust -

(a)he may apply to the court for relief, and

(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty, or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In the case of Sensata-UK, references in the Companies Act to a “director” would also include certain officers.

Sensata-UK and Sensata-Netherlands have or will enter into deeds of indemnity and indemnification agreements, respectively, with each of its directors and executive officers that will indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination, or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company.
Sensata-UK will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse Sensata-UK for amounts that it may be required or permitted by law to pay directors or officers of Sensata-UK.

Item 21. Exhibits and Financial Statement Schedules
Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 22. Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(a)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)
That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Exhibit Index

Exhibit No.	Description

2.1*	Merger Proposal by the boards of directors of Sensata Technologies Holding N.V. and Sensata Technologies Holding plc (included in Annex A to the proxy statement/prospectus). (1)

3.1*	Form of Articles of Association of Sensata Technologies Holding plc (included in Schedule 3 to Annex A to the proxy statement/prospectus).

5.1*	Opinion of Clifford Chance LLP regarding the legality of securities being registered.

8.1**	Opinion of Foley Hoag LLP regarding certain U.S. federal income tax matters.

8.2*	Opinion of Loyens & Loeff N.V. regarding certain Dutch tax matters.

8.3*	Opinion of Clifford Chance LLP regarding certain UK tax matters.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Clifford Chance LLP (included in Exhibit 5.1 hereto).

23.3**	Consent of Foley Hoag LLP (included in Exhibit 8.1 hereto).

23.4*	Consent of Loyens & Loeff N.V. (included in Exhibit 8.2 hereto).

23.5*	Consent of Clifford Chance LLP (included in Exhibit 8.3 hereto).

24.1**	Powers of Attorney (included in signature page).

99.1**	Form of Proxy Card of Sensata Technologies Holding N.V.

*    Filed herewith
**    Previously filed
(1) Certain of the schedules to the Merger Proposal have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Sensata-UK hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, Commonwealth of Massachusetts on December 22, 2017.

Sensata Technologies Holding plc

By:	/s/ Martha Sullivan
Name: Martha Sullivan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martha Sullivan	President, Chief Executive Officer, Director and Authorized Representative in the United States	December 22, 2017
Martha Sullivan	(Principal Executive Officer)

/s/ Jeffrey Cote	Executive Vice President, Chief Financial Officer and Director	December 22, 2017
Jeffrey Cote	(Principal Financial Officer and Principal Accounting Officer)